Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

NEWS RELEASE

CONTACTS:

Actavis:

Investors:

Lisa DeFrancesco

VP Investor Relations

+1 (862) 261-7152

Media:

Charlie Mayr

Chief Communications Officer

+1 (862) 261-8030

Warner Chilcott:

Rochelle Fuhrmann

SVP, Finance

+1 (973) 442-3281

Kevin Crissey

Director, Investor Relations

+1 (973) 907-7084

Actavis to Acquire Warner Chilcott to Create Premier $11 Billion Revenue Global Specialty Pharmaceutical Company

- Top 3 U.S. ~$3.0 Billion Revenue Specialty Brand Business -

- Expands Portfolio and Pipeline in Core Areas of Women’s Health and Urology -

- Adds Gastroenterology and Dermatology Franchises and Infrastructure -

- Stronger Commercial Presence to Support Expanded Brand Pipeline -

- Immediately Accretive With Opportunities for Substantial Operational Synergies and Tax Savings -

- Combination Expected to Generate Strong EBITDA and Cash from Operations -

- All Stock Transaction Further Enables Rapid Deleveraging -

- Anticipate Closing by Year End 2013, Pending Approvals -

PARSIPPANY, N.J. and DUBLIN, IRELAND – May 20, 2013 – Actavis, Inc. (NYSE: ACT) and Warner Chilcott plc (NASDAQ: WCRX) today announced they have entered into a definitive agreement under which Actavis will acquire Warner Chilcott plc in a stock-for-stock transaction valued at approximately $8.5 billion. If successfully completed, the transaction will create a leading global specialty pharmaceutical company with approximately $11 billion in combined annual revenue, and the third-largest U.S. specialty pharmaceutical company with approximately $3 billion in annual revenues focused on core therapeutic categories of Women’s Health, Gastroenterology, Urology and Dermatology. The proposed transaction has been unanimously approved by the Boards of Directors of Actavis, Inc. and Warner Chilcott plc, and is supported by the management teams of both companies.

“We have set as our strategic corporate objective to build a leading global specialty pharmaceutical company,” said Paul Bisaro, President and CEO of Actavis. “The combination of Actavis and Warner Chilcott creates a strong specialty brand portfolio focused in therapeutic categories with strong growth potential, and is supported by a deep pipeline of development programs. The combination is commercially and financially compelling, and reshapes the specialty pharmaceutical universe by creating a powerful global competitor. It creates a company with an exceptionally strong balance sheet, coupled with a favorable tax structure to support future growth.

“Commercially, this transaction is unique in the combination of the complementary strengths of our two companies,” Bisaro added. “The combination will enhance the value of each company’s portfolio and provides a substantial foundation to support the successful launch of new products over the next several years, particularly in Women’s Health, including Minastrin 24 Fe, Esmya, metronidazole vaginal gel 1.5%, the progestin-only contraceptive patch and other women’s health products in development from the recent acquisition of Uteron Pharma SA. It also provides an expanded portfolio of specialty products that have the potential to be commercialized in key markets outside of North America.”

“The Warner Chilcott team has built a powerful specialty brands business with a strong pipeline, and this compelling transaction brings together two complementary organizations with the potential to create even more value for shareholders,” said Roger Boissonneault, President and

CEO of Warner Chilcott. “Paul Bisaro and his team have been executing on their vision to build a global and diverse company at the forefront of the specialty pharmaceutical industry, and the addition of Warner Chilcott should enhance the ability of the combined company to successfully execute that vision, and accelerate Actavis’ evolution.”

At the close of the transaction (the “Effective Date”), which is expected by year-end 2013, Actavis and Warner Chilcott will be combined under a new company incorporated in Ireland, where Warner Chilcott is currently incorporated. The newly created company, which is expected to be called Actavis plc, or a variant thereof (“New Actavis”), will be led by the current Actavis leadership team.

Under the terms of the Transaction Agreement, at closing Warner Chilcott shareholders will receive 0.160 shares of New Actavis for each Warner Chilcott share they own, which equates to a value of $20.08 per Warner Chilcott share based on Actavis’ closing share price of $125.50 on May 17, 2013. This represents a 43 per cent premium compared to Warner Chilcott’s volume-weighted average trading price of $14.00 for the 30 trading day period ending on May 9, 2013 (the day before Warner Chilcott disclosed it was engaged in preliminary discussions with Actavis) and a 34 per cent premium to the Warner Chilcott closing share price on May 9, 2013 of $15.01. Based on the closing prices of Actavis shares and Warner Chilcott shares on May 9, 2013 of $106.81 and $15.01 each respectively, the value of the consideration payable per Warner Chilcott share would be $17.09 which would represent a premium of 14 per cent over the Warner Chilcott closing share price on such date.

The transaction is expected to be tax-free, for U.S. federal income tax purposes, to Warner Chilcott shareholders. Actavis shareholders will receive one share of New Actavis for each Actavis share they own upon closing. The transaction will be taxable, for U.S. federal income tax purposes, to Actavis shareholders.

Immediately after the close of the transaction, Warner Chilcott shareholders are expected to own approximately 23 per cent of New Actavis. Shares of New Actavis are expected to trade on the New York Stock Exchange under the ticker symbol ACT.

Expanded Specialty Portfolio in Four Therapeutic Categories

•	The combined company will have a stronger foundation to market a complementary product portfolio in key specialty areas:

•	In Women’s Health, with eight products including contraceptives, infertility treatments and hormone therapy products;

•	In Urology, with six marketed products for treatment of overactive bladder, testosterone replacement, prostate cancer and benign prostatic hyperplasia (BPH);

•	In Gastroenterology, with two marketed products for the treatment of ulcerative colitis;

•	In Dermatology, with one marketed product and the expected commercial launch of a newly approved product in July 2013; and

•	A R&D portfolio of more than 25 products in various stages of development, including 15 candidates in Women’s Health.

•	The combined company will have the ability to grow through additional in-licensing opportunities within its key therapeutic categories.

•	The combination will also provide the opportunity to introduce a broader portfolio of new products in Actavis’ expanded global footprint.

Financially Compelling

•	The Directors of Actavis and Warner Chilcott believe that the combined company will have annual revenues of approximately $11 billion.

•

The combination of Actavis and Warner Chilcott will result in Specialty Brand sales comprising approximately 25 per cent of total combined company 2013 revenues, when compared to approximately 7 per cent for standalone Actavis.

•	The transaction is expected to be more than 30 per cent accretive to Actavis non-GAAP earnings per share in 2014, including anticipated synergies[1].

•

More than $400 million in after-tax operational synergies and related cost reductions, and tax savings are anticipated[2]. The majority of savings are expected to be realized in 2014, with full effect during 2015. The majority of these are operational and this estimate excludes any revenue, manufacturing or interest rate synergies or savings[3].

1.	The synergy and earning enhancement statements should not be construed as a profit forecast or interpreted to mean that New Actavis’ earnings in the first full year following the Acquisition, or in any subsequent period, would necessarily match or be greater than or be less than those of Actavis and / or Warner Chilcott for the relevant financial period or any other period.
2.	The bases and assumptions for these synergy numbers are set out in Appendix 1 of the Rule 2.5 announcement. The synergies have been reported in accordance with Rule 19.3(b) of the Irish Takeover Rules.
3.	As footnote 1 above.

•	The combination is expected to generate strong operating cash flow which would further enable the combined company to rapidly delever the balance sheet to below 3.0x debt to adjusted EBITDA at close.

Transaction Approval Process

The acquisition of Warner Chilcott by New Actavis will be effected by means of a “scheme of arrangement” under Irish law pursuant to which New Actavis will acquire all of the outstanding shares of Warner Chilcott from Warner Chilcott shareholders in exchange for shares to be issued by New Actavis (the “Acquisition”). The Acquisition will be subject to the terms and conditions to be set forth in the scheme of arrangement document to be delivered to Warner Chilcott shareholders.

To become effective, the scheme of arrangement will require, among other things, the approval of a majority in number of Warner Chilcott shareholders, present and voting either in person or by proxy at a special Warner Chilcott shareholder meeting, representing 75 per cent or more in value of Warner Chilcott shares held by such holders. Following the requisite Warner Chilcott shareholder approval being obtained, the sanction of the Irish High Court is also required.

In addition, the transaction must be approved in a special meeting by shareholders holding a majority of the outstanding Actavis common shares. The transaction, which is unanimously recommended by the Boards of Directors of both companies, is also subject to receipt of certain regulatory approvals and certain other conditions, as more particularly set out in Appendix III of this announcement.

Conference Call

Actavis and Warner Chilcott will host a conference call to discuss the transaction today at 8:00 AM EST. The number to call from within the United States is 877-251-7980, passcode 73978818. From international locations, the conference call can be accessed by 706-643-1573 using the same passcode. The call will also be webcast and can be accessed through the companies’ web sites at www.wcrx.com and www.actavis.com. To access the slides go to Actavis’ Investor Relations Web site at http://ir.actavis.com, or directly at http://www.videonewswire.com/event.asp?id=94188. A replay of the conference call will also be available by calling 800-585-8367 in the U.S. or 404-537-3406 outside of the U.S., passcode 73978818.

About Actavis, Inc.

Actavis, Inc. (NYSE: ACT) is a global, integrated specialty pharmaceutical company focused on developing, manufacturing and distributing generic, brand and biosimilar products. Actavis has global headquarters in Parsippany, New Jersey, USA.

Operating as Actavis Pharma, Actavis develops, manufactures and markets generic, branded generic, legacy brands and Over-the-Counter (OTC) products in more than 60 countries. Actavis Specialty Brands is Actavis’ global branded specialty pharmaceutical business focused in the Urology and Women’s Health therapeutic categories. Actavis Specialty Brands also has a portfolio of 5 biosimilar products in development in Women’s Health and Oncology. Actavis Global Operations has more than 30 manufacturing and distribution facilities around the world, and includes Anda, Inc., a U.S. pharmaceutical product distributor.

For press release and other company information, visit Actavis’ Web site at www.actavis.com.

About Warner Chilcott

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, urology and dermatology segments of the branded pharmaceuticals market, primarily in North America. Warner Chilcott is a fully integrated company with internal resources dedicated to the development, manufacture and promotion of its products.

About New Actavis

New Actavis is a private limited company incorporated in Ireland solely for the purpose of effecting the transaction. Prior to the Effective Date, New Actavis will be converted, pursuant to the Irish Companies Acts, to a public limited company. To date, New Actavis has not conducted any activities other than those incidental to its formation and the execution of the Transaction Agreement.

At closing under the Transaction Agreement, New Actavis will acquire, pursuant to a “scheme of arrangement” under Irish law, all of the outstanding shares of Warner Chilcott in exchange for shares to be issued by New Actavis. Warner Chilcott shareholders will receive 0.160 shares of New Actavis for each Warner Chilcott share they own.

Simultaneously with and conditioned on the concurrent consummation of the Acquisition, a wholly owned indirect subsidiary of New Actavis will merge with and into Actavis, as a result of which the separate corporate existence of the wholly-owned subsidiary will cease and Actavis will continue as the surviving corporation. At the Effective Date, all Actavis common shares will be cancelled and will automatically be converted into the right to receive shares of New Actavis on a one-for-one basis.

At and as of the Effective Date, it is expected that New Actavis will be a publicly traded company listed on the NYSE under the ticker symbol ACT.

ENQUIRIES

Actavis

Lisa DeFrancesco, Global Investor Relations	+1 (862) 261-7152
Charles Mayr, Chief Communications Officer	+1 (862) 261-8030

Bank of America Merrill Lynch (financial advisor to Actavis and New Actavis)

Chris Seiter	+1(646) 855 -5000
Ivan Farman	+1 (646) 855 -5000
Peter Bell	+44 (20) 7996 1000
Geoff Iles	+44 (20) 7996 1000

Greenhill & Co. (financial advisor to Actavis and New Actavis)

UK & Ireland
Rupert Hill	+ 44 (20) 7198 7400
Pieter-Jan Bouten	+44 (20) 7198 7400

North America
Ashish Contractor	+1 (212) 389-1500
Jeff Wasserstein	+1 (212) 389-1500

Warner Chilcott
Rochelle Fuhrmann, SVP, Finance	+1 (973) 442-3281
Kevin Crissey, Director, Investor Relations	+1 (973) 907-7084

Deutsche Bank (financial advisor to Warner Chilcott)
North America	+1 (212) 250-2500
David Levin
Jason Haas

UK & Ireland	+44 (207) 545-8000
James Arculus
James Maizels

Important Information For Investors and Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. New Actavis will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, each of Actavis and Warner Chilcott will file with the SEC a proxy statement and each of New Actavis, Actavis and Warner Chilcott will file with the SEC other documents with respect to the proposed transaction. In addition, a definitive proxy statement/prospectus will be mailed to shareholders of Actavis and Warner Chilcott. INVESTORS AND SECURITY HOLDERS OF ACTAVIS AND WARNER CHILCOTT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC by New Actavis, Actavis and Warner Chilcott through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by New Actavis and Actavis will be available free of charge on Actavis’ internet website at www.actavis.com or by contacting Actavis’ Investor Relations Department at (862) 261-7488. Copies of the documents filed with the SEC by Warner Chilcott will be available free of charge on Warner Chilcott’s internet website at www.wcrx.com or by contacting Warner Chilcott’s Investor Relations Department at (973) 442-3200.

Actavis, Warner Chilcott, their respective directors and certain of their executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Warner Chilcott is set forth in its Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 22, 2013, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which was filed with the SEC on May 10, 2013, its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on April 5, 2013, and certain of its Current Reports on Form 8-K, which were filed with the SEC on May 2, 2013 and May 8, 2013. Information about the directors and executive officers of Actavis is set forth in its Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 28, 2013, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which was filed with the SEC on May 7, 2013, its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on March 29, 2013, and certain of its Current Reports on Form 8-K, which were filed with the SEC on January 29, 2013 and May 13, 2013. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Actavis Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this communication that refer to Actavis’ estimated or anticipated future results, including estimated synergies, or other nonhistorical facts are forward-looking statements that reflect Actavis’ current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. It is important to note that Actavis’ goals and expectations are not predictions of actual performance. Actual results may differ materially from Actavis’ current expectations depending upon a number of factors affecting Actavis’ business, Warner Chilcott’s business and risks associated with acquisition transactions. These factors include, among others, the inherent uncertainty associated with financial projections; restructuring in connection with, and successful close of, the Warner Chilcott acquisition; subsequent integration of the Warner Chilcott acquisition and the ability to recognize the anticipated synergies and benefits of the Warner Chilcott acquisition; the receipt of required regulatory approvals for the transaction (including the approval of antitrust authorities necessary to complete the acquisition); the anticipated size of the markets and continued demand for Actavis’ and Warner Chilcott’s products; the impact of competitive products and pricing; access to available financing (including financing for the acquisition or refinancing of Actavis or Warner Chilcott debt) on a timely basis and on reasonable terms; maintaining a position in the Standard & Poor’s 500; the risks of fluctuations in foreign currency exchange rates; the risks and uncertainties normally incident to the pharmaceutical industry, including product liability claims and the availability of product liability insurance on reasonable terms; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; market acceptance of and continued demand for Actavis’ and Warner Chilcott’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Actavis’ and Warner Chilcott’s facilities, products and/or businesses; changes in the laws and regulations, affecting among other things, pricing and reimbursement of pharmaceutical products; changes in tax laws or interpretations that could increase Actavis’ consolidated tax liabilities; the loss of key senior management or scientific staff; and such other risks and uncertainties detailed in Actavis’ periodic public filings with the Securities and Exchange Commission, including but not limited to Actavis’ Annual Report on form 10-K for the year ended December 31, 2012 and from time to time in Actavis’ other investor communications. Except as expressly required by law, Actavis disclaims any intent or obligation to update or revise these forward-looking statements.

Warner Chilcott Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements, including statements concerning the proposed transaction with Actavis, our industry, our operations, our anticipated financial performance and financial condition and our business plans, growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: the timing to consummate the proposed transaction with Actavis; the risk that a condition to closing of the proposed transaction with Actavis may not be satisfied; the risk that a regulatory approval that may be required for the proposed transaction with Actavis is delayed, is not obtained or is obtained subject to conditions that are not anticipated; New Actavis’ ability to achieve the synergies and value creation contemplated by the proposed acquisition; New Actavis’ ability to promptly and effectively integrate Actavis’ and Warner Chilcott’s businesses; the diversion of management time on transaction-related issues; our substantial indebtedness, including increases in the LIBOR rates on our variable-rate indebtedness above the applicable floor amounts; competitive factors and market conditions in the industry in which we operate, including the approval and introduction of generic or branded products that compete with our products; our ability to protect our intellectual property; a delay in qualifying any of our manufacturing facilities that produce our products, production or regulatory problems with either our own manufacturing facilities or those of third party manufacturers, packagers or API suppliers upon whom we may rely for some of our products or other disruptions within our supply chain; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems and regulatory reforms, and the continued consolidation of the distribution network through which we sell our products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; government regulation, including U.S. and foreign health care reform, affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; adverse outcomes in our outstanding litigation, regulatory investigations or arbitration matters or an increase in the number of such matters to which we are subject; the loss of key senior management or scientific staff; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; and the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2012, and from time-to-time in our other investor communications. We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Statement Required by the Irish Takeover Rules

The directors of Actavis accept responsibility for the information contained in this announcement other than that relating to Warner Chilcott and its Associates and the directors of Warner Chilcott and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Actavis (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of Warner Chilcott accept responsibility for the information contained in this announcement relating to Warner Chilcott and its Associates and the directors of Warner Chilcott and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Warner Chilcott (who have taken all reasonable care to ensure such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Bank of America Merrill Lynch and Greenhill are acting as joint financial advisers to Actavis and New Actavis and no one else in connection with the Acquisition and will not be responsible to anyone other than Actavis and New Actavis for providing the protections afforded to clients of Bank of America Merrill Lynch and Greenhill or for providing advice in relation to the acquisition of Warner Chilcott, the contents of this announcement or any transaction or arrangement referred to herein.

Deutsche Bank Securities Inc. is acting exclusively for Warner Chilcott as financial advisor and is not acting as financial advisor to anyone else in connection with the matters referred to in this announcement and will not be responsible to anyone other than Warner Chilcott in connection therewith for providing advice in relation to the matters referred to in this announcement. Deutsche Bank Securities Inc. has delegated certain of its financial advisory functions and responsibilities to Deutsche Bank AG, acting through its London branch. Deutsche Bank AG, acting through its London branch is performing such delegated functions and responsibilities exclusively for Warner Chilcott and is not acting as a financial adviser for any other person in connection with the matters referred to in this announcement and will not be responsible to any such other person for providing advice in relation to the matters referred to in this announcement. Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin – Federal Financial Supervisory Authority) and authorised and subject to limited regulation by the Financial Conduct Authority. Details about the extent of Deutsche Bank AG’s authorization and regulation by the Financial Conduct Authority are available on request.

Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules 2007, as amended (the “Irish Takeover Rules”), if any person is, or becomes, ‘interested’ (directly or indirectly) in, 1% or more of any class of ‘relevant securities’ of Warner Chilcott or Actavis, all ‘dealings’ in any ‘relevant securities’ of Warner Chilcott or Actavis (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not later than 3:30 pm (Irish time) on the business day following the date of the relevant transaction. This requirement will continue until the date on which the Scheme becomes effective or on which the ‘offer period’ otherwise ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of Warner Chilcott or Actavis, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all ‘dealings’ in ‘relevant securities’ of Warner Chilcott by Actavis or ‘relevant securities’ of Actavis by Warner Chilcott, or by any of their respective ‘associates’ must also be disclosed by no later than 12 noon (Irish time) on the ‘business’ day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

‘Interests in securities’ arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can also be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.

No Profit Forecast / Asset Valuations

No statement in this announcement is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Actavis or Warner Chilcott or New Actavis as appropriate. No statement in this announcement constitutes an asset valuation.

General

This summary should be read in conjunction with the full text of this announcement. Appendix I to the Rule 2.5 announcement contains further details of the sources of information and bases of calculations set out in this announcement; Appendix II to the Rule 2.5 announcement contains definitions of certain expressions used in this summary and in this announcement; Appendix III to the Rule 2.5 announcement contains the Conditions of the Acquisition and the

Scheme; Appendix IV sets out the report from PricewaterhouseCoopers , Appendix V to the Rule 2.5 announcement contains the report from Greenhill & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in respect of certain merger benefit statements made in this announcement and Appendix VI to this announcement sets out the Transaction Agreement.

The release, publication or distribution of this announcement in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this announcement and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the proposed Acquisition disclaim any responsibility or liability for the violations of any such restrictions by any person.

Any response in relation to the Acquisition should be made only on the basis of the information contained in the Scheme Circular or any document by which the Acquisition and the Scheme are made. Actavis Shareholders and Warner Chilcott Shareholders are advised to read carefully the formal documentation in relation to the proposed transaction once the Scheme Circular has been dispatched.

Pursuant to Rule 2.6(c) of the Irish Takeover Rules, this announcement will be available to Actavis employees on Actavis’ website (www.actavis.com) and Warner Chilcott employees on Warner Chilcott’s website (www.wcrx.com).

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

For immediate release

20 May 2013

RECOMMENDED ALL SHARE OFFER

ACTAVIS TO ACQUIRE WARNER CHILCOTT TO FORM NEW ACTAVIS

1.	Introduction

The Boards of Actavis and Warner Chilcott announced today that they have reached agreement on the terms of a recommended all share acquisition of Warner Chilcott in a transaction valued at approximately $8.5 billion. The Acquisition will be effected by means of a scheme of arrangement under section 201 of the Act. Under the terms of the Transaction, each of Actavis and Warner Chilcott will become a wholly owned subsidiary of a new holding company incorporated in Ireland that will be named Actavis plc or a variant thereof. The Acquisition is subject to the Conditions set out in Appendix III to this announcement and which will also be set out in the Scheme Circular.

2.	Consideration

Under the terms of the Transaction Agreement, which has been approved by the boards of directors of both Actavis and Warner Chilcott, Warner Chilcott Shareholders will receive 0.160 New Actavis Shares for each Warner Chilcott Share they hold upon closing of the Acquisition. Actavis Shareholders will also become shareholders of New Actavis and receive one New Actavis Share for each Actavis Share that they hold upon closing of the Acquisition.

The Transaction values each Warner Chilcott share at $20.08 based on Actavis’ closing share price on 17 May 2013, which represents a premium of approximately 43 per cent. compared to Warner Chilcott’s $14.00 volume-weighted average trading price for the 30 trading day period ending 9 May 2013, the last trading day prior to the announcement by Warner Chilcott that Warner Chilcott was in discussions with Actavis and a 34 per cent premium to the Warner Chilcott closing share price on May 9, 2013 of $15.01. Based on the closing prices of Actavis shares and Warner Chilcott shares on May 9, 2013 of $106.81 and $15.01 each respectively, the value of the consideration payable per Warner Chilcott share would be $17.09 which would represent a premium of 14 per cent over the Warner Chilcott closing share price on such date. The transaction values the entire issued and to be issued share capital of Warner Chilcott at approximately $5.1 billion based on Actavis’ closing share price on May 17, 2013.

It is expected that, immediately after the closing of the Transaction, the Warner Chilcott Shareholders will own approximately 23 per cent of New Actavis on a fully diluted basis. The Transaction is expected to be tax-free, for U.S. federal income tax purposes, to Warner Chilcott Shareholders. The Transaction will be taxable, for U.S. federal income tax purposes, to Actavis Shareholders.

3.	Warner Chilcott Background to and Reasons for Recommending the Acquisition

As part of the ongoing evaluation of Warner Chilcott’s business, members of Warner Chilcott’s senior management and Warner Chilcott’s Board of Directors periodically review and assess the company’s operations and financial performance, industry conditions and related regulatory developments as they may each impact the company’s long-term strategic goals and plans, including a review of potential opportunities for business combinations, acquisitions, and other financial and strategic alternatives.

In early 2012, Warner Chilcott initiated a process to explore a broad range of strategic alternatives to enhance shareholder value, and engaged in preliminary discussions with potential offerors, including Actavis. However, this process did not result in any business combination transaction; rather, in August 2012, Warner Chilcott announced a number of strategic initiatives intended to enhance shareholder value, namely a special dividend transaction pursuant to which Warner Chilcott declared a special cash dividend, the adoption of a new dividend policy, and the renewal of its share redemption program.

On 3 May 2013, a representative of Actavis approached Warner Chilcott to discuss a possible business combination transaction. Over the following weeks, senior management of Warner Chilcott and Actavis had a series of meetings regarding the possibility of an acquisition of Warner Chilcott by Actavis and the possible terms of such a transaction. In connection with a possible transaction, Warner Chilcott retained Deutsche Bank as its financial advisor and Davis Polk & Wardwell LLP and Arthur Cox as its legal advisors. During this period, the Board of Warner Chilcott met, together with Warner Chilcott’s senior management and financial and legal advisors, on various occasions to consider the merits of a potential transaction with Actavis and to review the status of the discussions and negotiations between the parties. On 10 May 2013, further to media speculation, the Warner Chilcott Board confirmed publicly that Warner Chilcott was engaged in preliminary discussions with Actavis regarding a potential business combination transaction.

On 19 May 2013, the Board of Warner Chilcott met, together with Warner Chilcott’s senior management and financial and legal advisors, to consider proposed terms and drafts of definitive documentation for a proposed acquisition of Warner Chilcott by Actavis. At this meeting, Warner Chilcott’s Board of Directors unanimously determined that it was fair and reasonable and in the best interests of Warner Chilcott and its shareholders for Warner Chilcott to enter into the Transaction Agreement and to consummate the Scheme and the other transactions and arrangements contemplated by the Transaction Agreement. In reaching its determination to approve the Acquisition, the Warner Chilcott Board consulted with and received advice and reports from management and its financial and legal advisors, and drew on its knowledge of Warner Chilcott’s business, assets, financial position, operating results, historical and current trading and the opportunities and challenges in its businesses, as well as information relating to Actavis. After giving consideration to these and a variety of other factors and risks, the Warner Chilcott Board unanimously determined to recommend that Warner Chilcott shareholders vote in favour of the Acquisition and the Scheme.

4.	Warner Chilcott Recommendation

The Board of Warner Chilcott, which has been so advised by Deutsche Bank, considers the terms of the Acquisition to be fair and reasonable. In providing its advice, Deutsche Bank has taken into account the commercial assessments of the Board of Warner Chilcott. Deutsche Bank is providing independent financial advice for the purposes of Rule 3 of the Irish Takeover Rules. Accordingly, the Board of Warner Chilcott unanimously recommends to Warner Chilcott Shareholders to vote in favour of the Acquisition and the Scheme, as the directors of Warner Chilcott who are Warner Chilcott Shareholders intend to do in respect of their own beneficial holdings.

5.	Actavis Background to and Reasons for the Acquisition

If successfully completed, the Transaction will create a leading global specialty pharmaceutical company with approximately $11 billion in combined annual revenues and the third-largest US specialty pharmaceutical company with approximately $3 billion in annual revenues focused on the core therapeutic categories of women’s health, urology, gastroenterology and dermatology. The Transaction achieves the Actavis strategic goal to build a multi-billion dollar specialty brands business.

The combined company will have a stronger foundation to market a complementary product portfolio in the following key specialty areas:

•	in women’s health, with eight products including contraceptives, infertility treatments and hormone therapy products;

•	in urology, with six marketed products for treatment of overactive bladder, testosterone replacement, prostate cancer and benign prostatic hyperplasia (“BPH”);

•	in gastroenterology, with two marketed products for the treatment of ulcerative colitis;

•	in dermatology, with one marketed product and the expected launch or a newly approved product in July 2013; and

•	a R&D portfolio of more than 25 products in various stages of development, including 15 candidates in women’s health.

The combined company will have the ability to grow through additional in-licensing opportunities within its key therapeutic categories, and the combination will also provide the opportunity to introduce a broader portfolio of new products in Actavis’ expanded global footprint. The combination of Warner Chilcott and Actavis will result in specialty brand sales comprising approximately 25 per cent. of total combined company when compared to approximately 7 per cent. for standalone Actavis.

The Board of Actavis believes that the combination will also be financially compelling. The Transaction is expected to be more than 30 per cent. accretive to Actavis non-GAAP earnings per share in 2014, including anticipated synergies4. Actavis anticipates that the Acquisition will provide after tax operational synergies and related cost reductions and tax savings of more than $400 million5. The majority of savings are expected to be realised in 2014, with full effect during 2015. The majority of these are operational, and this estimate excludes any revenue, manufacturing or interest rate synergies or savings. The combination is expected to generate strong operating cash flow which would further enable the combined company to rapidly de-lever the balance sheet to below 3.0x debt to adjusted EBITDA at the closing of the Transaction. Furthermore, it is expected that the enlarged business will have an enhanced credit profile.

The combined company is expected to have a tax rate of approximately 17 per cent.

4.	The synergy and earnings enhancement statements should not be construed as a profit forecast or interpreted to mean that New Actavis’ earnings in the first full year following the Acquisition, or in any subsequent period, would necessarily match or be greater than or be less than those of Actavis and / or Warner Chilcott for the relevant financial period or any other period.
5.	The bases and assumptions for these synergy numbers are set out in Appendix 1 of this announcement. The synergies have been reported in accordance with Rule 19.3(b) of the Irish Takeover Rules.

The proposed Transaction has been unanimously approved by the Board of Actavis and the Board of Warner Chilcott, and is supported by the management teams of both companies. The management of Actavis will lead the combined business.

6.	The Acquisition and the Scheme

The Acquisition will be effected by way of a scheme of arrangement pursuant to Irish law. Under the Scheme (which will be subject to the Conditions set out in Appendix III to this announcement and which will also be set out in the Scheme Circular) Warner Chilcott Shareholders will receive the Consideration in return for the cancellation of the Cancellation Shares.

The Scheme of Arrangement is an arrangement made between Warner Chilcott and Warner Chilcott Shareholders under section 201 of the Act and is subject to the approval of the Irish High Court. If the Scheme becomes effective, all Cancellation Shares will be cancelled pursuant to sections 72 and 74 of the Act in accordance with the terms of the Scheme. Warner Chilcott will then issue new Warner Chilcott Shares to New Actavis in place of the Cancellation Shares cancelled pursuant to the Scheme and New Actavis will issue the Consideration for the Acquisition to former Warner Chilcott Shareholders. As a result of these arrangements, Warner Chilcott will become a wholly owned subsidiary of New Actavis.

To become effective, the Scheme requires, amongst other things, the approval at the Court Meeting of a majority in number of Warner Chilcott Shareholders, present and voting either in person or by proxy, representing three-fourths (75 per cent.) or more in value of the Warner Chilcott Shares held by such shareholders, as well as the approval by Warner Chilcott Shareholders of resolutions relating to the implementation of the Scheme at an EGM to be held directly after the Court Meeting.

Assuming the necessary approvals from the Warner Chilcott Shareholders have been obtained and all other conditions have been satisfied or (where applicable) waived, the Scheme will become effective upon delivery to the Registrar of Companies of a copy of the Court Order of the High Court sanctioning the Scheme together with the minute required by section 75 of the Act confirming the capital reduction and registration of the Court Order and minute by the Registrar of Companies. Upon the Scheme becoming effective, it will be binding on all Warner Chilcott Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the EGM.

The Acquisition is conditional on the Scheme becoming effective. The Conditions to the Acquisition and the Scheme are set out in full in Appendix III to this announcement. The implementation of the Scheme is conditional, amongst other things, upon:

•	the approval of the Transaction Agreement by Actavis Shareholders holding over 50 per cent. of the outstanding voting shares of Actavis in a special shareholder meeting;

•	the approval by the Warner Chilcott Shareholders and the sanction by the Irish High Court of the Scheme;

•	the approval for listing (subject only to certain standard conditions) of the New Actavis Shares;

•	all applicable waiting periods under the HSR Act having expired or having been terminated, in each case in connection with the Acquisition;

•

all required regulatory clearances having been obtained and remaining in full force and effect and applicable waiting periods having expired, lapsed or terminated (as appropriate), in each case in connection with the Acquisition, under relevant antitrust, competition or foreign investment laws;

•	no injunction, restraint or prohibition by any court of competent jurisdiction which prohibits consummation of the Acquisition having been entered and which is continuing to be in effect;

•	the Scheme Circular having become effective under the Securities Act and not being the subject of any stop order or proceedings seeking any stop order;

•	subject, as appropriate, to the consent of the Panel, the accuracy of a party’s representations and warranties except generally as would not have a material adverse effect on such party; and

•	subject, as appropriate, to the consent of the Panel, the performance by a party of certain of its obligations under the Transaction Agreement in all material respects.

The Scheme Circular, containing further information relating to the implementation of the Acquisition, the full terms and Conditions of the Scheme, and the notices of the Court Meeting to be convened by direction of the High Court, the separate Warner Chilcott Extraordinary General Meeting required to approve the Scheme and related resolutions and information relating to the convening of the Actavis Special Meeting will be posted as soon as reasonably practicable after the date of this announcement to Actavis Shareholders and to Warner Chilcott Shareholders.

The Scheme Circular will contain important information about the merger of a wholly owned indirect subsidiary of New Actavis with and into Actavis (with Actavis as the surviving corporation), the Acquisition (including the Scheme), the Transaction Agreement, the Actavis Special Meeting, the Court Meeting and the Warner Chilcott Extraordinary General Meeting. The Scheme Circular will also be a part of the Form S-4 filed with the SEC in order to register the New Actavis Shares pursuant to the Securities Act. Upon a declaration of effectiveness by the SEC, the Scheme Circular will constitute a prospectus of New Actavis.

7.	Rule 30.2 Derogation

Rule 30.2(a) of the Irish Takeover Rules requires that, except with the consent of the Panel, and subject to Rule 2.7 of the Irish Takeover Rules, Warner Chilcott must dispatch the Scheme Circular to Warner Chilcott Shareholders within 28 days of the announcement of a firm intention to make an offer, being this announcement.

On 17 May 2013 the Panel agreed to grant the parties a derogation from Rule 30.2(a), with the result that the Scheme Circular may not be dispatched to Warner Chilcott Shareholders for a number of months after the announcement of a firm intention to make the Offer.

There is a requirement to file a Form S-4 Registration Statement (the “Form S-4”) with the SEC in connection with the Transaction. The Form S-4 will contain the Scheme Circular. The preparation of the Form S-4 may take more than 28 days. Also, the SEC may elect to review the Form S-4 prior to declaring it effective. This review process may take 60 days or more to complete. Under SEC rules, the Scheme Circular cannot be dispatched to Warner Chilcott Shareholders until the Form S-4 is declared effective by the SEC. The Panel granted the derogation on the basis that the Scheme Circular cannot be dispatched until the Form S-4 is declared effective by the SEC. The Scheme Circular will be dispatched to Warner Chilcott Shareholders as soon as practicable after the Form S-4 is declared effective.

8.	Merger Benefit Statement

Actavis anticipates that the Acquisition will provide after tax operational synergies and related cost reductions and tax savings of more than $400 million6. The majority of savings are expected to be realised in 2014, with full effect during 2015. The majority of these are operational, and this estimate excludes any revenue, manufacturing or interest rate synergies or savings.

Subject to the Scheme becoming effective, Warner Chilcott Shareholders will be able to share in the synergies resulting from the Acquisition by means of the Consideration they will receive.

There are various material assumptions underlying the synergies estimate which may result in the synergies being materially greater or less than estimated. The estimate of synergies should therefore be read in conjunction with the key assumptions underlying the estimates.

The synergy statements should not be construed as a profit forecast or interpreted to mean that New Actavis’ earnings in the first full year following the Acquisition, or in any subsequent period, would necessarily match or be greater than or be less than those of Actavis and/or Warner Chilcott for the relevant preceding financial period or any other period.

The estimate of synergies set out in this announcement has been reported on for the purposes of Rule 19.3(b)(ii) of the Takeover Rules by (i) PricewaterhouseCoopers LLP; (ii) Greenhill & Co.; and (iii) Bank of America Merrill Lynch. Copies of their respective reports are included in Appendix IV and Appendix V to this announcement. Each of PricewaterhouseCoopers LLP, Greenhill & Co. and Bank of America Merrill Lynch has given and not withdrawn its consent to the issue of this announcement with the inclusion of its report.

9.	About Actavis

Actavis (NYSE: ACT) is a global, integrated specialty pharmaceutical company focused on developing, manufacturing and distributing generic, brand and biosimilar products. Actavis has global headquarters in Parsippany, New Jersey, USA.

Operating as Actavis Pharma, Actavis develops, manufactures and markets generic, branded generic, legacy brands and Over-the-Counter (OTC) products in more than 60 countries. Actavis Specialty Brands is Actavis’ global branded specialty pharmaceutical business focused in the urology and women’s health therapeutic categories. Actavis Specialty Brands also has a portfolio of 5 biosimilar products in development in women’s health and oncology. Actavis Global Operations has more than 30 manufacturing and distribution facilities around the world, and includes Anda, Inc., a U.S. pharmaceutical product distributor.

For press release and other company information, visit Actavis’ web site at www.actavis.com.

6.	The bases and assumptions for these synergy numbers are set out in Appendix 1 of this announcement. The synergies have been reported in accordance with Rule 19.3(b) of the Irish Takeover Rules.

10.	About Warner Chilcott

Warner Chilcott (NASDAQ: WCRX) is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, urology and dermatology segments of the branded pharmaceuticals market, primarily in North America. Warner Chilcott is a fully integrated company with internal resources dedicated to the development, manufacture and promotion of its products. Warner Chilcott’s franchises are comprised of complementary portfolios of established branded and development-stage products that Warner Chilcott actively manages throughout their life cycles. Multiple products make up Warner Chilcott’s existing sales base and several of these provide opportunities for future growth.

11.	About New Actavis

New Actavis is a private limited company incorporated in Ireland that was formed solely for the purpose of effecting the transaction. Prior to the Effective Date, New Actavis will be converted, pursuant to the Companies Acts, to a public limited company. To date, New Actavis has not conducted any activities other than those incidental to its formation and the execution of the Transaction Agreement.

Simultaneously with and conditioned on the concurrent consummation of the Scheme, (a) MergerSub, a wholly owned indirect subsidiary of New Actavis, will merge with and into Actavis, with the result that the separate corporate existence of MergerSub will cease and Actavis will continue as the surviving corporation. At the Effective Time, all Actavis common shares will be cancelled and will automatically be converted into the right to receive New Actavis Shares on a one-for-one basis and (b) New Actavis will acquire Warner Chilcott.

At and as of the Effective Time, it is expected that New Actavis will be a publicly traded company listed on the NYSE under the ticker symbol ACT.

12.	Warner Chilcott Share Plans

Pursuant to the terms of the Transaction Agreement, each outstanding Warner Chilcott equity-based award will be assumed by New Actavis and converted into a New Actavis award with the same terms and conditions on the basis of 0.160 New Actavis Shares for each Warner Chilcott Share (except that, subject to the consent of the Panel and any other regulatory approval, certain options that would otherwise be subject to adverse tax consequences will be cancelled by Warner Chilcott in exchange for the transaction consideration to which other Warner Chilcott Shareholders are entitled but net of exercise price and applicable withholding taxes). Subject to the consent of the Panel, the holder of any award of restricted shares or restricted share units that is vested as of the Effective Time will be treated on the same basis as other Warner Chilcott Shareholders (less applicable withholding taxes).

13.	Delisting and Cancellation of Trading of Actavis and Warner Chilcott and Admission to Trading of New Actavis

It is intended that, subject to and following the Scheme becoming effective, and subject to applicable requirements of the NYSE and NASDAQ respectively, New Actavis will apply for cancellation of the quotation of Actavis Shares on the NYSE and Warner Chilcott will apply for cancellation of the quotation of Warner Chilcott Shares on NASDAQ. The last day of dealing in Warner Chilcott Shares on NASDAQ and Actavis Shares on the NYSE will be the last Business Day before the Effective Date (or, in certain circumstances, the Effective Date). It is expected that New Actavis Shares will commence trading on NYSE on the Effective Date.

14.	Expenses Reimbursement Agreement

Warner Chilcott has entered into the Expenses Reimbursement Agreement dated 19 May 2013 with Actavis, the terms of which have been approved by the Panel. Under the Expenses Reimbursement Agreement, Warner Chilcott has agreed to pay all documented, specific and quantifiable third party costs and expenses incurred by Actavis, or on its behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including, but not limited to, exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence, arranging financing and engaging advisers to assist in the process. The liability of Warner Chilcott to pay these amounts shall arise only after the date of this announcement and is limited to a maximum amount equal to 1 per cent. of the total value attributable to the entire issued share capital of Warner Chilcott under the Acquisition (excluding, for the avoidance of doubt, any interest in such share capital of Warner Chilcott held by Actavis or any Associate of Actavis) calculated on a fully diluted basis based on the closing price of an Warner Chilcott Share on the Business Day prior to the date of the occurrence of the relevant event set out below and exclusive of any value added tax payable, to the extent it is recoverable by Actavis. The circumstances in which such payment will be made are if:

(a)	the Transaction Agreement is terminated:

(i)	by Actavis for the reason that the Warner Chilcott Board, or any committee thereof, (A) withdraws (or modifies in any manner adverse to Actavis), or proposes to publicly withdraw (or modify in a manner adverse to Actavis), the Scheme Recommendation or (B) approves, recommends or declares advisable, or proposes publicly to approve, recommend or declare advisable, any Warner Chilcott Alternative Proposal; or

(ii)	by Warner Chilcott, at any time prior to obtaining the Warner Chilcott Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Warner Chilcott Superior Proposal.

(b)	all of the following occur:

(i)	prior to the Court Meeting, an Warner Chilcott Alternative Proposal (other than an Warner Chilcott Alternative Proposal described in clause (iii) of the definition thereof) is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make an Warner Chilcott Alternative Proposal and, in each case, not publicly withdrawn at the time the Transaction Agreement is terminated under the circumstances set out in (b)(ii) below (it being understood that, for the purposes of this (b)(i) and (b)(iii) below, references to 25 per cent. (25%) and 75 per cent. (75%) in the definition of Warner Chilcott Alternative Proposal shall be deemed to refer to 50 per cent. (50%)); and

(ii)	the Transaction Agreement is terminated by Warner Chilcott or Actavis for the reason that the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM resolutions, as applicable, are not approved by the requisite majorities; and

(iii)	a definitive agreement providing for an Warner Chilcott Alternative Proposal is entered into within nine months after such termination (regardless of whether such Warner Chilcott Alternative Proposal is the same Warner Chilcott Alternative Proposal referred to in Clause (b)(i)) and such Warner Chilcott Alternative Proposal is consummated; or

(c)	all of the following occur:

(i)	prior to the Court Meeting, an Warner Chilcott Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make an Warner Chilcott Alternative Proposal and, in each case, not publicly withdrawn at the time the Transaction Agreement is terminated under the circumstances set out in (c)(ii) below (it being understood that, for the purposes of this (c)(i) and (c)(iii) below, references to 25 per cent. (25%) and 75 per cent. (75%) in the definition of Warner Chilcott Alternative Proposal shall be deemed to refer to 50 per cent. (50%)); and

(ii)	the Transaction Agreement is terminated by Actavis for the reason that Warner Chilcott shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement, which breach or failure to perform (A) would result in a failure of the conditions to the Scheme or of the other conditions to the Actavis Parties’ obligations to effect the Acquisition and (B) is not reasonably capable of being cured by the date that is one year after the date of the Transaction Agreement, provided that, Actavis shall have given Warner Chilcott written notice, delivered at least 30 days prior to such termination, stating Actavis’ intention to terminate the Transaction Agreement for such reason and the basis for such termination (provided that the breach or failure to perform was intentional); and

(iii)	a Warner Chilcott Alternative Proposal is consummated, or a definitive agreement providing for a Warner Chilcott Alternative Proposal is entered into, within nine months after such termination (regardless of whether such Warner Chilcott Alternative Proposal is the same Warner Chilcott Alternative Proposal referred to in (c)(i)).

Deutsche Bank has confirmed in writing to the Panel that in the opinion of Deutsche Bank and Warner Chilcott, in the context of the Acquisition, the Expenses Reimbursement Agreement is in the best interests of Warner Chilcott and the Warner Chilcott Shareholders.

15.	Transaction Agreement

Actavis, New Actavis, IrSub, US Holdco, MergerSub and Warner Chilcott have entered into the Transaction Agreement which contains certain assurances in relation to the implementation of the Scheme and other matters relating to the Acquisition. A summary of the principal terms of the Transaction Agreement will be set out in the Scheme Circular.

16.	Actavis Shareholder Approval

Pursuant to the Transaction Agreement, a wholly owned subsidiary of New Actavis will merge with and into Actavis, with Actavis continuing as the surviving corporation in the merger. As a result of that, Actavis Shareholders holding more than 50 per cent. of the outstanding Actavis common shares must vote to approve the Transaction Agreement at a special shareholder meeting to be convened by Actavis. Actavis is required to send Actavis Shareholders the Scheme Circular summarizing the background to and reasons for the transactions to be consummated pursuant to the Transaction Agreement (which will include a notice convening the Actavis Special Meeting) as well as information relating to the Enlarged Group and the New Actavis Shares.

17.	Actavis Recommendation

The Board of Actavis considers the terms of the Acquisition and the Merger to be advisable, consistent with, and in furtherance of the strategies and goals of Actavis. In connection with reaching such determination, the Board of Actavis has received an opinion from each of its financial advisors, Greenhill and Bank of America Merrill Lynch that, subject to the limitations and assumptions set forth in the respective opinions, the exchange ratio (taking into account the Acquisition) for the Actavis Shareholders in connection with the transactions is fair from a financial point of view to the holders of Actavis common stock. Accordingly, the Board of Actavis unanimously recommends to Actavis Shareholders to vote to approve the Transaction Agreement.

18.	Interests and Short Positions in Warner Chilcott

As at 16 May 2013, being the last practicable date prior to this announcement, Bank of America Merrill Lynch and its Affiliates held 1,129,789 Warner Chilcott Shares and 206,700 options to subscribe for Warner Chilcott Shares.

Save as disclosed in this paragraph 18, as at 16 May 2013, being the last practicable date prior to this announcement, none of Actavis or any person acting in concert with Actavis had any interest, or held any short position, in any relevant securities of Warner Chilcott and none of Actavis or any associate of Actavis has any arrangement to which Rule 8.7 applies relating to relevant securities of Warner Chilcott. For these purposes, “associate” and “arrangement to which Rule 8.7 applies” have the meanings given to those terms in the Irish Takeover Rules. An “arrangement to which Rule 8.7 applies” includes any indemnity or option arrangement, and any agreement or understanding, formal or informal, of whatever nature, between two or more persons relating to relevant securities which is, or may be, an inducement to one or more of such persons to deal or refrain from dealing in such securities.

19.	General

The Acquisition and the Scheme will be made subject to the Conditions and further terms and conditions to be set out in the Scheme Circular. The Scheme Circular will include full details of the Acquisition and will be accompanied by the appropriate forms of proxy.

Actavis reserves the right to elect to implement the Acquisition of Warner Chilcott by way of a takeover offer as an alternative to the Scheme, subject to the provisions of the Transaction Agreement and the consent of the Panel. In such event, the Acquisition will be implemented on substantially the same terms, so far as applicable, as those which would apply to the Scheme, subject to appropriate amendments (including an acceptance condition set at eighty per cent. of the shares to which such offer relates or such lesser percentage as Actavis may, with the consent of the Panel (if required) decide).

The Acquisition and the Scheme will be governed by the laws of Ireland and will be subject to the applicable requirements of the Irish Takeover Rules and applicable laws.

Appendix I to this announcement contains further details of the sources of information and bases of calculations set out in this announcement; Appendix II to this announcement contains definitions of certain expressions used in this announcement; Appendix III to this announcement contains the Conditions of the Acquisition and the Scheme; Appendix IV to this announcement contains the report of PricewaterhouseCoopers LLP; and Appendix V to this announcement sets out the reports of Greenhill & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated for the purposes of Rule 19.3(b)(ii) of the Irish Takeover Rules; and Appendix VI to this announcement sets out the Transaction Agreement.

ENQUIRIES

Actavis

Lisa DeFrancesco, Global Investor Relations	+1 (862) 261-7152
Charles Mayr, Chief Communications Officer	+1 (862) 261-8030

Bank of America Merrill Lynch (financial advisor to Actavis and New Actavis)

Chris Seiter	+1(646) 855 -5000
Ivan Farman	+1 (646) 855 -5000
Peter Bell	+44 (20) 7996 1000
Geoff Iles	+44 (20) 7996 1000

Greenhill & Co. (financial advisor to Actavis and New Actavis)

UK & Ireland
Rupert Hill	+ 44 (20) 7198 7400
Pieter-Jan Bouten	+44 (20) 7198 7400

North America
Ashish Contractor	+1 (212) 389-1500
Jeff Wasserstein	+1 (212) 389-1500

Warner Chilcott

Rochelle Fuhrmann, SVP, Finance	+1 (973) 442-3281
Kevin Crissey, Director, Investor Relations	+1 (973) 907-7084

Deutsche Bank (financial advisor to Warner Chilcott)

North America	+1 (212) 250-2500
David Levin
Jason Haas

UK & Ireland	+44 (207) 545-8000
James Arculus
James Maizels

The directors of Actavis accept responsibility for the information contained in this announcement other than that relating to Warner Chilcott and its Associates and the directors of Warner Chilcott and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Actavis (who have taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The directors of Warner Chilcott accept responsibility for the information contained in this announcement relating to Warner Chilcott and its Associates and the directors of Warner Chilcott and members of their immediate families, related trusts and persons connected with them. To the best of the knowledge and belief of the directors of Warner Chilcott (who have taken all reasonable care to ensure such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

Greenhill and Bank of America Merrill Lynch are acting as joint financial advisers to Actavis and New Actavis and no one else in connection with the Acquisition and will not be responsible to anyone other than Actavis and New Actavis for providing the protections afforded to clients of Greenhill and Bank of America Merrill Lynch or for providing advice in relation to the Acquisition, the contents of this announcement or any transaction or arrangement referred to herein.

Deutsche Bank Securities Inc. is acting exclusively for Warner Chilcott as financial advisor and is not acting as financial advisor to anyone else in connection with the matters referred to in this announcement and will not be responsible to anyone other than Warner Chilcott in connection therewith for providing advice in relation to the matters referred to in this announcement. Deutsche Bank Securities Inc. has delegated certain of its financial advisory functions and responsibilities to Deutsche Bank AG, acting through its London branch. Deutsche Bank AG, acting through its London branch is performing such delegated functions and responsibilities exclusively for Warner Chilcott and is not acting as a financial adviser for any other person in connection with the matters referred to in this announcement and will not be responsible to any such other person for providing advice in relation to the matters referred to in this announcement. Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFin – Federal Financial Supervisory Authority) and authorised and subject to limited regulation by the Financial Conduct Authority. Details about the extent of Deutsche Bank AG’s authorization and regulation by the Financial Conduct Authority are available on request.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act.

Important Additional Information will be filed with the SEC

New Actavis will file with the SEC a registration statement on Form S-4, each of Actavis and Warner Chilcott will file with the SEC a proxy statement and each of New Actavis, Actavis and Warner Chilcott will file with the SEC other documents with respect to the proposed Transaction. In addition, a definitive Proxy Statement will be mailed to shareholders of Actavis and Warner Chilcott. INVESTORS AND SECURITY HOLDERS OF ACTAVIS AND WARNER CHILCOTT ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the registration statement and the Proxy Statement (when available) and other documents filed with the SEC by New Actavis, Actavis and Warner Chilcott through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by New Actavis and Actavis will be available free of charge on Actavis’ internet website at www.actavis.com or by contacting Actavis’ Investor Relations Department at (862) 261-7488. Copies of the documents filed with the SEC by Warner Chilcott will be available free of charge on Warner Chilcott’s internet website at www.wcrx.com or by contacting Warner Chilcott’s Investor Relations Department at (973) 442-3200.

Participants in the Solicitation

Actavis, Warner Chilcott, their respective directors and certain of their executive officers may be considered participants in the solicitation of proxies in connection with the proposed Transaction. Information about the directors and executive officers of Warner Chilcott is set forth in its Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 22, 2013, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which was filed with the SEC on May 10, 2013, its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on April 5, 2013, and certain of its Current Reports on Form 8-K, which were filed with the SEC on May 2, 2013 and May 8, 2013. Information about the directors and executive officers of Actavis is set forth in its Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on February 28, 2013, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which was filed with the SEC on May 7, 2013, its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on March 29, 2013, and certain of its Current Reports on Form 8-K, which were filed with the SEC on January 29, 2013 and May 13, 2013. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Actavis Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this communication that refer to Actavis’ estimated or anticipated future results, including estimated synergies, or other non-historical facts are forward-looking statements that reflect Actavis’ current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. It is important to note that Actavis’ goals and expectations are not predictions of actual performance. Actual results may differ materially from Actavis’ current expectations depending upon a number of factors affecting Actavis’ business, Warner Chilcott’s business and risks associated with acquisition transactions. These factors include, among others, the inherent uncertainty associated with financial projections; restructuring in connection with, and successful close of, the Acquisition;

subsequent integration of the Acquisition and the ability to recognize the anticipated synergies and benefits of the Acquisition; the receipt of required regulatory approvals for the Acquisition (including the approval of antitrust authorities necessary to complete the Acquisition); the anticipated size of the markets and continued demand for Actavis’ and Warner Chilcott’s products; the impact of competitive products and pricing; access to available financing (including financing for the Acquisition) on a timely basis and on reasonable terms; maintaining a position in the Standard & Poor’s 500; the risks of fluctuations in foreign currency exchange rates; the risks and uncertainties normally incident to the pharmaceutical industry, including product liability claims and the availability of product liability insurance; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; market acceptance of and continued demand for Actavis’ and Warner Chilcott’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Actavis’ and Warner Chilcott’s facilities, products and/or businesses; changes in the laws and regulations affecting, among other things, pricing and reimbursement of pharmaceutical products; changes in tax laws or interpretations that could increase Actavis’ consolidated tax liabilities; the loss of key senior management or scientific staff; and such other risks and uncertainties detailed in Actavis’ periodic public filings with the Securities and Exchange Commission, including but not limited to Actavis’ Annual Report on form 10-K for the year ended December 31, 2012 and from time to time in Actavis’ other investor communications. Except as expressly required by law, Actavis disclaims any intent or obligation to update or revise these forward-looking statements.

Warner Chilcott Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements, including statements concerning the proposed Transaction with Actavis, our industry, our operations, our anticipated financial performance and financial condition and our business plans, growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: the timing to consummate the proposed Transaction with Actavis; the risk that a condition to closing of the proposed Transaction with Actavis may not be satisfied; the risk that a regulatory approval that may be required for the proposed Transaction with Actavis is delayed, is not obtained or is obtained subject to conditions that are not anticipated; New Actavis’ ability to achieve the synergies and value creation contemplated by the proposed acquisition; New Actavis’ ability to promptly and effectively integrate Actavis’ and Warner Chilcott’s businesses; the diversion of management time on transaction-related issues; our substantial indebtedness, including increases in the LIBOR rates on our variable-rate indebtedness above the applicable floor amounts; competitive factors and market conditions in the industry in which we operate, including the approval and introduction of generic or branded products that compete with our products; our ability to protect our intellectual property; a delay in qualifying any of our manufacturing facilities that produce our products, production or regulatory problems with either our own manufacturing facilities or those of third party manufacturers, packagers or API suppliers upon whom we may rely for some of our products or other disruptions within our supply chain; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems and regulatory reforms, and the continued consolidation of the distribution network through which we sell our products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; government regulation, including U.S. and foreign health care reform, affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; adverse outcomes in our outstanding litigation, regulatory investigations or arbitration matters or an increase in the number of such matters to which we are subject; the loss of key senior management or scientific staff; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; and the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2012, and from time-to-time in our other investor communications. We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

No Profit Forecast / Asset Valuations

No statement in this announcement is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Actavis, or Warner Chilcott or New Actavis, as appropriate. No statement in this announcement constitutes an asset valuation.

Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, “interested” (directly or indirectly) in 1 per cent. or more of any class of “relevant securities” of Warner Chilcott or Actavis, all “dealings” in any “relevant securities” of Warner Chilcott or Actavis (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by not later than 3:30 pm (Irish time) on the “business day” following the date of the relevant transaction. This requirement will continue until the date on which the Scheme becomes effective or on which the “offer period” otherwise ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of Warner Chilcott or Actavis, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all “dealings” in “relevant securities” of Warner Chilcott by Actavis or “relevant securities” of Actavis by Warner Chilcott, or by any of their respective “associates” must also be disclosed by no later than 12 noon (Irish time) on the “business day” following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel’s website.

If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 (0)1 678 9020; fax number +353 (0)1 678 9289.

General

The release, publication or distribution of this announcement in or into certain jurisdictions may be restricted by the laws of those jurisdictions. Accordingly, copies of this announcement and all other documents relating to the Acquisition are not being, and must not be, released, published, mailed or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction. Persons receiving such documents (including, without limitation, nominees, trustees and custodians) should observe these restrictions. Failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, the companies involved in the proposed Acquisition disclaim any responsibility or liability for the violations of any such restrictions by any person.

Any response in relation to the Acquisition should be made only on the basis of the information contained in the Scheme Circular or any document by which the Acquisition and the Scheme are made. Actavis Shareholders and Warner Chilcott Shareholders are advised to read carefully the formal documentation in relation to the proposed Transaction once the Scheme Circular has been dispatched.

This announcement is made pursuant to Rule 2.5 of the Irish Takeover Rules.

Pursuant to Rule 2.6(c) of the Takeover Rules, this announcement will be available to Actavis employees on Actavis’ website (www.actavis.com) and Warner Chilcott employees on Warner Chilcott’s website (www.wcrx.com).

APPENDIX I

Sources of information and bases of calculation

1.	In this announcement, unless otherwise stated or the context otherwise requires, the following bases and sources have been used:

(a)	the historical share price is sourced from NASDAQ or the New York Stock Exchange;

(b)	the value of the whole of the existing issued share capital of Warner Chilcott is based upon the entire issued ordinary share capital at May 15, 2013, namely 250,922,431 Warner Chilcott Shares;

(c)	the value of the whole of the existing issued share capital of Actavis is based upon the entire issued ordinary share capital at the date of this announcement, namely 133,305,212 Actavis Shares.

(d)	references to the arrangements in place between Warner Chilcott and Actavis regarding an expenses reimbursement agreement are sourced from the terms of the Expenses Reimbursement Agreement approved by the Panel;

(e)	the entire issued and to be issued share capital (fully diluted share capital) of Warner Chilcott is calculated on the basis of:

i.	the number of issued Warner Chilcott Shares, as set out in paragraph 1(b) above;

ii.	6,430,857 Warner Chilcott Options and 2,300,258 Warner Chilcott Share Awards outstanding under the Warner Chilcott Share Plan; and

iii.	full exercise of the outstanding options and vesting of outstanding share awards under the Warner Chilcott Share Plan (and assumes satisfaction of performance targets in respect of performance-related awards);

(f)	the entire issued and to be issued share capital (fully diluted share capital) of Actavis is calculated on the basis of:

i.	the number of issued Actavis Shares, as set out in paragraph 1(c) above;

ii.	1,268,982 Actavis Options and 1,514,998 Actavis Share Awards outstanding under the Actavis Share Plan; and

iii.	full exercise of the outstanding options and vesting of outstanding share awards under the Actavis Share Plan (and assumes satisfaction of performance targets in respect of performance-related awards);

(g)	save where otherwise stated, financial and other information concerning Warner Chilcott and Actavis have been extracted from published sources or from audited financial results of Warner Chilcott and Actavis; and

(h)	references to the arrangements in place between Warner Chilcott and Actavis regarding a transaction agreement are sourced from the Transaction Agreement.

2.	The statement that the Acquisition is earnings accretive should not be interpreted to mean that the earnings per share in the current or any future period financial period will necessarily match or be greater than those for the relevant preceding financial period.

3.	The bases of belief (including sources of information and assumptions made) that support the expected synergies are set out in the following paragraphs. Synergy statements have been reported in accordance with Rule 19.3(b) of the Irish Takeover Rules

The expected sources of the anticipated after-tax operational synergies and related cost reductions and tax savings are:

•

primarily resulting from the integration of the women’s health and urology sales force, the elimination of redundant marketing expenses, the consolidation of corporate general and administrative functions and research and development, and procurement savings; and

•

tax savings resulting from the combined company being incorporated in Ireland with organizational, operations and capitalization structures that will enable the combined company to more efficiently manage its global cash and treasury operations.

When evaluating the potential after-tax operational synergies and related cost reductions and tax savings the Actavis Board has assumed the following:

(a)	that the Scheme will become effective and New Actavis will acquire 100 per cent. of the issued and to be issued share capital of Warner Chilcott on completion of the Acquisition;

(b)	that there will be no material unanticipated impact on the combined company arising from any decisions made by competition authorities;

(c)	that there will be no material change to the market dynamics affecting Actavis and/or Warner Chilcott following completion of the Acquisition;

(d)	that there will be no material change to exchange rates following completion of the Acquisition; and

(e)	there will be no material change to income tax laws or regulations affecting Actavis and/or Warner Chilcott following completion of the Acquisition.

In establishing the estimate of after-tax operational synergies and related cost reductions and tax savings the Actavis Board has assumed that Warner Chilcott’s operations, processes and procedures are comparable to those of Actavis’ related operations, except where publicly available information clearly indicates otherwise or the due diligence materials provided by Warner Chilcott to Actavis indicated otherwise. Actavis’ management, aided by its previous integration experience and through an understanding of Warner Chilcott’s operations and cost structure based on their own market intelligence and experience, and due diligence materials provided by Warner Chilcott, has determined the source and scale of potential after-tax operational synergies and resultant tax benefits. The after-tax operational synergies and related cost reductions, and tax savings are incremental to Actavis’ and, to the best of Actavis’ knowledge, Warner Chilcott’s existing plans. In addition to information from Actavis’ and Warner Chilcott’s respective management teams, the sources of information that Actavis has used to arrive at the estimate of potential after-tax operational synergies and resultant tax benefits, include:

(a)	the Warner Chilcott annual report and accounts;

(b)	Warner Chilcott’s presentations to analysts;

(c)	Warner Chilcott’s website;

(d)	Analysts’ research;

(e)	Other public information;

(f)	Actavis’ knowledge of the industry and of Warner Chilcott; and

(g)	Actavis’ experience of synergies from previous transactions, in particular, the acquisition by Watson of Actavis.

There remains an inherent risk in the synergy forward-looking statements. No synergy statement in this announcement should be construed as a profit forecast or interpreted to mean that New Actavis’ earnings in the first full year following the Acquisition, or in any subsequent period, would necessarily match or be greater than or be less than those of Actavis and/or Warner Chilcott for the relevant preceding financial period or any other period.

APPENDIX II

Definitions

The following definitions apply throughout this announcement unless the context otherwise requires:

“Acquisition” or “Transaction” means the proposed acquisition by New Actavis of Warner Chilcott by means of the Scheme of Arrangement or a takeover offer (and any such Scheme of Arrangement or takeover offer as it may be revised, amended or extended from time to time) pursuant to the Transaction Agreement (whether by way of the Scheme of Arrangement or the takeover offer) (including the issuance by New Actavis of the aggregate Consideration Shares pursuant to the Scheme of Arrangement or the takeover offer), as described in this announcement and provided for in the Transaction Agreement;

“Act” means the Companies Act 1963, as amended;

“Actavis” means Actavis, Inc., a Nevada corporation;

“Actavis Group” means Actavis and all of its Subsidiaries;

“Actavis Parties” means Actavis, New Actavis, IrSub, U.S. Holdco and MergerSub;

“Actavis Shareholders” means the holders of Actavis Shares;

“Actavis Shares” means the common shares of Actavis, par value $0.0033 per share and “Actavis Share” means any one of them;

“Actavis Special Meeting” means the special meeting of Actavis Shareholders to be convened in connection with the Acquisition, including any adjournment thereof;

“Acting in Concert” has the meaning given to that term in the Irish Takeover Panel Act 1997;

“Affiliate” means in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise);

“Associate” has the meaning given to that term in the Irish Takeover Rules;

“Bank of America Merrill Lynch” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (in its capacity as financial adviser), together with its affiliate Merrill Lynch International, both subsidiaries of Bank of America Corporation;

“Board of Actavis” or “Actavis Board” means the board of directors of Actavis;

“Board of Warner Chilcott” or “Warner Chilcott Board” means the board of directors of Warner Chilcott;

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Cancellation Shares” means the shares in Warner Chilcott that will be cancelled pursuant to the Scheme under sections 72 and 74 of the Act;

“Closing Price” means the average, rounded to the nearest cent, of the closing sale prices of a Warner Chilcott Share on NASDAQ as reported by The Wall Street Journal for the 5 trading days immediately preceding the day on which the Effective Time occurs;

“Companies Acts” means the Irish Companies Acts 1963 to 2012 and Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006, all enactments which are to be read as one with, or construed or read together as one with, the Companies Acts and every statutory modification and re-enactment thereof for the time being in force;

“Conditions” means the conditions to the Scheme and the Acquisition set out in paragraphs 1, 2, 3, 4 and 5 of Appendix III of this announcement and “Condition” means any one of them;

“Consideration” means the Consideration Shares due to a Warner Chilcott Shareholder;

“Consideration Shares” means the consideration of 0.160 New Actavis Shares for each Warner Chilcott Share held;

“Court Meeting” means the meeting or meetings of the Warner Chilcott Shareholders (and any adjournment thereof) convened by order of the High Court pursuant to section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Meeting Resolution” means the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

“Court Order” means the order or orders of the High Court sanctioning the Scheme under section 201 of the Act and confirming the reduction of capital that forms part of it under sections 72 and 74 of the Act;

“Davis Polk” means Davis Polk & Wardwell LLP;

“Deutsche Bank” means Deutsche Bank Securities Inc. and Deutsche Bank AG, London Branch;

“Effective Date” means the date on which the Scheme becomes effective in accordance with its terms;

“Effective Time” means the time on the Effective Date at which the Court Order and a copy of the minute required by section 75 of the Act are registered by the Registrar of Companies; provided, that the Scheme shall become effective substantially concurrently with the effectiveness of the Merger, to the extent possible;

“EGM Resolutions” means the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the reduction of capital of Warner Chilcott, changes to the articles of association of Warner Chilcott and such other matters as Warner Chilcott reasonably determines to be necessary for the purposes of implementing the Acquisition or, subject to the consent of Actavis (such consent not to be unreasonably withheld, conditioned or delayed), desirable for the purposes of implementing the Acquisition;

“Enlarged Group” means New Actavis and its post-Acquisition Subsidiaries, which shall include Actavis and Warner Chilcott;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“Expenses Reimbursement Agreement” means expenses reimbursement agreement dated May 19, 2013 between Actavis and Warner Chilcott, the terms of which have been approved by the Panel;

“Greenhill” means Greenhill & Co.;

“Ireland” means island of Ireland, excluding Northern Ireland and the word “Irish” shall be construed accordingly;

“Irish High Court” or “High Court” means the High Court of Ireland;

“IrSub” means Actavis Ireland Holding Limited, a private limited company incorporated in Ireland;

“Irish Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules 2007 (as amended);

“Merger” means the merger of MergerSub with and into Actavis in accordance with the Transaction Agreement;

“MergerSub” means Actavis W.C. Holding 2 LLC, a limited liability company organised in Nevada;

“NASDAQ” means the NASDAQ Global Select Market;

“New Actavis” means Actavis Limited, a private company incorporated in Ireland and which shall, prior to the Effective Date, be re-registered as a public limited company under the Companies Acts;

“New Actavis Shares” means the ordinary shares of $0.0001 each in the capital of New Actavis and New Actavis Share means any one of them;

“Northern Ireland” means the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland;

“NYSE” means the New York Stock Exchange;

“Offer” means that should Actavis elect to make the Acquisition by way of a contractual offer as opposed to by way of a Scheme (subject to the consent of the Panel, if required), the recommended offer to be made by Actavis for Warner Chilcott, on the terms and subject to the Conditions set out in this announcement and to be set out in the formal offer document and where the context admits, any subsequent revision, variation, extension or renewal of such offer;

“Offer Period” has the meaning given to it in the Irish Takeover Rules;

“Panel” means the Irish Takeover Panel;

“Registrar of Companies” means the Registrar of Companies in Dublin, Ireland;

“Restricted Jurisdiction” means the jurisdictions in which the release, publication or distribution of this announcement may be restricted by the laws of those jurisdictions;

“Scheme” or “Scheme of Arrangement” means the proposed scheme of arrangement under section 201 of the Act and the capital reduction under sections 72 and 74 of the Act to effect the Acquisition pursuant to the Transaction Agreement, in such terms and form as the Parties, acting reasonably, mutually agree, including any revision thereof as may be agreed between the Parties in writing;

“Scheme Circular” means the joint scheme circular of Warner Chilcott and Actavis, which will form a part of a registration statement on Form S-4 of New Actavis, drawn up in accordance with the Securities Act, the Act and the Irish Takeover Rules in the name of New Actavis and to be posted to Warner Chilcott Shareholders and Actavis Shareholders and which shall contain, amongst other things, (i) the notice of the Actavis Special Meeting (ii) the Scheme (iii) the notice or notices of the Court Meeting and EGM (iv) an explanatory statement as required by section 202 of the Act with respect to the Scheme (v) such other information as may be required or necessary pursuant to the Act or the Irish Takeover Rules and (vi) such other information as Warner Chilcott and Actavis shall agree;

“Scheme Recommendation” means the recommendation of the Warner Chilcott Board that Warner Chilcott Shareholders vote in favour of the Scheme;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Subsidiaries” mean in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50 per cent. of the aggregate voting power (provided that the Actavis Merger Parties shall be deemed to be Subsidiaries of Actavis for the purposes of this Agreement), and “Subsidiary” shall be construed accordingly;

“Transaction Agreement” means the Transaction Agreement dated May 19, 2013 between Actavis, New Actavis, IrSub, US Holdco, MergerSub and Warner Chilcott in relation to the implementation of the Scheme and the Acquisition;

“United States” or “US” means the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;

“US Holdco” means Actavis W.C. Holding LLC, a limited liability company organised in Delaware;

“Voting Record Time” means the time and date to be specified as the voting record time for the Court Meeting (or any adjournment thereof) in the Scheme Circular;

“Warner Chilcott” means Warner Chilcott plc, a company incorporated in Ireland with registered number 471506 having its registered office at 1 Grand Canal Square, Docklands, Dublin 2, Ireland;

“Warner Chilcott Alternative Proposal” means any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Actavis or any of its Associates or any person Acting in Concert with Actavis pursuant to Rule 2.5 of the Irish Takeover Rules) for (i) the acquisition of Warner Chilcott by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 25 per cent. or more of the assets of Warner Chilcott and its Subsidiaries, taken a whole, measured by either book value or fair market value (including equity securities of Warner Chilcott’s Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 25 per cent. or more of the outstanding Warner Chilcott Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving Warner Chilcott as a result of which the holders of Warner Chilcott Shares immediately prior to such transaction do not, in the aggregate, own at least 75 per cent. of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof;

“Warner Chilcott Articles” means the articles of association of Warner Chilcott in force from time to time;

“Warner Chilcott Employees” means the employees of Warner Chilcott or any Subsidiary of Warner Chilcott who remain employed after the Effective Time;

“Warner Chilcott Equity Award Holders” means holders of Warner Chilcott Options and/or Warner Chilcott Share Awards;

“Warner Chilcott Extraordinary General Meeting” or “EGM” means the extraordinary general meeting of the Warner Chilcott Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“Warner Chilcott Group” means Warner Chilcott and all of its Subsidiaries;

“Warner Chilcott Option” means an option to purchase Warner Chilcott Shares;

“Warner Chilcott Share Award” means an award denominated in Warner Chilcott Shares, other than a Warner Chilcott Option;

“Warner Chilcott Share Plan” means the Warner Chilcott Equity Incentive Plan;

“Warner Chilcott Shareholder Approval” means (i) the approval of the Scheme by a majority in number of the Warner Chilcott Shareholders representing three-fourths (75 per cent.) or more in value of the Warner Chilcott Shares held by such shareholders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) and (ii) the EGM Resolutions being duly passed by the requisite majority of Warner Chilcott Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting);

“Warner Chilcott Shareholders” means the holders of Warner Chilcott Shares;

“Warner Chilcott Shares” means the ordinary shares of $0.01 each in the capital of Warner Chilcott and “Warner Chilcott Share” means any one of them; and

“Warner Chilcott Superior Proposal” means a written bona fide Warner Chilcott Alternative Proposal made by any person that the Warner Chilcott Board determines in good faith (after consultation with Warner Chilcott’s financial advisors and legal counsel) is more favourable to the Warner Chilcott Shareholders than the transactions contemplated by this Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Warner Chilcott Board considers to be appropriate (it being understood that, for purposes of the definition of “Warner Chilcott Superior Proposal”, references to “25 per cent.” and “75 per cent.” in the definition of Warner Chilcott Alternative Proposal shall be deemed to refer to “50 per cent.”).

All amounts contained within this document referred to by “$” and “c” refer to the US dollar and US cents.

Any references to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof. Any reference to any legislation is to Irish legislation unless specified otherwise.

Words importing the singular shall include the plural and vice versa and words supporting the masculine shall include the feminine or neuter gender.

APPENDIX III

Conditions of the Acquisition and the Scheme

Part A

The Acquisition and the Scheme will comply with the Takeover Rules and, where relevant, the rules and regulations of the United States Securities Exchange Act of 1934 (as amended) (the “Exchange Act”), and are subject to the conditions set out in this announcement and to be set out in the Scheme Document. The Acquisition and the Scheme are governed by the laws of Ireland and subject to the exclusive jurisdiction of the courts of Ireland, which exclusivity shall not limit the right to seek provisional or protective relief in the courts of another state after any substantive proceedings have been instituted in Ireland, nor shall it limit the right to bring enforcement proceedings in another state pursuant to an Irish judgement. For purposes of this Appendix III, to the extent the usage of such term is not clear, capitalized terms shall have the meanings set forth in Part C of this Appendix III, save where those capitalized terms are otherwise defined in Appendix II of this announcement.

The Acquisition and the Scheme will be subject to the following conditions:

1.	The Acquisition will be conditional upon the Scheme becoming effective and unconditional by not later than the End Date (or such earlier date as may be specified by the Panel, or such later date as Actavis and Warner Chilcott may, with (if required) the consent of the Panel, agree and (if required) the High Court may allow).

2.	The Scheme will be conditional upon:

(a)	the approval of the Scheme by a majority in number of the Warner Chilcott Shareholders representing three-fourths (75 per cent.) or more in value of the Warner Chilcott Shares held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) held no later than the End Date;

(b)	the EGM Resolutions being duly passed by the requisite majority of Warner Chilcott Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting) held no later than the End Date;

(c)	the sanction by the High Court (with or without modification) of the Scheme pursuant to Section 201 of the Act and the confirmation of the reduction of capital involved therein by the High Court on or before the End Date (the date on which the condition in this paragraph 2(c) is satisfied, the “Sanction Date”); and

(d)	office copies of the Court Order and the minute required by Section 75 of the Act in respect of the reduction (referred to in paragraph 2(c)), being delivered for registration to the Registrar of Companies and registration of the Court Order and minute confirming the reduction of capital involved in the Scheme by the Registrar of Companies.

3.	The Actavis Parties and Warner Chilcott have agreed that, subject to paragraph 6 of this Appendix III, the Acquisition will also be conditional upon the following matters having been satisfied or waived on or before the Sanction Date:

(a)	the approval of the Transaction Agreement by the holders of Actavis Shares as required by the Nevada General Corporation Law and Article I of the Second Amended and Restated Bylaws of Actavis;

(b)	the NYSE shall have authorised, and not withdrawn such authorisation, for listing all of the Share Consideration to be issued in the Acquisition and all of the Holdco Shares to be delivered pursuant to the Merger subject to satisfaction of any conditions to which such approval is expressed to be subject;

(c)	all applicable waiting periods under the HSR Act shall have expired or been terminated, in each case in connection with the Acquisition;

(d)	to the extent that the Acquisition (which the Parties agree is not a concentration within the scope of the EC Merger Regulation) becomes subject to the EC Merger Regulation by virtue of an EU Member State referral:

(i)	the European Commission declares the Acquisition compatible with the common market under Article 6(1)(b), Article 8(1), or Article 8(2) of the EC Merger Regulation; and

(ii)	no formal indication having been made that an EU or EFTA state will take appropriate measures to protect legitimate interests pursuant to Article 21(4) of the EC Merger Regulation in relation to the Acquisition or its financing;

(e)	all required regulatory Clearances shall have been obtained and remain in full force and effect and all applicable waiting periods shall have expired, lapsed or been terminated (as appropriate), in each case in connection with the Acquisition, under the antitrust, competition or foreign investment laws of (i) Germany, France and, to the extent applicable, Canada and (ii) any other applicable jurisdiction in which Actavis or Warner Chilcott conducts its operations that asserts jurisdiction over the Transaction Agreement, the Acquisition or the Scheme if the failure to obtain regulatory clearance in such jurisdiction could reasonably be expected to be material to Holdco (following the consummation of the Acquisition and the Merger);

(f)	no injunction, restraint or prohibition by any court of competent jurisdiction or Antitrust Order by any Relevant Authority which prohibits consummation of the Acquisition or the Merger shall have been entered and shall continue to be in effect; and

(g)	the Form S-4 shall have become effective under the United States Securities Act of 1933 (as amended), and shall not be the subject of any stop order or proceedings seeking any stop order.

4.	The Actavis Parties and Warner Chilcott have agreed that, subject to paragraph 6 of this Appendix III, the Actavis Parties’ obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or waived by Actavis) on or before the Sanction Date:

(a) (i)	The representations and warranties of Warner Chilcott set forth in the Transaction Agreement which are identified in Part B, Schedule 1, Section A shall be true and correct in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and the representations and warranties of Warner Chilcott set forth in the Transaction Agreement which are identified in Part B, Schedule 1, Section B shall be true and correct other than as would not materially impede or prevent the consummation of the Acquisition at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (the representations and warranties referred to in this clause (i), the “Specified Warner Chilcott Representations”),

(ii)	the representations and warranties of Warner Chilcott set forth in the Transaction Agreement (other than the Specified Warner Chilcott Representations) which are qualified by a “Warner Chilcott Material Adverse Effect” qualification and which are identified in Part B, Schedule 1, Section C shall be true and correct in all respects as so qualified at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, and

(iii)	the representations and warranties of Warner Chilcott set forth in the Transaction Agreement (other than the Specified Warner Chilcott Representations) which are not qualified by a “Warner Chilcott Material Adverse Effect” qualification and which are identified in Part B, Schedule 1, Section D shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Warner Chilcott Material Adverse Effect;

provided that with respect to clauses (i), (ii) and (iii) hereof, representations and warranties that expressly relate to a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable), only with respect to such date or period;

(b)	Warner Chilcott shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Agreement to be performed or complied with by it prior to the Sanction Date; and

(c)	Warner Chilcott shall have delivered to Actavis a certificate, dated as of the Sanction Date and signed by an executive officer of Warner Chilcott, certifying on behalf of Warner Chilcott to the effect that the conditions set forth in paragraphs 4(a) and 4(b) have been satisfied.

5.	Subject to the consent of the Panel, the Actavis Parties and Warner Chilcott have agreed that, subject to paragraph 6 of this Appendix III, Warner Chilcott’s obligation to effect the Acquisition will also be conditional upon the following matters having been satisfied (or waived by Warner Chilcott) on or before the Sanction Date:

(a) (i)	The representations and warranties of Actavis set forth in the Transaction Agreement which are identified in Part B, Schedule 2, Section A shall be true and correct in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and the representations and warranties of Actavis set forth in the Transaction Agreement which are identified in Part B, Schedule 2, Section B shall be true and correct other than as would not materially impede or prevent the consummation of the Acquisition at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (the representations and warranties referred to in this clause (i), the “Specified Actavis Representations”),

(ii)	the representations and warranties of Actavis set forth in the Transaction Agreement (other than the Specified Actavis Representations) which are qualified by a “Actavis Material Adverse Effect” qualification and which are identified in Part B, Schedule 2, Section C shall be true and correct in all respects as so qualified at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, and

(iii)	the representations and warranties of Actavis set forth in the Transaction Agreement (other than the Specified Actavis Representations) which are not qualified by a “Actavis Material Adverse Effect” qualification and which are identified in Part B, Schedule 2, Section D shall be true and correct at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Actavis Material Adverse Effect;

provided that with respect to clauses (i), (ii) and (iii) hereof, representations and warranties that expressly relate to a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable), only with respect to such date or period;

(b)	The Actavis Parties shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Agreement to be performed or complied with by them prior to the Sanction Date; and

(c)	Actavis shall have delivered to Warner Chilcott a certificate, dated as of the Sanction Date and signed by an executive officer of Actavis, certifying on behalf of Actavis to the effect that the conditions set forth in paragraphs 5(a) and 5(b) have been satisfied.

6.	Subject to the requirements of the Panel:

(a)	Actavis and Warner Chilcott reserve the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 3 (provided that both Parties agree to any such waiver; provided, further, that, notwithstanding the foregoing, Actavis may, (i) with Warner Chilcott’s consent, not to be unreasonably withheld, waive the condition in paragraph 3(e)(i), in whole or in part, at its sole discretion and such determination shall be binding upon both Parties and (ii) after consulting in good faith with Warner Chilcott, waive the condition in paragraph 3(e)(ii), in whole or in part, at its sole discretion and such determination shall be binding upon both Parties);

(b)	Actavis reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of conditions in paragraph 4); and

(c)	Warner Chilcott reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of the conditions in paragraph 5.

7.	The Scheme will lapse unless it is effective on or prior to the End Date.

8.	If Actavis is required to make an offer for Warner Chilcott Shares under the provisions of Rule 9 of the Takeover Rules, Actavis may make such alterations to any of the conditions set out in paragraphs 1, 2, 3, 4 and 5 above as are necessary to comply with the provisions of that rule.

9.	Actavis reserves the right, subject to the prior written approval of the Panel, to effect the Acquisition by way of a takeover offer in the circumstances described in and subject to the terms of Clause 3.6 of the Transaction Agreement. Without limiting Clause 3.6 of the Transaction Agreement, in such event, such offer will be implemented on terms and conditions that are at least as favourable to the Warner Chilcott Shareholders (except for an acceptance condition set at 80 per cent of the nominal value of the Warner Chilcott Shares to which such an offer relates and which are not already in the beneficial ownership of Actavis so far as applicable) as those which would apply in relation to the Scheme.

10.	As required by Rule 12(b)(i) of the Takeover Rules, to the extent that the Acquisition would give rise to a concentration with a Community dimension within the scope of the EC Merger Regulation, the Scheme shall lapse if the European Commission initiates proceedings in respect of that concentration under Article 6(1)(c) of the EC Merger Regulation or refers the concentration to a competent authority of a Member State under Article 9(1) of the EC Merger Regulation prior to the date of the Court Meeting.

Conditions of the Acquisition and the Scheme

Part B

Schedule 1, Section A

Transaction Agreement Clause Reference
Clause 6.1(b)(i) (Capital)
Clause 6.1(b)(ii) (to the extent relating to shares in the capital of Warner Chilcott) (Capital)
6.1(v) (Finders or Brokers)
The second sentence of Clause 6.1(j) (Absence of Certain Changes or Events)

Schedule 1, Section B

Transaction Agreement Clause Reference
Clause 6.1(c)(i) (Corporate Authority Relative to this Agreement; No Violation)

Schedule 1, Section C

Transaction Agreement Clause Reference
The first sentence of Clause 6.1(a) (Qualification, Organisation, Subsidiaries, etc.)
Clause 6.1(c)(ii) and Clause 6.1(c)(iii) (other than subclause (B) as it relates to “Significant Subsidiaries”) (Corporate Authority Relative to this Agreement; No Violation)
Clause 6.1(f) (No Undisclosed Liabilities)
Clause 6.1(g) (Compliance with Law; Permits)
Clause 6.1(h) Environmental Laws and Regulations

Clause 6.1(i)(i), Clause 6.1(i)(ii) and Clause 6.1(i)(iii) (Employee Benefit Plans)
Clause 6.1(k) (Investigations; Litigation)
Clause 6.1(m) (Regulatory Matters)
Clause 6.1(n) (Tax Matters)
The second and third sentences of Clause 6.1(o)(i) and all of Clause 6.1(o)(ii) (Labour Matters)
Clause 6.1(p) (Intellectual Property)
Clause 6.1(q) (Real Property)
Clause 6.1(t)(ii) (Material Contracts)
Clause 6.1(u) (Insurance)
Clause 6.1(w) (FCPA and Anti-Corruption)

Schedule 1, Section D

Transaction Agreement Clause Reference
Clause 6.1(a) (other than the first sentence) (Qualification, Organisation, Subsidiaries, etc.)
Clause 6.1(b)(ii) (to the extent not relating to shares in the capital of Warner Chilcott), Clause 6.1(b)(iii) and Clause 6.1(b)(iv) (Capital)
Clause 6.1(c)(iii)(B) (as it relates to “Significant Subsidiaries”) (Corporate Authority Relative to this Agreement; No Violation)
Clause 6.1(d) (Reports and Financial Statements)
Clause 6.1(e) (Internal Controls and Procedures)
Clause 6.1(i)(iv) and Clause 6.1(i)(v) (Employee Benefit Plans)
The first and third sentences of Clause 6.1(j) (Absence of Certain Changes or Events)
Clause 6.1(l) (Information Supplied)
The first sentence of Clause 6.1(o)(i) (Labour Matters)

Clause 6.1(r) (Opinion of Financial Advisor)
Clause 6.1(s) (Required Vote of Warner Chilcott Shareholders)
Clause 6.1(t)(i) (Material Contracts)
Clause 6.1(v) (Finders or Brokers)

Part B

Schedule 2, Section A

Transaction Agreement Clause Reference
Clause 6.2(b)(i) (Capital)
Clause 6.2(b)(ii) (to the extent relating to shares in the capital of Actavis) (Capital)
6.2(v) (Finders or Brokers)
The second sentence of Clause 6.2(j) (Absence of Certain Changes or Events)

Schedule 2, Section B

Transaction Agreement Clause Reference
Clause 6.2(c)(i) (Corporate Authority Relative to this Agreement; No Violation)

Schedule 2, Section C

Transaction Agreement Clause Reference
The first sentence of Clause 6.2(a) (Qualification, Organisation, Subsidiaries, etc.)
Clause 6.2(c)(ii) and Clause 6.2(c)(iii) (other than subclause (B) as it relates to “Significant Subsidiaries”) (Corporate Authority Relative to this Agreement; No Violation)
Clause 6.2(f) (No Undisclosed Liabilities)
Clause 6.2(g) (Compliance with Law; Permits)

Clause 6.2(h) Environmental Laws and Regulations
Clause 6.2(i)(i), Clause 6.2(i)(ii) and Clause 6.2(i)(iii) (Employee Benefit Plans)
Clause 6.2(k) (Investigations; Litigation)
Clause 6.2(m) (Regulatory Matters)
Clause 6.2(n) (Tax Matters)
The second and third sentences of Clause 6.2(o)(i) and all of Clause 6.2(o)(ii) (Labour Matters)
Clause 6.2(p) (Intellectual Property)
Clause 6.2(q) (Real Property)
Clause 6.2(t)(ii) (Material Contracts)
Clause 6.2(u) (Insurance)
Clause 6.2(x) (FCPA and Anti-Corruption)

Schedule 2, Section D

Transaction Agreement Clause Reference
Clause 6.2(a) (other than the first sentence) (Qualification, Organisation, Subsidiaries, etc.)
Clause 6.2(b)(ii) (to the extent not relating to shares in the capital of Actavis), Clause 6.2(b)(iii) and Clause 6.2(b)(iv) (Capital)
Clause 6.2(c)(iii)(B) (as it relates to “Significant Subsidiaries”) (Corporate Authority Relative to this Agreement; No Violation)
Clause 6.2(d) (Reports and Financial Statements)
Clause 6.2(e) (Internal Controls and Procedures)
Clause 6.2(i)(iv) and Clause 6.2(i)(v) (Employee Benefit Plans)
The first and third sentences of Clause 6.2(j) (Absence of Certain Changes or Events)
Clause 6.2(l) (Information Supplied)

The first sentence of Clause 6.2(o)(i) (Labour Matters)
Clause 6.2(r) (Opinion of Financial Advisor)
Clause 6(s) (Required Vote of Actavis Shareholders)
Clause 6.2(t)(i) (Material Contracts)
Clause 6.2(v) (Finders or Brokers)

Conditions of the Acquisition and the Scheme

Part C

For the purpose of these conditions, capitalized terms shall have the meanings set forth in Appendix III to this announcement, as set forth above in these conditions, and:

“Actavis Material Adverse Effect”, such event, development, occurrence, state of facts or change that has a material adverse effect on the business, operations or financial condition of Actavis and its Subsidiaries, taken as a whole, but shall not include (a) events, developments, occurrences, states of facts or changes (i) generally affecting the pharmaceuticals industry or the segments thereof in which Actavis and its Subsidiaries operate in the United States or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Actavis or any of its Subsidiaries), (iv) reflecting or resulting from changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or US GAAP or other accounting standards (or interpretations thereof), (v) reflecting or resulting from the approval or disapproval by, or the delay of a determination of approval or disapproval by, the FDA or any other Governmental Entity, or any panel or advisory body empowered or appointed thereby, with respect to any Actavis Product candidate which is not subject to an effective marketing application approval by the FDA or other Governmental Entity as of the date of the Transaction Agreement, or (vi) resulting from actions of Actavis or any of its Subsidiaries which Warner Chilcott has expressly requested in writing or to which Warner Chilcott has expressly consented in writing (provided, that in each of the foregoing clauses (i)-(iv), such events may be taken into account to the extent Actavis is disproportionately affected relative to other similarly situated companies); or (b) any decline in the stock price of the Actavis Shares on the NYSE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is an Actavis Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of the Transaction Agreement or the transactions contemplated hereby or the performance of and the compliance with the Transaction Agreement, including any litigation resulting therefrom or with respect thereto (except that this clause (c) shall not apply with respect to Actavis’s representations and warranties in Clause 6.2(c)(iii) of the Transaction Agreement);

“Actavis Parties”, collectively, Actavis, Holdco, IrSub, U.S. Holdco and MergerSub;

“Actavis Shareholders”, the holders of Actavis Shares;

“Antitrust Laws”, the HSR Act and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolisation or restraint of trade;

“Antitrust Order”, any legislative, administrative or judicial action, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Acquisition or the Merger or any other transactions contemplated by the Transaction Agreement under any Antitrust Law;

“Clearances”, all consents, clearances, approvals, permissions, permits, nonactions, orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Relevant Authority or other third party;

“Community”, the European Community;

“EC Merger Regulation”, Council Regulation (EC) No. 139/2004;

“EFTA”, the European Free Trade Association;

“End Date”, the date that is nine months after the date of the Transaction Agreement; provided, that if as of such date all conditions (other than paragraphs 2(c), 2(d), 3(c), 3(d) and 3(e) of Part A) have been satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) or would be satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) if the Acquisition were completed on such date, the “End Date” shall be the date that is one year after the date of the Transaction Agreement;

“EU”, the European Union;

“EU Member State”, a state that is party to treaties of the EU and thereby subject to the privileges and obligations of membership to the EU;

“European Commission”, the executive body of the EU responsible for proposing legislation, implementing decisions, and upholding the EU’s treaties;

“Extraordinary General Meeting” or “EGM”, the extraordinary general meeting of the Warner Chilcott Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“FDA”, the United States Food and Drug Administration;

“Form S-4”, a registration statement on Form S-4 (of which the Joint Proxy Statement will form a part) with respect to the issuance of Holdco Shares in respect of the Scheme and Merger;

“Governmental Entity” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization, or other Person described in the foregoing clauses (i), (ii) or (iii) of this definition, or (v) any political party;

“High Court”, the High Court of Ireland;

“Holdco Shares”, the ordinary shares of $0.0001 each in the capital of Holdco;

“HSR Act”, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“Law”, any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any Relevant Authority;

“Parties”, Warner Chilcott and the Actavis Parties and “Party” shall mean either Warner Chilcott, on the one hand, or Actavis or the Actavis Parties (whether individually or collectively), on the other hand (as the context requires);

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including, for the avoidance of doubt, the Panel, the High Court and the SEC;

“Scheme Document”, a document (or the relevant sections of the Joint Proxy Statement comprising the scheme document) (including any amendments or supplements thereto) to be distributed to Warner Chilcott Shareholders and, for information only, to Warner Chilcott Equity Award Holders containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 202 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act or the Takeover Rules and (v) such other information as Warner Chilcott and Actavis shall agree;

“Share Consideration”, means 0.160 of a Holdco Share;

“Takeover Rules”, the Irish Takeover Panel Act 1997 (as amended), Takeover Rules, 2007, as amended;

“Warner Chilcott Material Adverse Effect”, such event, development, occurrence, state of facts or change that has a material adverse effect on the business, operations or financial condition of Warner Chilcott and its Subsidiaries, taken as a whole, but shall not include (a) events, developments, occurrences, states of facts or changes (i) generally affecting the pharmaceuticals industry or the segments thereof in which Warner Chilcott and its Subsidiaries operate in the United States or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Warner Chilcott or any of its Subsidiaries), (iv) reflecting or resulting from changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or US GAAP or other accounting standards (or interpretations thereof), (v) reflecting or resulting from the approval or disapproval by, or the delay of a determination of approval or disapproval by, the FDA or any other Governmental Entity, or any panel or advisory body empowered or appointed thereby, with respect to any Warner Chilcott Product candidate which is not subject to an effective marketing application approval by the FDA or other Governmental Entity as of the date of the Transaction Agreement, or (vi) resulting from actions of Warner Chilcott or any of its Subsidiaries which Actavis has expressly requested in writing or to which Actavis has expressly consented in writing (provided, that in each of the foregoing clauses (i)-(iv), such events may be taken into account to the extent Warner Chilcott is disproportionately affected relative to other similarly situated companies); or (b) any decline in the stock price of the Warner Chilcott Shares on the NASDAQ Global Select Market or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is a Warner Chilcott Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of the Transaction Agreement or the transactions contemplated hereby or the performance of and the compliance with the Transaction Agreement, including any litigation arising therefrom or with respect thereto (except that this clause (c) shall not apply with respect to Warner Chilcott’s representations and warranties in Clause 6.1(c)(iii) of the Transaction Agreement); and

“US GAAP”, U.S. generally accepted accounting principles.

APPENDIX IV

PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

1 Embankment Place

London

WC2N 6RH

United Kingdom

20 May 2013

The Directors

Actavis, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07054

United States of America

and

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, NY 10036

United States of America

Greenhill & Co., LLC

300 Park Avenue

New York NY 10022

United States of America

(together the “Financial Advisers”)

Dear Sirs

Actavis, Inc. Proposals to acquire Warner Chilcott PLC

We report on the potential operational synergies and related cost reductions, and tax savings statement (the “Statement”) by the directors of Actavis, Inc. (the “Company”) set out in the Rule 2.5 Announcement (the “Announcement”) dated 20 May 2013 to the effect that:

“Actavis, Inc. anticipates that the Acquisition will provide after-tax operational synergies and related cost reductions and tax savings of more than $400 million. The majority of savings are expected to be realized in 2014, with full effect during 2015. The majority of these are operational and this estimate excludes any revenue, manufacturing or interest rate synergies or savings.”

The Statement has been made in the context of disclosure in Appendix I of the Announcement setting out the basis of the belief of the Directors of Actavis, Inc. (the “Directors”) supporting the Statement and their analysis and explanation of the underlying constituent elements.

This report is required by Rule 19.3(b)(ii) of the Irish Takeover Panel Act 1997, Takeover Rules, 2007 (as amended) (the “Rules”) and is given for the purpose of complying with that rule and for no other purpose.

Responsibilities

It is the responsibility of the Directors of the Company to make the Statement in accordance with the Rules.

It is our responsibility and that of the Financial Advisers to form our respective opinions as required by Rule 19.3(b)(ii) of the Rules, as to whether the Statement has been made by the Directors with due care and consideration.

Save for any responsibility which we may have to those persons to whom this report is expressly addressed and for any responsibility arising under Rule 19.3(b)(ii) of the Rules to any person as and to the extent therein provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with Rule 19.3(b)(ii) of the Rules, consenting to its inclusion in the Announcement.

Basis of Opinion

We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. We have discussed the Statement together with the relevant bases of belief (including sources of information and assumptions) with the Directors of the Company and with the Financial Advisers. Our work did not involve any independent examination of any of the financial or other information underlying the Statement.

Since the Statement and the assumptions on which they are based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual benefits achieved will correspond to those anticipated in the Statement and the differences may be material.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America or other jurisdictions and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Opinion

In our opinion, on the basis of the foregoing, the Directors have made the Statement, in the form and context in which it is made, with due care and consideration.

Yours sincerely

PricewaterhouseCoopers LLP

APPENDIX V

Greenhill & Co., LLC

300 Park Avenue

New York NY 10022

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park,

New York,

NY 10036

The Directors

Actavis, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

20 May 2013

Attention: Paul M. Bisaro (Chief Executive Officer; President)

Dear Sirs

Proposed Acquisition of Warner Chilcott plc (“Warner Chilcott”) by Actavis, Inc. (“Actavis”)

Greenhill & Co., LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (together, “we”) refer to the statements of estimated post-tax synergies and tax benefits, the bases of preparation thereof and the notes thereto (the “Statements”) made by Actavis set out in Appendix I of the Rule 2.5 Announcement (the “Document”) dated 20 May 2013, for which the directors of Actavis are solely responsible.

We have discussed the Statements (including the assumptions and sources of information referred to therein) with the directors of Actavis who have developed the underlying plans.

The Statements are subject to uncertainty as described in Appendix I of the Document and our work did not involve any independent examination of any of the financial or other information underlying the Statements.

We have relied upon the accuracy and completeness of all the financial and other information discussed or reviewed by us and have assumed such accuracy and completeness for the purposes of rendering this letter. In giving the confirmation set out in this letter, we have reviewed the work carried out by PricewaterhouseCoopers and have discussed with them the conclusions stated in their report dated 20 May 2013 addressed to yourselves and ourselves in this matter.

We do not express any opinion as to the achievability of the merger benefits identified by the directors of Actavis in the Statements.

This letter is provided solely to the directors of Actavis in connection with Rule 19.3(b)(ii) of the Irish Takeover Panel Act, 1997, Takeover Rules 2007, as amended and for no other purpose. We accept no responsibility to Warner Chilcott or its or Actavis’ shareholders or any other person, other than the directors of Actavis, in respect of the contents of, or any matter arising out of or in connection with, this letter or the work undertaken in connection with this letter.

On the basis of the foregoing, each of us considers that the Statements, for which the directors of Actavis are solely responsible, have been made with due care and consideration in the form and context in which it is made.

Yours faithfully,

Authorized Signatory

Ashish Contractor

For and on behalf of

Greenhill & Co., LLC

Authorized Signatory

For and on behalf of

Merrill Lynch, Pierce, Fenner & Smith Incorporated

APPENDIX VI

DATED MAY 19, 2013

WARNER CHILCOTT PLC,

ACTAVIS, INC.,

ACTAVIS LIMITED

ACTAVIS IRELAND HOLDING LIMITED,

ACTAVIS W.C. HOLDING LLC,

AND

ACTAVIS W.C. HOLDING 2 LLC

TRANSACTION AGREEMENT

DUBLIN

CONTENTS

1.	INTERPRETATION	2

2.	RULE 2.5 ANNOUNCEMENT, SCHEME DOCUMENT AND WARNER CHILCOTT EQUITY AWARD HOLDER PROPOSAL	19

3.	IMPLEMENTATION OF THE SCHEME; ACTAVIS SHAREHOLDERS MEETING	21

4.	EQUITY AWARDS	31

5.	WARNER CHILCOTT AND ACTAVIS CONDUCT	33

6.	REPRESENTATIONS AND WARRANTIES	48

7.	ADDITIONAL AGREEMENTS	85

8.	COMPLETION OF ACQUISITION AND MERGER	102

9.	TERMINATION	111

10.	GENERAL	115

i

THIS AGREEMENT is made on May 19, 2013

AMONG:

(1)	ACTAVIS, INC., a company incorporated in Nevada (hereinafter called “Actavis”),

(2)	ACTAVIS LIMITED, a company incorporated in Ireland with registered number 527629 having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland (hereinafter called “Holdco”),

(3)	ACTAVIS IRELAND HOLDING LIMITED, a company incorporated in Ireland with registered number 527630 having its registered office at 70 Sir John Rogerson’s Quay, Dublin 2, Ireland (hereinafter called “IrSub”),

(4)	ACTAVIS W.C. HOLDING LLC, a limited liability company organized in Delaware (hereinafter called “U.S. Holdco”),

(5)	ACTAVIS W.C. HOLDING 2 LLC, a limited liability company organized in Nevada (hereinafter called “MergerSub”), and

(6)	WARNER CHILCOTT PLC, a company incorporated in Ireland with registered number 471506 having its registered office at 1 Grand Canal Square, Docklands, Dublin 2, Ireland (hereinafter called “Warner Chilcott”).

RECITALS:

(A)	Actavis has agreed to make a proposal to cause Holdco to acquire Warner Chilcott on the terms set out in the Rule 2.5 Announcement (as defined below).

(B)	This Agreement (this “Agreement”) sets out certain matters relating to the conduct of the Acquisition (as defined below) and the Merger (as defined below) that have been agreed by the Parties.

(C)	The Parties intend that the Acquisition will be implemented by way of the Scheme, although this may, subject to the consent of the Panel (where required) be switched to a Takeover Offer in accordance with the terms set out in this Agreement.

(D)	The Parties intend that for U.S. federal income tax purposes, (i) the receipt of the Scheme Consideration in exchange for the Warner Chilcott Shares pursuant to the Scheme will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a separate “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) for purposes of Sections 354 and 361 of the Code, and (ii) the receipt of the Holdco Shares in exchange for the Actavis Shares pursuant to the Merger will be a fully taxable transaction to the holders of the Actavis shares.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement the following words and expressions shall have the meanings set opposite them:

“Acquisition”, the proposed acquisition by Holdco of Warner Chilcott by means of the Scheme or the Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) pursuant to this Agreement (whether by way of the Scheme or the Takeover Offer) (including the issuance by Holdco of the aggregate Share Consideration pursuant to the Scheme or the Takeover Offer), as described in the Rule 2.5 Announcement and provided for in this Agreement;

“Act”, the Companies Act 1963, as amended;

“Actavis”, shall have the meaning given to that term in the Preamble;

“Actavis Alternative Proposal”, shall have the meaning given to that term in Clause 5.4(g);

“Actavis Articles of Incorporation”, shall have the meaning given to that term in Clause 6.2(a);

“Actavis Benefit Plan”, each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Actavis Group;

“Actavis Board”, the board of directors of Actavis;

“Actavis Book Entry Shares”, shall have the meaning given to that term in Clause 8.2(f)(i);

“Actavis Bylaws”, the Second Amended and Restated Bylaws of Actavis;

“Actavis Capitalisation Date”, shall have the meaning given to that term in Clause 6.2(b)(i);

“Actavis Certificates”, shall have the meaning given to that term in Clause 8.2(f)(i);

“Actavis Change of Recommendation”, shall have the meaning given to that term in Clause 5.4(c);

“Actavis Closing Price”, the average, rounded to the nearest cent, of the closing sale prices of an Actavis Share on the NYSE as reported by The Wall Street Journal for the five trading days immediately preceding the day on which the Effective Time occurs;

“Actavis Directors”, the members of the board of directors of Actavis;

“Actavis Disclosure Schedule”, shall have the meaning given to that term in Clause 6.2;

“Actavis Distributable Reserves Resolution”, shall have the meaning given to that term in Clause 7.11(a);

“Actavis Exchange Fund”, shall have the meaning given to that term in Clause 8.2(g)(i);

“Actavis Financing Information”, shall have the meaning given to that term in Clause 3.4(c)(i);

“Actavis Group”, Actavis and all of its Subsidiaries;

“Actavis Healthcare Laws”, shall have the meaning given to that term in Clause 6.2(m)(ii);

“Actavis Indemnified Parties” (and “Actavis Indemnified Party”), shall have the meaning given to that term in Clause 7.3(d);

“Actavis Leased Real Property”, shall have the meaning given to that term in Clause 6.2(q)(ii);

“Actavis Material Adverse Effect”, such event, development, occurrence, state of facts or change that has a material adverse effect on the business, operations or financial condition of Actavis and its Subsidiaries, taken as a whole, but shall not include (a) events, developments, occurrences, states of facts or changes (i) generally affecting the pharmaceuticals industry or the segments thereof in which Actavis and its Subsidiaries operate in the United States or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Actavis or any of its Subsidiaries), (iv) reflecting or resulting from changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or US GAAP or other accounting standards (or interpretations thereof), (v) reflecting or resulting from the approval or disapproval by, or the delay of a determination of approval or disapproval by, the FDA or any other Governmental Entity, or any panel or advisory body empowered or appointed thereby, with respect to any Actavis Product candidate which is not subject to an effective marketing application approval by the FDA or other Governmental Entity as of the date of this Agreement, or (vi) resulting from actions of Actavis or any of its Subsidiaries which Warner Chilcott has expressly requested in writing or to which Warner Chilcott has expressly consented in writing (provided, that in each of the foregoing clauses (i)-(iv), such events may be taken into account to the extent Actavis is disproportionately affected relative to other similarly situated companies); or (b) any decline in the stock price of the Actavis Shares on the NYSE or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is an Actavis Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of this Agreement or the transactions contemplated hereby or the performance of and the compliance with this Agreement, including any litigation resulting therefrom or with respect thereto (except that this clause (c) shall not apply with respect to Actavis’s representations and warranties in Clause 6.2(c)(iii));

“Actavis Material Contracts”, shall have the meaning given to that term in Clause 6.2(t)(i);

“Actavis Merger Parties”, collectively Holdco, IrSub, U.S. Holdco and MergerSub;

“Actavis Notice Period”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Actavis Owned Real Property”, shall have the meaning given to that term in Clause 6.2(q)(i);

“Actavis Parties”, collectively, Actavis, Holdco, IrSub, U.S. Holdco and MergerSub;

“Actavis Permits”, shall have the meaning given to that term in Clause 6.2(g)(ii);

“Actavis Permitted Lien”, shall have the meaning given to that term in Clause 6.2(q)(i);

“Actavis Preferred Shares”, shall have the meaning given to that term in Clause 6.2(b)(i);

“Actavis Product”, all Products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by Actavis or any of its Subsidiaries and all Products with respect to which Actavis or any of its Subsidiaries has royalty rights;

“Actavis Recommendation”, the recommendation of the Actavis Board that Actavis Shareholders vote in favour of the approval of this Agreement;

“Actavis Regulatory Agency”, shall have the meaning given to that term in Clause 6.2(m)(i);

“Actavis Regulatory Permits”, shall have the meaning given to that term in Clause 6.2(m)(i);

“Actavis Reimbursement Payments”, shall have the meaning given to that term in the Expenses Reimbursement Agreement;

“Actavis Reserve Capitalisation Date”, shall have the meaning given to that term in Clause 6.2(b)(i);

“Actavis Revised Acquisition”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Actavis Right to Match”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Actavis SEC Documents”, shall have the meaning given to that term in Clause 6.2(d)(i);

“Actavis Share Award”, an award denominated in Actavis Shares, other than an Actavis Share Option;

“Actavis Share Option”, shall have the meaning given to that term in Clause 8.3(a)(i);

“Actavis Share Plans”, the 1995 Non-Employee Directors’ Stock Option Plan, 2001 Incentive Award Plan, First Amendment and Restatement of the 2001 Incentive Award Plan, the Second Amendment and Restatement of the 2001 Incentive Award Plan, the Third Amendment and Restatement of the 2001 Incentive Award Plan and the Fourth Amendment and Restatement of the 2001 Incentive Award Plan, as amended;

“Actavis Shareholder Approval”, shall have the meaning given to that term in Clause 3.7(b);

“Actavis Shareholders”, the holders of Actavis Shares;

“Actavis Shareholders Meeting”, shall have the meaning given to that term in Clause 3.7(b);

“Actavis Shares”, the common shares of Actavis, par value $0.0033 per share;

“Actavis Superior Proposal”, shall have the meaning given to that term in Clause 5.4(h);

“Acting in Concert”, shall have the meaning given to that term in the Takeover Panel Act;

“Action”, any lawsuit, claim, complaint, action or proceeding before any Relevant Authority;

“Affiliate”, in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise);

“Agreed Form”, in relation to any document, the form of that document which has been initialled for the purpose of identification by or on behalf of each of the Parties;

“Agreement”, shall have the meaning given to that term in the Recitals;

“Antitrust Laws”, shall have the meaning given to that term in Clause 7.2(d);

“Antitrust Order”, shall have the meaning given to that term in Clause 7.2(d);

“Applicable Withholding Amount”, such amounts as are required to be withheld or deducted under the Code or any provision of state, local or non-U.S. Tax Law with respect to any payment made in connection with the cancellation or conversion of a Warner Chilcott Option or Warner Chilcott Share Award or the payment of any dividend equivalents with respect thereto, as applicable;

“Associate”, shall have the meaning given to that term in the Takeover Rules;

“Bribery Act” means the United Kingdom Bribery Act 2010;

“Bribery Legislation” means all and any of the following: the United States Foreign Corrupt Practices Act of 1977; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition laws and/or anti-bribery, anti-corruption and/or anti-money laundering laws of any jurisdiction in which Warner Chilcott operates;

“Business Day”, any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“CERCLA”, shall have the meaning given to that term in Clause 6.1(h);

“Certificate of Merger”, shall have the meaning given to that term in Clause 8.2(b);

“Clearances”, all consents, clearances, approvals, permissions, permits, nonactions, orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Relevant Authority or other third party;

“COBRA”, shall have the meaning given to that term in Clause 6.1(i)(i);

“Code”, shall have the meaning given to that term in the Recitals;

“Companies Acts”, the Companies Acts 1963 to 2005 and Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006, the Companies

(Amendment) Act 2009, the Companies (Miscellaneous Provisions) Act 2009 and the Companies (Amendment) Act 2012, all enactments which are to be read as one with, or construed or read together as one with, the Companies Acts and every statutory modification and re-enactment thereof for the time being in force;

“Completion”, completion of the Acquisition and the Merger;

“Completion Date”, shall have the meaning given to that term in Clause 8.1(a)(i);

“Conditions”, the conditions to the Scheme and the Acquisition set out in paragraphs 1, 2, 3, 4 and 5 of Part A of Appendix III to the Rule 2.5 Announcement, and “Condition” means any one of the Conditions;

“Confidentiality Agreement”, the confidentiality agreement between Warner Chilcott and Actavis dated February 15, 2012, as it may be amended from time to time;

“Court Hearing”, the hearing by the High Court of the Petition to sanction the Scheme under Section 201 of the Act;

“Court Meeting”, the meeting or meetings of the Warner Chilcott Shareholders (and any adjournment thereof) convened by order of the High Court pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Meeting Resolution”, the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

“Court Order”, the order or orders of the High Court sanctioning the Scheme under Section 201 of the Act and confirming the reduction of capital that forms part of it under Sections 72 and 74 of the Act;

“Divestiture Action”, shall have the meaning given to that term in Clause 7.2(h);

“Effective Date”, the date on which the Scheme becomes effective in accordance with its terms;

“Effective Time”, the time on the Effective Date at which the Court Order and a copy of the minute required by Section 75 of the Act are registered by the Registrar of Companies; provided, that the Scheme shall become effective substantially concurrently with the effectiveness of the Merger, to the extent possible;

“EGM Resolutions”, the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the reduction of capital of Warner Chilcott, changes to the articles of association of Warner Chilcott and such other matters as Warner Chilcott reasonably determines to be necessary for the purposes of implementing the Acquisition or, subject to the consent of Actavis (such consent not to be unreasonably withheld, conditioned or delayed), desirable for the purposes of implementing the Acquisition;

“EMA”, European Medicines Agency;

“End Date”, the date that is nine months after the date of this Agreement; provided, that if as of such date all Conditions (other than Conditions 2(c), 2(d), 3(c), 3(d) and 3(e)) have been satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) or would be satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) if the Acquisition were completed on such date, the “End Date” shall be the date that is one year after the date of this Agreement;

“Environmental Laws”, shall have the meaning given to that term in Clause 6.1(h);

“Environmental Liabilities” (and “Environmental Liability”), shall have the meaning given to that term in Clause 6.1(h);

“Environmental Permits”, shall have the meaning given to that term in Clause 6.1(h);

“ERISA”, the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

“Evaluation Material”, shall have the meaning given to that term in the Confidentiality Agreement;

“Exchange Act”, the United States Securities Exchange Act of 1934, as amended;

“Exchange Agent”, a bank or trust company appointed by Actavis (and reasonably acceptable to Warner Chilcott) to act as exchange agent for the payment of the Scheme Consideration and Merger Consideration;

“Exchange Ratio”, shall have the meaning given to that term in Clause 8.1(c)(i);

“Expenses Reimbursement Agreement”, the expenses reimbursement agreement dated May 19, 2013 between Actavis and Warner Chilcott, the terms of which have been approved by the Panel;

“Extraordinary General Meeting” or “EGM”, the extraordinary general meeting of the Warner Chilcott Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“FCPA”, United States Foreign Corrupt Practices Act of 1977, as amended;

“FDA”, the United States Food and Drug Administration;

“FDCA”, United States Food, Drug and Cosmetic Act of 1938, as amended;

“Financing”, third-party debt financing that is necessary, or that is otherwise incurred or intended to be incurred by any of Holdco, Actavis, any of the Actavis Merger Parties or any of the Subsidiaries of Actavis, to refinance or refund any existing indebtedness for borrowed money of Warner Chilcott, Actavis or any of their Subsidiaries, including the offering or private placement of debt securities;

“Financing Information”, shall have the meaning given to that term in Clause 7.10(a);

“Financing Sources”, the entities that have committed to provide or arrange the Financing or other financings in connection with the transactions contemplated hereby, including the parties to any joinder agreements or credit agreements entered pursuant thereto or relating thereto, but excluding in each case for the avoidance of doubt the Parties and their Subsidiaries, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns;

“Form S-4”, shall have the meaning given to that term in Clause 3.7(a);

“Fractional Entitlements”, shall have the meaning given to that term in Clause 8.1(c)(i);

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing clause (i) or (ii) of this definition;

“Governmental Entity” means (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, (iv) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organization, or other Person described in the foregoing clauses (i), (ii) or (iii) of this definition, or (v) any political party;

“Group”, in relation to any Party, such Party and its Subsidiaries;

“Hazardous Substance”, shall have the meaning given to that term in Clause 6.1(h);

“High Court”, the High Court of Ireland;

“Holdco”, shall have the meaning given to that term in the Preamble;

“Holdco Board”, the board of directors of Holdco;

“Holdco Distributable Reserves Creation”, shall have the meaning given to that term in Clause 7.11(a);

“Holdco Memorandum and Articles of Association”, shall have the meaning given to that term in Clause 6.2(a)(ii)(C);

“Holdco Shares”, the ordinary shares of $0.0001 each in the capital of Holdco;

“Holdco Subscriber Shares”, the 7 (seven) Holdco Shares in issue at the date of this Agreement;

“HSR Act”, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“Indemnified Parties” (and “Indemnified Party”), shall have the meaning given to that term in Clause 7.3(d);

“Intellectual Property”, shall have the meaning given to that term in Clause 6.1(p);

“Intervening Event”, with respect to Warner Chilcott or Actavis, as applicable, a material event, development, occurrence, state of facts or change that was not known or reasonably foreseeable to the Warner Chilcott Board or Actavis Board, as applicable, on the date of this Agreement, which event, development, occurrence, state of facts or change becomes known to the Warner Chilcott Board or Actavis Board, as applicable, before the Warner Chilcott Shareholder Approval or Actavis Shareholder Approval, as applicable; provided, that (i) in no event shall any action taken by either Party pursuant to and in compliance with the affirmative covenants set forth in Clause 7.2 of this Agreement, and the consequences of any such action, constitute an Intervening Event, (ii) in no event shall any event, development, occurrence, state of facts or change that has had or would reasonably be expected to have an adverse effect on the business, financial condition or operations of, or the market price of the securities of, a Party or any of its Subsidiaries constitute an Intervening Event with respect to the other Party unless such event, development, occurrence, state of facts or change has had or would reasonably be expected to have a Warner Chilcott Material Adverse Effect (if such other Party is Actavis) or an Actavis Material Adverse Effect (if such other Party is Warner Chilcott), (iii) in no event shall the receipt, existence of or terms of a Warner Chilcott Alternative Proposal or any enquiry relating thereto or the consequences thereof constitute an Intervening Event with respect to Warner Chilcott and (iv) in no event shall the receipt, existence of or terms of any Actavis Alternative Proposal or any enquiry relating thereto or the consequences thereof constitute an Intervening Event with respect to Actavis.

“Ireland” or “Republic of Ireland”, the island of Ireland, excluding Northern Ireland and the word “Irish” shall be construed accordingly;

“IRS”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“IrSub”, shall have the meaning given to that term in the Preamble;

“Joint Proxy Statement”, shall have the meaning given to that term in Clause 3.7(a);

“knowledge”, in relation to Warner Chilcott, the actual knowledge, after due inquiry, of the executive officers of Warner Chilcott listed in Clause 1.1(a) of the Warner Chilcott

Disclosure Schedule, and in relation to Actavis, the actual knowledge, after due inquiry, of the executive officers of Actavis listed in Clause 1.1(a) of the Actavis Disclosure Schedule;

“Law”, any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any Relevant Authority;

“Lien”, shall have the meaning given to that term in Clause 6.1(c)(iii);

“Marketing Material”, shall have the meaning given to that term in Clause 7.10(a);

“Merger”, the merger of MergerSub with and into Actavis in accordance with Clause 8.2;

“Merger Consideration”, shall have the meaning given to that term in Clause 8.2(f)(i);

“Merger Effective Time”, shall have the meaning given to that term in Clause 8.2(b); provided that the Merger shall become effective substantially concurrently with the effectiveness of the Scheme, to the extent possible;

“MergerSub”, shall have the meaning given to that term in the Preamble;

“NASDAQ”, the NASDAQ Global Select Market;

“New Plans”, shall have the meaning given to that term in Clause 7.4(b);

“NGCL”, the Nevada General Corporation Law, as amended;

“Northern Ireland”, the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland;

“NYSE”, the New York Stock Exchange;

“Old Plans”, shall have the meaning given to that term in Clause 7.4(b);

“Organisational Documents”, memorandum and articles of association, articles of incorporation, certificate of incorporation or by-laws or other equivalent organisational document, as appropriate;

“Other Actavis Merger Party Organisational Documents”, shall have the meaning given to that term in Clause 6.2(a)(ii)(C);

“Other Actavis Share-Based Awards”, shall have the meaning given to that term in Clause 8.3(a)(iii);

“Panel”, the Irish Takeover Panel;

“Parties”, Warner Chilcott and the Actavis Parties and “Party” shall mean either Warner Chilcott, on the one hand, or Actavis or the Actavis Parties (whether individually or collectively), on the other hand (as the context requires);

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Petition”, the petition to the High Court seeking the Court Order;

“PHSA”, Public Health Service Act, as amended;

“Products”, all “drugs” and “devices” as those terms are defined in Section 201 of the FDCA, including all biological, pharmaceutical and drug candidates, compounds or products;

“RCRA”, shall have the meaning given to that term in Clause 6.1(h);

“Registrar of Companies”, the Registrar of Companies in Dublin;

“Regulatory Information Service”, a regulatory information service as defined in the Takeover Rules;

“Release”, shall have the meaning given to that term in Clause 6.1(h);

“Relevant Authority”, any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including, for the avoidance of doubt, the Panel, the High Court and the SEC;

“Removal, Remedial or Response”, shall have the meaning given to that term in Clause 6.1(h);

“Representatives”, in relation to any person, the directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or representatives of such person;

“Resolutions”, the resolutions to be proposed at the EGM and Court Meeting required to effect the Scheme, which will be set out in the Scheme Document;

“Restricted Actavis Share”, shall have the meaning given to that term in Clause 8.3(a)(ii);

“Reverse Termination Payment”, shall have the meaning given to that term in Clause 9.2;

“Rule 2.5 Announcement”, the announcement in the Agreed Form to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules;

“Sarbanes-Oxley Act”, shall have the meaning given to that term in Clause 6.1(e);

“Scheme” or “Scheme of Arrangement”, the proposed scheme of arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Act to effect the Acquisition pursuant to this Agreement, in such terms and form as the Parties, acting reasonably, mutually agree, including any revision thereof as may be agreed between the Parties in writing;

“Scheme Consideration”, shall have the meaning given to that term in Clause 8.1(c)(i);

“Scheme Document”, a document (or the relevant sections of the Joint Proxy Statement comprising the scheme document) (including any amendments or supplements thereto) to be distributed to Warner Chilcott Shareholders and, for information only, to Warner Chilcott Equity Award Holders containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 202 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act or the Takeover Rules and (v) such other information as Warner Chilcott and Actavis shall agree;

“Scheme Recommendation”, the recommendation of the Warner Chilcott Board that Warner Chilcott Shareholders vote in favour of the Resolutions;

“SEC”, the United States Securities and Exchange Commission;

“Securities Act”, the United States Securities Act of 1933, as amended;

“Share Consideration”, shall have the meaning given to that term in Clause 8.1(c)(i);

“Share Consideration Value”, means the product obtained by multiplying (x) the Exchange Ratio by (y) the Actavis Closing Price;

“Significant Subsidiary”, a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X of the Securities Act;

“Specified Matters” shall mean any investigations, criminal or civil, and any civil suits (whether or not brought in the name of, or on behalf of, any governmental entity), including any qui tam action, arising from or relating to the matters referenced under “Governmental Investigations” (or any future inquiries, investigations or subpoenas arising from, related to or developing as a result of such matters or the underlying business activities of Warner Chilcott with respect thereto) as set forth in Note 16 to the Financial Statements of Warner Chilcott of the 2012 Annual Report of Warner Chilcott on Form 10-K, filed with the SEC as of February 22, 2013, as well as any matters specified on Section 6.1(g) of the Warner Chilcott Disclosure Schedule;

“Specified Termination”, shall have the meaning given to that term in Clause 9.2;

“Subsidiary”, in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power (provided that the Actavis Merger Parties shall be deemed to be Subsidiaries of Actavis for purposes of this Agreement);

“Surviving Corporation”, shall have the meaning given to that term in Clause 8.2(a);

“Takeover Offer”, means an offer in accordance with Clause 3.6 for the entire issued share capital of Warner Chilcott (other than any Warner Chilcott Shares beneficially owned by Actavis or any member of the Actavis Group (if any)) including any amendment or revision thereto pursuant to this Agreement, the full terms of which would be set out in the Takeover Offer Document;

“Takeover Offer Document”, means, if following the date of this Agreement, Actavis elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6, the document to be despatched to Warner Chilcott Shareholders and others by Actavis (or Holdco) containing, amongst other things, the Takeover Offer, the Conditions (save insofar as not appropriate in the case of a Takeover Offer) and certain information about Actavis and Warner Chilcott and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Takeover Panel Act”, the Irish Takeover Panel Act 1997 (as amended);

“Takeover Rules”, the Irish Takeover Panel Act 1997 (as amended), Takeover Rules, 2007, as amended;

“Tax” (and “Taxes”), shall have the meaning given to that term in Clause 6.1(n)(ii);

“Tax Authority”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“Taxable”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“Taxation”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“Tax Return”, shall have the meaning given to that term in Clause 6.1(n)(ii);

“€”, “EUR”, or “euro”, the single currency unit provided for in Council Regulation (EC) NO974/98 of 8 May 1990, being the lawful currency of Ireland;

“US$”, “$” or “USD”, United States dollars, the lawful currency of the United States of America;

“US” or “United States”, the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;

“US GAAP”, U.S. generally accepted accounting principles;

“U.S. Holdco”, shall have the meaning given to that term in the Preamble;

“Warner Chilcott”, shall have the meaning given to that term in the Preamble;

“Warner Chilcott Alternative Proposal”, shall have the meaning given to that term in Clause 5.3(g);

“Warner Chilcott Benefit Plan”, each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by the Warner Chilcott Group;

“Warner Chilcott Board”, the board of directors of Warner Chilcott;

“Warner Chilcott Capitalisation Date”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Warner Chilcott Change of Recommendation”, shall have the meaning given to that term in Clause 5.3(c);

“Warner Chilcott Directors”, the members of the board of directors of Warner Chilcott;

“Warner Chilcott Disclosure Schedule”, shall have the meaning given to that term in Clause 6.1;

“Warner Chilcott Distributable Reserves Resolution”, shall have the meaning given to that term in Clause 7.11(a);

“Warner Chilcott Employees”, the employees of Warner Chilcott or any Subsidiary of Warner Chilcott who remain employed after the Effective Time;

“Warner Chilcott Equity Award Holder Proposal”, the proposal of Actavis to the Warner Chilcott Equity Award Holders to be made in accordance with Clause 4, Rule 15 of the Takeover Rules and the terms of the Warner Chilcott Share Plan;

“Warner Chilcott Equity Award Holders”, the holders of Warner Chilcott Options and/or Warner Chilcott Share Awards;

“Warner Chilcott Equity Schedule”, shall have the meaning given to that term in Clause 6.1(i)(v);

“Warner Chilcott Euro-Denominated Shares”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Warner Chilcott Exchange Fund”, shall have the meaning given to that term in Clause 8.1(d)(i);

“Warner Chilcott Group”, Warner Chilcott and all of its Subsidiaries;

“Warner Chilcott Healthcare Laws”, shall have the meaning given to that term in Clause 6.1(m)(ii);

“Warner Chilcott Indemnified Parties” (and “Warner Chilcott Indemnified Party”), shall have the meaning given to that term in Clause 7.3(c);

“Warner Chilcott Leased Real Property”, shall have the meaning given to that term in Clause 6.1(q)(ii);

“Warner Chilcott Material Adverse Effect”, such event, development, occurrence, state of facts or change that has a material adverse effect on the business, operations or financial condition of Warner Chilcott and its Subsidiaries, taken as a whole, but shall not include (a) events, developments, occurrences, states of facts or changes (i) generally affecting the pharmaceuticals industry or the segments thereof in which Warner Chilcott and its Subsidiaries operate in the United States or elsewhere, (ii) generally affecting the economy or the financial, debt, credit or securities markets, in the United States or elsewhere, (iii) resulting from any political conditions or developments in general, or resulting from any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Warner Chilcott or any of its Subsidiaries), (iv) reflecting or resulting from changes or proposed changes in Law (including rules and regulations), interpretations thereof, regulatory conditions or US GAAP or other accounting standards (or interpretations thereof), (v) reflecting or resulting from the approval or disapproval by, or the delay of a determination of approval or disapproval by, the FDA or any other Governmental Entity, or any panel or advisory body empowered or appointed thereby, with respect to any Warner Chilcott Product candidate which is not subject to an effective marketing application approval by the FDA or other Governmental Entity as of the date of this Agreement, or (vi) resulting from actions of Warner Chilcott or any of its Subsidiaries which Actavis has expressly requested in writing or to which Actavis has expressly consented in writing (provided, that in each of the foregoing clauses (i)-(iv), such events may be taken into account to the extent Warner Chilcott is disproportionately affected relative to other similarly situated companies); or (b) any decline in the stock price of the Warner Chilcott Shares on the NASDAQ or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period (provided that the underlying causes of such decline or failure may, to the extent not otherwise excluded, be considered in determining whether there is a Warner Chilcott Material Adverse Effect); or (c) any events, developments, occurrences, states of facts or changes resulting from the announcement or the existence of this Agreement or the transactions contemplated hereby or the performance of and the compliance with this Agreement, including any litigation arising therefrom or with respect thereto (except that this clause (c) shall not apply with respect to Warner Chilcott’s representations and warranties in Clause 6.1(c)(iii));

“Warner Chilcott Material Contracts”, shall have the meaning given to that term in Clause 6.1(t)(i);

“Warner Chilcott Memorandum and Articles of Association”, shall have the meaning given to that term in Clause 6.1(a);

“Warner Chilcott Option”, an option to purchase Warner Chilcott Shares;

“Warner Chilcott Owned Real Property”, shall have the meaning given to that term in Clause 6.1(q)(i);

“Warner Chilcott Permits”, shall have the meaning given to that term in Clause 6.1(g)(ii);

“Warner Chilcott Permitted Lien”, shall have the meaning given to that term in Clause 6.1(q)(i);

“Warner Chilcott Preferred Shares”, shall have the meaning given to that term in Clause 6.1(b)(i);

“Warner Chilcott Product”, all Products that are being researched, tested, developed, commercialized, manufactured, sold or distributed by Warner Chilcott or any of its Subsidiaries and all Products with respect to which Warner Chilcott or any of its Subsidiaries has royalty rights;

“Warner Chilcott Regulatory Agency”, shall have the meaning given to that term in Clause 6.1(m)(i);

“Warner Chilcott Regulatory Permits”, shall have the meaning given to that term in Clause 6.1(m)(i);

“Warner Chilcott SEC Documents”, shall have the meaning given to that term in Clause 6.1(d)(i);

“Warner Chilcott Share Award”, an award denominated in Warner Chilcott Shares, other than a Warner Chilcott Option;

“Warner Chilcott Share Plan”, the Warner Chilcott Equity Incentive Plan;

“Warner Chilcott Shareholder Approval”, (i) the approval of the Scheme by a majority in number of the Warner Chilcott Shareholders representing three-fourths (75 per cent.) or more in value of the Warner Chilcott Shares held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) and (ii) the EGM Resolutions being duly passed by the requisite majorities of Warner Chilcott Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting);

“Warner Chilcott Shareholders”, the holders of Warner Chilcott Shares;

“Warner Chilcott Shares”, the ordinary shares of US$0.01 each in the capital of Warner Chilcott;

“Warner Chilcott Superior Proposal”, shall have the meaning given to that term in Clause 5.3(h); and

“Warner Chilcott Superior Proposal Notice”, shall have the meaning given to that term in Clause 5.3(i)(i).

1.2	Construction

(a)	In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

(b)	In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

(c)	In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

(d)	In this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

(e)	In this Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

(f)	In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(g)	In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

1.3	Captions

The table of contents and the headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

1.4	Time

References to times are to Irish times unless otherwise specified.

2.	RULE 2.5 ANNOUNCEMENT, SCHEME DOCUMENT AND Warner Chilcott EQUITY AWARD HOLDER PROPOSAL

2.1	Rule 2.5 Announcement

(a)	Each Party confirms that its respective board of directors (or a duly authorised committee thereof) has approved the contents and release of the Rule 2.5 Announcement.

(b)	Forthwith upon the execution of this Agreement, Warner Chilcott and Actavis shall jointly, in accordance with, and for the purposes of, the Takeover Rules, procure the release of the Rule 2.5 Announcement to a Regulatory Information Service by no later than 11:59 a.m., New York City time, on May 20, 2013, or such later time as may be agreed between the Parties in writing.

(c)	The obligations of Warner Chilcott and Actavis under this Agreement, other than the obligations under Clause 2.1(b), shall be conditional on the release of the Rule 2.5 Announcement to a Regulatory Information Service on May 20, 2013.

(d)	Warner Chilcott confirms that, as of the date hereof, the Warner Chilcott Board considers that the terms of the Scheme as contemplated by this Agreement are fair and reasonable and that the Warner Chilcott Board has resolved to recommend to the Warner Chilcott Shareholders that they vote in favour of the Resolutions. The recommendation of the Warner Chilcott Board that the Warner Chilcott Shareholders vote in favour of the Resolutions, and the related opinion of the financial advisers to the Warner Chilcott Board, are set out in the Rule 2.5 Announcement and, subject to Clause 5.3, shall be incorporated in the Scheme Document and any other document sent to Warner Chilcott Shareholders in connection with the Acquisition to the extent required by the Takeover Rules.

(e)	Actavis confirms that, as of the date hereof, the Actavis Board considers that the terms of the Merger as contemplated by this Agreement are fair and reasonable and that the Actavis Board has resolved to recommend to the Actavis Shareholders that they vote in favour of the approval of this Agreement. The recommendation of the Actavis Board that the Actavis Shareholders vote in favour of the approval of this Agreement are set out in the Rule 2.5 Announcement and, subject to Clause 5.4, shall be incorporated in the Joint Proxy Statement and any other document sent to Actavis Shareholders in connection with the Acquisition to the extent required by the applicable Law.

(f)	The Conditions are hereby incorporated in and shall constitute a part of this Agreement.

2.2	Scheme

Subject to Clause 3.6:

(a)	Warner Chilcott agrees that it will put the Scheme to the Warner Chilcott Shareholders in the manner set out in Clause 3 and, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions (with the exception of Conditions 2(c) and 2(d)), will, in the manner set out in Clause 3, petition the High Court to sanction the Scheme so as to facilitate the implementation of the Acquisition;

(b)	each of Actavis and Holdco agrees that it will participate in the Scheme and agrees to be bound by its terms, as proposed by Warner Chilcott to the Warner Chilcott Shareholders, and that it shall, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions, effect the Acquisition through the Scheme on the terms set out in this Agreement and the Scheme; and

(c)	each of the Parties agrees that it will fully and promptly perform all of the obligations required of it in respect of the Acquisition on the terms set out in this Agreement and/or the Scheme, and each will, subject to the terms and conditions of this Agreement, use all of its reasonable endeavours to take such other steps as are within its power and are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to this Agreement in connection with Completion.

2.3	Change in Shares

If at any time during the period between the date of this Agreement and the Effective Time, the outstanding Warner Chilcott Shares or Actavis Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganisation, recapitalisation, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Share Consideration and any payments to be made under Clause 4 and any other number or amount contained in this Agreement which is based upon the price or number of the Warner Chilcott Shares or the Actavis Shares, as the case may be, shall be correspondingly adjusted to provide the holders of Warner Chilcott Shares the same economic effect as contemplated by this Agreement prior to such event.

2.4	Warner Chilcott Equity Award Holder Proposal

(a)	Subject to the posting of the Scheme Document in accordance with Clause 3.1, the Parties agree that the Warner Chilcott Equity Award Holder Proposal will be made to Warner Chilcott Equity Award Holders in respect of their respective holdings of Warner Chilcott Options and/or Warner Chilcott Share Awards in accordance with Clause 4, Rule 15 of the Takeover Rules and the terms of the Warner Chilcott Share Plan.

(b)	The Warner Chilcott Equity Award Holder Proposal shall be issued as a joint letter from Warner Chilcott and Actavis and the Parties shall agree the final form of the letter to be issued in respect of the Warner Chilcott Equity Award Holder Proposal and all other documentation necessary to effect the Warner Chilcott Equity Award Holder Proposal.

(c)	Save as required by Law, the High Court and/or the Panel, neither Party shall amend the Warner Chilcott Equity Award Holder Proposal after its despatch without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

3.	IMPLEMENTATION OF THE SCHEME; ACTAVIS SHAREHOLDERS MEETING

3.1	Responsibilities of Warner Chilcott in Respect of the Scheme

Warner Chilcott shall:

(a)	be responsible for the preparation of the Scheme Document and all other documentation necessary to effect the Scheme and to convene the EGM and Court Meeting;

(b)	for the purpose of implementing the Scheme, instruct a barrister (of senior counsel standing) and provide Actavis and its advisers with the opportunity to attend any meetings with such barrister to discuss matters pertaining to the Scheme and any issues arising in connection with it (except to the extent the barrister is to advise on matters relating to the fiduciary duties of the directors of Warner Chilcott or their responsibilities under the Takeover Rules);

(c)	as promptly as reasonably practicable after the definitive Joint Proxy Statement is filed with the SEC, or, if the preliminary Joint Proxy Statement is reviewed and commented upon by the SEC, after the filing of the first amendment to the preliminary Joint Proxy Statement with the SEC, Warner Chilcott shall cause to be filed with the Panel the Joint Proxy Statement (in definitive or preliminary form, as the case may be);

(d)	as promptly as reasonably practicable, notify Actavis of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme or the Acquisition as the case may be;

(e)	as promptly as reasonably practicable, notify Actavis upon the receipt of any comments from the Panel on, or any request from the Panel for amendments or supplements to, the Scheme Document, the Warner Chilcott Equity Award Holder Proposal and the related forms of proxy, insofar as lies within its powers of procurement, to be so filed or furnished;

(f)	prior to filing or despatch of any amendment or supplement to the Scheme Document requested by the Panel, or responding in writing to any comments of the Panel with respect thereto, Warner Chilcott shall:

(i)	as promptly as reasonably practicable provide Actavis with an opportunity to review and comment on such document or response; and

(ii)	as promptly as reasonably practicable discuss with Actavis and include in such document or response all comments reasonably proposed by Actavis;

(g)	provide Actavis with drafts of any and all pleadings, affidavits, petitions and other filings prepared by Warner Chilcott for submission to the High Court in connection with the Scheme prior to their filing, and afford Actavis reasonable opportunities to review and make comments on all such documents and include in such documents all comments reasonably proposed by Actavis;

(h)	as promptly as reasonably practicable make all necessary applications to the High Court in connection with the implementation of the Scheme (including issuing appropriate proceedings requesting the High Court to order that the Court Meeting be convened as promptly as practicable following the publication of the Rule 2.5 Announcement), and use all reasonable endeavours so as to ensure that the hearing of such proceedings occurs as promptly as practicable in order to facilitate the despatch of the Scheme Document and seek such directions of the High Court as it considers necessary or desirable in connection with such Court Meeting;

(i)	procure the publication of the requisite advertisements and despatch of the Scheme Document (in a form acceptable to the Panel) and the forms of proxy for the use at the Court Meeting and the EGM (the form of which shall be agreed between the Parties) (a) to Warner Chilcott Shareholders on the register of members of Warner Chilcott on the record date as agreed with the High Court, as promptly as reasonably practicable after the approval of the High Court to despatch the documents being obtained, and (b) to the holders of the Warner Chilcott Options or Warner Chilcott Share Awards on such date, for information only, as promptly as reasonably practicable after the approval of the High Court to despatch the documents being obtained, and thereafter shall publish and/or post such other documents and information (the form of which shall be agreed between the Parties) as the High Court and/or the Panel may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable Law as promptly as reasonably practicable after the approval of the High Court and/or the Panel to publish or post such documents being obtained;

(j)	unless the Warner Chilcott Board has effected a Warner Chilcott Change of Recommendation pursuant to Clause 5.3, and subject to the obligations of the Warner Chilcott Board under the Takeover Rules, procure that the Scheme Document shall include the Scheme Recommendation;

(k)	include in the Scheme Document, a notice convening the EGM to be held immediately following the Court Meeting to consider and, if thought fit, approve the EGM Resolutions;

(l)	prior to the Court Meeting, keep Actavis reasonably informed in the two (2) weeks prior to the Court Meeting of the number of proxy votes received in respect of resolutions to be proposed at the Court Meeting and/or the EGM, and in any event shall provide such number promptly upon the request of Actavis or its Representatives;

(m)	notwithstanding any Warner Chilcott Change of Recommendation, unless this Agreement has been terminated pursuant to Clause 9, hold the Court Meeting and the EGM on the date set out in the Scheme Document, or such later date as may be agreed in writing between the Parties, and in such a manner as shall be approved, if necessary, by the High Court and/or the Panel and propose the Resolutions without any amendments, unless such amendments have been agreed to in writing with Actavis, such agreement not to be unreasonably withheld, conditioned or delayed;

(n)	afford all such cooperation and assistance as may reasonably be requested of it by Actavis in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme including the provision to Actavis of such information and confirmation relating to it, its Subsidiaries and any of its or their respective directors or employees as Actavis may reasonably request (including for the purposes of preparing the Joint Proxy Statement or Form S-4) and to do so in a timely manner and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Warner Chilcott Shareholders or filed with the High Court or in any announcement;

(o)	review and provide comments (if any) in a timely manner on all documentation submitted to it;

(p)	following the Court Meeting and EGM, assuming the Resolutions are duly passed (including by the requisite majorities required under Section 201 of the Act in the case of the Court Meeting) and all other Conditions are satisfied or, in the sole discretion of the applicable Party, waived where applicable (with the exception of Conditions 2(c) and 2(d)), take all necessary steps on the part of Warner Chilcott to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the High Court to the Scheme as soon as possible thereafter; and

(q)	give such undertakings as are required by the High Court in connection with the Scheme as Warner Chilcott determines to be reasonable.

3.2	Responsibilities of Actavis and Holdco in Respect of the Scheme

Actavis shall, and in the case of Clauses 3.2(a), 3.2(b), 3.2(d), 3.2(e), 3.2(f) and 3.2(g) Holdco shall:

(a)	instruct counsel to appear on its behalf at the Court Hearing and undertake to the High Court to be bound by the terms of the Scheme (including the issuance of the Share Consideration pursuant thereto) insofar as it relates to Actavis or Holdco;

(b)	if, and to the extent that, it or any of its Associates owns or is interested in Warner Chilcott Shares, exercise all of its rights, and, insofar as lies within its powers, procure that each of its Associates shall exercise all rights, in respect of such Warner Chilcott Shares so as to implement, and otherwise support the implementation of, the Scheme, including by voting (and, in respect of interests in Warner Chilcott held via contracts for difference or other derivative instruments, insofar as lies within its powers, procuring that instructions are given to the holder of the underlying Warner Chilcott Shares to vote) in favour of the Resolutions or, if required by Law, the High Court, the Takeover Rules or other rules, refraining from voting, at any Court Meeting and/or EGM as the case may be;

(c)	procure that the other members of the Actavis Group and, insofar as lies within its power or procurement, their Representatives, take all such steps as are reasonably necessary or desirable in order to implement the Scheme;

(d)	keep Warner Chilcott reasonably informed and consult with Warner Chilcott as to the performance of the obligations and responsibilities required of Actavis and Holdco pursuant to this Agreement and/or the Scheme and as to any developments relevant to the proper implementation of the Scheme;

(e)	afford all such cooperation and assistance as may reasonably be requested of it by Warner Chilcott in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme including the provision to Warner Chilcott of such information and confirmation relating to it, its Subsidiaries and any of its or their respective directors or employees as Warner Chilcott may reasonably request (including for the purposes of preparing the Joint Proxy Statement) and to do so in a timely manner and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Warner Chilcott Shareholders or filed with the High Court or in any announcement;

(f)	review and provide comments (if any) in a reasonably timely manner on all documentation submitted to it; and

(g)	as promptly as reasonably practicable, notify Warner Chilcott of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme or the Acquisition as the case may be.

3.3	Mutual Responsibilities of the Parties

(a)	If any of the Parties becomes aware of any information that, pursuant to the Takeover Rules, the Act, the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Scheme Document, the Joint Proxy Statement or the Form S-4, then the Party becoming so aware shall promptly inform the other Party thereof and the Parties shall cooperate with each other in submitting or filing such amendment or supplement with the Panel, and, if required, the SEC and/or the High Court and, if required, in mailing such amendment or supplement to the Warner Chilcott Shareholders and, for information only, if required, to the holders of the Warner Chilcott Options or Warner Chilcott Share Awards; and

(b)	Warner Chilcott, Actavis and Holdco each shall take, or cause to be taken, such other steps as are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to Clauses 8.1 and 8.2 in connection with Completion.

3.4	Dealings with the Panel

(a)	Each of the Parties will promptly provide such assistance and information as may reasonably be requested by the other Party for the purposes of, or in connection with, any correspondence or discussions with the Panel in connection with the Acquisition and/or the Scheme.

(b)	Each of the Parties will give the other reasonable prior notice of any proposed meeting or material substantive discussion or correspondence between it or its Representatives with the Panel, or amendment to be proposed to the Scheme in connection therewith and afford the other reasonable opportunities to review and make comments and suggestions with respect to the same and accommodate such comments and suggestions to the extent that such Party, acting reasonably, considers these to be appropriate and keep the other reasonably informed of all such meetings, discussions or correspondence that it or its Representative(s) have with the Panel and not participate in any meeting or discussion with the Panel concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by the Panel, gives such other Party the opportunity to attend and provide copies of all written submissions it makes to the Panel and copies (or, where verbal, a verbal or written summary of the substance) of the Panel responses thereto provided always that any correspondence or other information required to be provided under this Clause 3.4(b) may be redacted:

(i)	to remove references concerning the valuation of the businesses of Warner Chilcott;

(ii)	as necessary to comply with contractual obligations; and

(iii)	as necessary to address reasonable privilege or confidentiality concerns.

(c)	Warner Chilcott undertakes, if so reasonably requested by Actavis, to issue as promptly as reasonably practicable its written consent to Actavis and to the Panel in respect of any application made by Actavis to the Panel:

(i)	to redact any commercially sensitive or confidential information specific to Actavis’s financing arrangements for the Acquisition (“Actavis Financing Information”) from any documents that Actavis is required to display pursuant to Rule 26(b)(xi) of the Takeover Rules; and

(ii)	for a derogation from the requirement under the Takeover Rules to disclose Actavis Financing Information in the Scheme Document, any supplemental document or other document sent to Warner Chilcott Shareholders, the holders of the Warner Chilcott Options or Warner Chilcott Share Awards pursuant to the Takeover Rules.

(d)	Actavis undertakes, if so requested by Warner Chilcott, to issue as promptly as reasonably practicable its written consent to Warner Chilcott and to the Panel in respect of any application made by Warner Chilcott to the Panel to permit entering into and effecting the arrangements contemplated by Clauses 4.1, 4.2, 5.1(b)(i), 5.1(b)(iii), 6(i)(v) and 7.4(a) of the Warner Chilcott Disclosure Schedule.

(e)	Each of the Parties covenants and undertakes that it shall promptly comply with any requirements, directions, rulings and decisions of the Panel, including any requirement to release a new announcement under Rule 2.5 of the Takeover Rules if required. Each Party further agrees that without the prior consent of the other party, not to be unreasonably withheld, delayed or conditioned, it will not initiate any litigation, seek any application for additional review or otherwise appeal any ruling of the Panel.

(f)	Notwithstanding the foregoing provisions of this Clause 3.4, Warner Chilcott shall not be required to take any action pursuant to such provisions if (i) such action is prohibited by the Panel, (ii) Warner Chilcott has received a Warner Chilcott Superior Proposal or (iii) Warner Chilcott has made or is considering making a Warner Chilcott Change of Recommendation.

(g)	Nothing in this Agreement shall in any way limit the Parties’ obligations under the Takeover Rules.

3.5	No Scheme Amendment by Warner Chilcott

Save as required by Law, the High Court and/or the Panel, Warner Chilcott shall not:

(a)	amend the Scheme;

(b)

adjourn or postpone the Court Meeting or the EGM (provided, however, that Warner Chilcott may, without the consent of Actavis, adjourn or postpone the Court Meeting or EGM (i) to the extent reasonably necessary to ensure that any required supplement or amendment to the Joint Proxy Statement or Form S-4 is provided to the Warner Chilcott Shareholders or to permit dissemination of information which is material to shareholders voting at the Court Meeting or the EGM, but only for so long as the Warner Chilcott Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give the Warner Chilcott Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated, or (ii) if as of the time the Court Meeting or EGM is scheduled (as set forth in the Joint Proxy Statement), there are insufficient Warner Chilcott Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Court Meeting or the EGM, but only until a meeting can be held at which there are a sufficient number of Warner Chilcott Shares represented to constitute a quorum or (B) voting for the approval of the Court Resolutions or the EGM Resolutions, as applicable, but only until a meeting can be held at which there are a sufficient number of votes of holders of Warner Chilcott Shares to approve the Court Meeting Resolutions or the EGM Resolutions, as applicable); or

(c)	amend the Resolutions (in each case, in the form set out in the Scheme Document);

after despatch of the Scheme Document without the consent of Actavis (such consent not to be unreasonably withheld, conditioned or delayed).

3.6	Switching to a Takeover Offer

(a)	In the event (and only in the event) that Actavis reasonably considers (in its good faith discretion) that a competitive situation exists or, based on facts known at the time, may reasonably be expected to arise in connection with the Acquisition, Actavis may elect (and with the Panel’s consent, if required) to implement the Acquisition by way of the Takeover Offer (rather than the Scheme), whether or not the Scheme Document has been posted, subject to the terms of this Clause 3.6.

(b)	Save where there has been a Warner Chilcott Change of Recommendation, if Actavis elects to implement the Acquisition by way of the Takeover Offer, Warner Chilcott undertakes to provide Actavis as promptly as reasonably practicable with all such information about the Warner Chilcott Group (including directors and their connected persons) as may reasonably be required for inclusion in the Takeover Offer Document and to provide all such other assistance as may reasonably be required by the Takeover Rules in connection with the preparation of the Takeover Offer Document, including reasonable access to, and ensuring the provision of reasonable assistance by, its management and relevant professional advisers.

(c)	If Actavis elects to implement the Acquisition by way of a Takeover Offer, Warner Chilcott agrees:

(i)	that the Takeover Offer Document will contain provisions in accordance with the terms and conditions set out in the Rule 2.5 Announcement, the relevant Conditions and such other further terms and conditions as agreed (including any modification thereto) between Actavis and the Panel; provided, however, that the terms and conditions of the Takeover Offer shall be at least as favourable to the Warner Chilcott Shareholders (except for the 80 per cent acceptance condition contemplated by Paragraph 9 of Part A of Appendix III to the Rule 2.5 Announcement) and the holders of Warner Chilcott Options and Warner Chilcott Share Awards and Warner Chilcott Employees as those which would apply in relation to the Scheme;

(ii)	save where there has been a Warner Chilcott Change of Recommendation, to reasonably co-operate and consult with Actavis in the preparation of the Takeover Offer Document or any other document or filing which is required for the purposes of implementing the Acquisition;

(iii)	that, subject to the obligations of the Warner Chilcott Board under the Takeover Rules, and unless the Warner Chilcott Board determines in good faith after consultation with its outside legal counsel and its financial advisors that, to do otherwise, would reasonably be expected to be inconsistent with the fiduciary duties of the directors of Warner Chilcott or the Takeover Rules, the Takeover Offer shall incorporate a recommendation to the holders of the Warner Chilcott Shares from the Warner Chilcott Board to accept the Takeover Offer, and such recommendation will not be withdrawn, adversely modified or qualified except as contemplated by Clause 5.3.

(d)	Save where there has been a Warner Chilcott Change of Recommendation, if Actavis elects to implement the Acquisition by way of the Takeover Offer in accordance with Clause 3.6(a), the Parties mutually agree:

(i)	to prepare and file with, or submit to, the SEC all documents, amendments and supplements required to be filed therewith or submitted thereto pursuant to the Securities Act or the Exchange Act in connection with the Takeover Offer, and each Party shall have reasonable opportunities to review and make comments on all such documents, amendments and supplements and, following accommodation of such comments and approval of such documents, amendments and supplements by the other Party, which shall not be unreasonably withheld, conditioned or delayed, file or submit, as the case may be, such documents, amendments and supplements with or to the SEC;

(ii)	to provide the other Party with any comments received from the SEC on any documents filed by it with the SEC promptly after receipt thereof; and

(iii)	to provide the other Party with reasonable prior notice of any proposed oral communication with the SEC and afford the other Party reasonable opportunity to participate therein.

(e)	If the Takeover Offer is consummated, Actavis shall cause Holdco to effect as promptly as reasonably practicable a compulsory acquisition of any Warner Chilcott Shares under section 204 of the Act not acquired in the Takeover Offer for the same consideration per share.

(f)	For the avoidance of doubt and except as may be required by the Takeover Rules (and without limiting any other provision of this Agreement), nothing in this Clause 3.6 shall require Warner Chilcott to provide Actavis with any information with respect to, or to otherwise take or fail to take any action in connection with Warner Chilcott’s consideration of or response to, any Warner Chilcott Alternative Proposal.

3.7	Preparation of Joint Proxy Statement and Form S-4; Actavis Shareholders Meeting

(a)	As promptly as reasonably practicable following the date hereof, each of the Parties shall cooperate in preparing and shall cause to be filed with the SEC (i) mutually acceptable proxy materials which shall constitute (A) the Scheme Document, which shall also constitute the proxy statement relating to the matters to be submitted to the Warner Chilcott Shareholders at the Court Meeting and the EGM and (B) the proxy statement relating to the matters to be submitted to the Actavis Shareholders at the Actavis Shareholders Meeting (such joint proxy statement, and any amendments or supplements thereto, the “Joint Proxy Statement”) and (ii) a registration statement on Form S-4 (of which the Joint Proxy Statement will form a part) with respect to the issuance of Holdco Shares in respect of the Scheme and Merger (the “Form S-4”). Each of the Parties shall use all reasonable endeavours to have the Joint Proxy Statement cleared by the SEC and the Form S-4 to be declared effective by the SEC, to keep the Form S-4 effective as long as is necessary to consummate the Acquisition and the Merger, and to mail the Joint Proxy Statement to their respective shareholders as promptly as practicable after the Form S-4 is declared effective, to the extent required by applicable Law.

Each of the Parties shall, as promptly as practicable after receipt thereof, provide the other with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC. Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement or the Form S-4 prior to filing such with the SEC, and each Party will promptly provide the other Party with a copy of all such filings made with the SEC. Each Party shall use all reasonable endeavours to take any action required to be taken by it under any applicable state securities Laws in connection with the Acquisition or the Merger, and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each Party will advise the other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Holdco Shares issuable in connection with the Acquisition and the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4. If, at any time prior to the Effective Time, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by either Party, and such information should be set forth in an amendment or supplement to the Joint Proxy Statement or the Form S-4 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by Law an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Warner Chilcott Shareholders and the Actavis Shareholders.

(b)	Actavis shall duly take all lawful action to call, give notice of, convene and hold a meeting of the Actavis Shareholders (the “Actavis Shareholders Meeting”) as promptly as practicable following the date upon which the Form S-4 becomes effective for the purpose of obtaining the approval of this Agreement by the holders of Actavis Shares as required by the NGCL and Article I of the Actavis Bylaws and to approve the Actavis Distributable Reserves Resolution (the “Actavis Shareholder Approval”). Save as required by Law, Actavis shall not adjourn or postpone the Actavis Shareholders Meeting after filing of the Form S-4 without the consent of Warner Chilcott (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Actavis may, without the consent of Warner Chilcott, adjourn or postpone the Actavis Shareholders Meeting (i) to the extent reasonably necessary to ensure that any required supplement or amendment to the Joint Proxy Statement or Form-S-4 is provided to the Actavis Shareholders or to permit dissemination of information which is material to shareholders voting at the Actavis Shareholders Meeting, but only for so long as the Actavis Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give the Actavis Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated, or (ii) if as of the time the Actavis Shareholders Meeting is scheduled (as set forth in the Joint Proxy Statement), there are insufficient Actavis Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Actavis Shareholders Meeting, but only until a meeting can be held at which there are a sufficient number of Actavis Shares represented to constitute a quorum or (B) voting for the Actavis Shareholder Approval, but only until a meeting can be held at which there are a sufficient number of votes of holders of Actavis Shares to obtain the Actavis Shareholder Approval. Subject to Clause 5.4, Actavis shall (i) use all reasonable endeavours to obtain from the Actavis Shareholders the Actavis Shareholder Approval and (ii) through the Actavis Board, make the Actavis Recommendation to the Actavis Shareholders and include the Actavis Recommendation in the Joint Proxy Statement. Unless this Agreement has been terminated in accordance with Clause 9, this Agreement shall be submitted to the Actavis Shareholders at the Actavis Shareholders Meeting for the purpose of obtaining the Actavis Shareholder Approval, and nothing contained herein shall be deemed to relieve Actavis of such obligation.

(c)	Actavis shall, prior to the Actavis Shareholders Meeting, keep Warner Chilcott reasonably informed in the two (2) weeks prior to the Actavis Shareholders Meeting of the number of proxy votes received in respect of matters to be acted upon at the Actavis Shareholders Meeting, and in any event shall provide such number promptly upon the request of Warner Chilcott or its Representatives.

(d)	Each of the Parties shall use all reasonable endeavours to cause the Actavis Shareholders Meeting, the Court Meeting and the EGM to be held on the same date.

4.	EQUITY AWARDS

4.1	Warner Chilcott Options Granted under the Warner Chilcott Share Plan

In accordance with the terms of the Warner Chilcott Share Plan and applicable option award agreements evidencing the outstanding Warner Chilcott Options, each Warner Chilcott Option granted under the Warner Chilcott Share Plan that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and pursuant to the Scheme and without any action on the part of the holder of such Warner Chilcott Option, be assumed by Holdco and converted into an option to acquire, on the same terms and conditions as were applicable under such Warner Chilcott Option immediately prior to the Effective Time, a number of Holdco Shares determined by multiplying the number of Warner Chilcott Shares subject to the Warner Chilcott Option immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole share (any Fractional Entitlements shall be treated in accordance with Clause 4.7), at a per share exercise price determined by dividing the per share exercise price of such Warner Chilcott Option immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent; provided, however, that (A) each Warner Chilcott Option (i) that is an “incentive stock option” (as defined in Code Section 422) shall be adjusted in accordance with the requirements of Code Section 424, and (ii) shall be adjusted in a manner that complies with Code Section 409A, and (B) solely to the extent provided for in the option award agreement evidencing a Warner Chilcott Option, if the exercise price per Warner Chilcott Share subject to such Warner Chilcott Option exceeds the Share Consideration Value, such Warner Chilcott Option shall be cancelled and terminated immediately prior to the Effective Time without any payment therefor in accordance with the terms of the option award agreement.

4.2	Warner Chilcott Share Awards Granted under the Warner Chilcott Share Plan

In accordance with the terms of the Warner Chilcott Share Plan and applicable award agreements evidencing the outstanding Warner Chilcott Share Awards, each Warner Chilcott Share Award granted under the Warner Chilcott Share Plan that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and pursuant to the Scheme and without any action on the part of the holder of such Warner Chilcott Share Award, be assumed by Holdco and converted into the right to receive, on the same terms and conditions as were applicable under such Warner Chilcott Share Award immediately prior to the Effective Time, a number of share awards denominated in Holdco Shares determined by multiplying the number of Warner Chilcott Shares subject to the Warner Chilcott Share Award immediately prior to the Effective Time by the Exchange Ratio, rounded down to the nearest whole share (any Fractional Entitlements shall be treated in accordance with Clause 4.7); provided, however, that to the extent that any Warner Chilcott Share Award shall become vested as a result of the transactions contemplated by the Scheme, such Warner Chilcott Share Award shall become vested immediately prior to the Effective Time and, by virtue of the occurrence of the Effective Time and pursuant to the Scheme and without any action on the part of the holder of such Warner Chilcott Share Award, be converted into the right to receive from Holdco the Scheme Consideration in accordance with Clause 8.1(c)(i), less the Applicable Withholding Amount, no later than seven calendar days following the Effective Date.

For any performance-based Warner Chilcott Share Award covered by this Clause 4.2, the number of Warner Chilcott Shares subject to such Warner Chilcott Share Award shall equal the number of Warner Chilcott Shares subject to such Warner Chilcott Share Award in accordance with the terms of such Warner Chilcott Share Award.

4.3	Other Actions in Connection With Assumption of Warner Chilcott Options and Warner Chilcott Share Awards

(a)	Not later than fifteen (15) days prior to the Effective Time, Warner Chilcott shall deliver to the holders of Warner Chilcott Options and Warner Chilcott Share Awards appropriate notices setting forth such holders’ rights pursuant to the Warner Chilcott Share Plan, and the agreements evidencing the grants of such Warner Chilcott Options and Warner Chilcott Share Awards, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by Clauses 4.1 and 4.2 after giving effect to the Merger and the assumption by Holdco as set forth above).

(b)	Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of Holdco Shares for delivery with respect to Warner Chilcott Options and Warner Chilcott Share Awards assumed by it in accordance with Clauses 4.1 and 4.2. As of the Effective Time, if requested by Warner Chilcott prior to the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Holdco Shares subject to such Warner Chilcott Options and Warner Chilcott Share Awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Warner Chilcott Options and Warner Chilcott Share Awards remain outstanding.

(c)	Notwithstanding the provisions of this Clause 4, the Warner Chilcott Options and Warner Chilcott Share Awards described in Sections 4.1 and 4.2 of the Warner Chilcott Disclosure Schedule shall be treated as provided therein.

4.4	Assumption of Actavis Share Plans

(a)	As of the Effective Time, Holdco will assume all Actavis Share Plans and the awards granted thereunder in accordance with Clause 8.3 and will be able to grant stock awards, to the extent permissible by applicable Laws and NYSE regulations, under the terms of the Actavis Share Plans covering the reserved but unissued Actavis Shares, except that (i) Actavis Shares covered by such awards will be Holdco Shares and (ii) all references to a number of Actavis Shares will be changed to references to Holdco Shares.

(b)	As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Actavis Board (or, if appropriate, any committee administering Actavis’s stock-based incentive plans) and Holdco shall adopt such resolutions and take such other actions as may be reasonably required to effectuate the foregoing provisions of this Clause 4.4 subject to any adjustments that may be required by Irish law or by virtue of the fact that Holdco will be an Irish public limited company.

4.5	Reasonable Endeavours

Each of the Parties shall use reasonable endeavours to take any actions reasonably necessary to effectuate the transactions contemplated by this Clause 4, including, without limitation, having the applicable board or committee administering the plans governing the affected awards adopt resolutions necessary to effect the foregoing.

4.6	Amendment of Articles

Warner Chilcott shall procure that a special resolution be put before the Warner Chilcott Shareholders at the EGM proposing that the Articles of Association of Warner Chilcott be amended so that any Warner Chilcott Shares allotted following the EGM will either be subject to the terms of the Scheme or acquired by Holdco for the same consideration per Warner Chilcott Share as shall be payable to Warner Chilcott Shareholders under the Scheme (depending upon the timing of such allotment); provided, however that nothing in such amendment to the Articles of Association shall prohibit the sale (whether on a stock exchange or otherwise) of any Warner Chilcott Shares issued on the exercise of Warner Chilcott Options or vesting or settlement of Warner Chilcott Share Awards, as applicable, following the EGM but prior to the sanction of the Scheme by the High Court, it being always acknowledged that each and every Warner Chilcott Share will be bound by the terms of the Scheme.

4.7	Fractional Entitlements

Notwithstanding anything to the contrary contained in this Clause 4, no Fractional Entitlements shall be issued by Holdco under Clause 4.1 or Clause 4.2, and all Fractional Entitlements in respect of Warner Chilcott Options or Warner Chilcott Share Awards shall be aggregated and sold in the market with the net proceeds of any such sale distributed pro-rata to the holders of such Warner Chilcott Options or Warner Chilcott Share Awards in accordance with the Fractional Entitlements to which they would otherwise have been entitled.

5.	Warner Chilcott AND Actavis CONDUCT

5.1	Conduct of Business by Warner Chilcott

(a)	At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.1 of the Warner Chilcott Disclosure Schedule, or with the prior written consent of Actavis (such consent not to be unreasonably withheld, conditioned or delayed), Warner Chilcott shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects.

(b)	At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.1 of the Warner Chilcott Disclosure Schedule, or with the prior written consent of Actavis (such consent not to be unreasonably withheld, conditioned or delayed), Warner Chilcott:

(i)	shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorise or pay any dividends on or make any distribution with respect to the outstanding shares in its capital (whether in cash, assets, shares or other securities of Warner Chilcott or its Subsidiaries), except dividends and distributions paid or made on a pro rata basis by Subsidiaries in the ordinary course consistent with past practice;

(ii)	shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its shares of capital in issue, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital;

(iii)	shall not, and shall not permit any of its Subsidiaries to (A) grant any Warner Chilcott Options, Warner Chilcott Share Awards or any other equity-based awards, (B) increase the compensation or other benefits payable or provided to Warner Chilcott’s current or former directors, officers, or employees, (C) enter into any employment, change of control, severance or retention agreement with any director, officer or employee of Warner Chilcott, (D) terminate the employment of any officers with a title of VP or above or key employees other than for cause, (E) amend any performance targets with respect to any outstanding bonus or equity awards, (F) amend the funding obligation or contribution rate of any Warner Chilcott Benefit Plan or change any underlying assumptions to calculate benefits payable under any Warner Chilcott Benefit Plan, or (G) establish, adopt, enter into, amend or terminate a Warner Chilcott Benefit Plan or any other plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in the case of each of sub-clauses (A) through (G) of this Clause 5.1(b)(iii) as required by existing written agreements or Warner Chilcott Benefit Plans in effect as of the date of this Agreement or as otherwise required by applicable Law;

(iv)	shall not, and shall not permit any of its Subsidiaries to, make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by US GAAP, applicable Law or SEC policy;

(v)	shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations, except pursuant to existing contracts set forth in Clause 5.1(b)(v) of the Warner Chilcott Disclosure Schedule;

(vi)	shall not amend the Warner Chilcott Memorandum and Articles of Association, and shall not permit any of its Subsidiaries to adopt any amendments to its Organisational Documents;

(vii)	shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital, voting securities or other equity interest in Warner Chilcott or any Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Warner Chilcott Option under any existing Warner Chilcott Share Plan (except as otherwise provided by the express terms of any options outstanding on the date hereof), other than (A) issuances of Warner Chilcott Shares in respect of any exercise of Warner Chilcott Options or the vesting or settlement of Warner Chilcott Share Awards outstanding on the date hereof or set forth in Section 5.1(b)(iii) of the Warner Chilcott Disclosure Schedule, (B) withholding of Warner Chilcott Shares to satisfy Tax obligations pertaining to the exercise of Warner Chilcott Options or the vesting or settlement of Warner Chilcott Share Awards or to satisfy the exercise price with respect to Warner Chilcott Options or to effectuate an optionee direction upon exercise, and (C) issuances of Warner Chilcott Shares pursuant to Warner Chilcott’s dividend reinvestment plan;

(viii)	shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for acquisitions of Warner Chilcott Shares tendered by holders of Warner Chilcott Options and Warner Chilcott Share Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto;

(ix)

shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among Warner Chilcott and its wholly owned Subsidiaries or among Warner Chilcott’s wholly owned Subsidiaries (provided that (x) subject to the provisions of the existing indebtedness of Warner Chilcott and its Subsidiaries as may be amended, Warner Chilcott and its Subsidiaries shall not incur any such indebtedness if it would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement or otherwise have effects upon the Warner Chilcott Group that are material and adverse and (y) in any event, Warner Chilcott shall not structure any such indebtedness in a manner that would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement or otherwise have effects upon the Warner Chilcott Group that are material and adverse), (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money of Warner Chilcott or any of its Subsidiaries maturing on or prior to the six-month anniversary of the date of such refinancing, (C) guarantees by Warner Chilcott of indebtedness for borrowed money of Subsidiaries of Warner Chilcott or guarantees by Warner Chilcott’s Subsidiaries of indebtedness for borrowed money of Warner Chilcott or any Subsidiary of Warner Chilcott, which indebtedness is incurred in compliance with this Clause 5.1(b)(ix), (D) indebtedness for borrowed money incurred pursuant to agreements entered into by Warner Chilcott or its Subsidiaries in effect prior to the execution of this Agreement and set forth in Clause 5.1(b)(ix) of the Warner Chilcott Disclosure Schedule, (E) transactions at the stated maturity of such indebtedness and required amortization or mandatory prepayments and (F) indebtedness for borrowed money not to exceed $10 million in aggregate principal amount outstanding at any time incurred by Warner Chilcott or any of its Subsidiaries other than in accordance with sub-clauses (A)—(E), inclusive; provided that nothing contained herein shall prohibit Warner Chilcott and its Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

(x)	shall not, and shall not permit any of its Subsidiaries to, make any loans to any other person, except for loans among Warner Chilcott and its wholly owned Subsidiaries or among Warner Chilcott’s wholly owned Subsidiaries (provided that (x) subject to the provisions of the existing indebtedness of Warner Chilcott and its Subsidiaries as may be amended, Warner Chilcott and its Subsidiaries shall not make any such loan if it would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement or otherwise have effects upon the Warner Chilcott Group that are material and adverse and (y) in any event, Warner Chilcott shall not structure any such loan in a manner that would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement or otherwise have effects upon the Warner Chilcott Group that are material and adverse);

(xi)

shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Warner Chilcott Permitted Liens), any of its material properties or assets (including shares in the capital of its or their Subsidiaries), except (A) pursuant to existing agreements in effect prior to the execution of this Agreement, (B) in the case of Liens, as required in connection with any indebtedness permitted to be incurred pursuant sub-clause (ix) hereof, (C) sales of inventory in the ordinary course of business, (D) non-exclusive licenses of Intellectual Property in the ordinary course of business and (E) for transactions among Warner Chilcott and its wholly owned Subsidiaries or among Warner Chilcott’s wholly owned Subsidiaries (provided that (x) subject to the provisions of the existing indebtedness of Warner Chilcott and its Subsidiaries as may be amended, Warner Chilcott and its Subsidiaries shall not engage in any such transaction if it would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement or otherwise have effects upon the Warner Chilcott Group that are material and adverse and (y) in any event, Warner Chilcott shall not structure any such transaction in a manner that would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement or otherwise have effects upon the Warner Chilcott Group that are material and adverse);

(xii)	shall not, and shall not permit any of its Subsidiaries to, compromise or settle any material claim, litigation, investigation or proceeding, in each case made or pending by or against Warner Chilcott or any of its Subsidiaries (for the avoidance of doubt, including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than the compromise or settlement of claims, litigation, investigations or proceedings that: (x) is for an amount not to exceed, for any such compromise or settlement individually or in the aggregate, $5,000,000 and (y) does not impose any injunctive relief on Warner Chilcott and its Subsidiaries, or otherwise as required by applicable Law or any judgment by a court of competent jurisdiction;

(xiii)	shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, change any method of Tax accounting, file any amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any closing agreement with respect to any Tax or surrender any right to claim a material amount of Tax refund;

(xiv)	shall not, and shall not permit any of its Subsidiaries to, make any new capital expenditure or expenditures, or commit to do so, in excess of the amounts set forth in Clause 5.1(b)(xiv) of the Warner Chilcott Disclosure Schedule;

(xv)	except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, enter into any contract that would, if entered into prior to the date hereof, be a Warner Chilcott Material Contract, or materially modify, materially amend or terminate any Warner Chilcott Material Contract or waive, release or assign any material rights or claims thereunder;

(xvi)	shall not, and shall not permit any of its Subsidiaries to, alter any intercompany arrangements or agreements or the ownership structure among Warner Chilcott and its wholly owned Subsidiaries or among Warner Chilcott’s wholly owned Subsidiaries if such alterations, individually or in the aggregate, would reasonably be expected to have tax consequences to Warner Chilcott or any of its Subsidiaries or otherwise have effects upon the Warner Chilcott Group that are material and adverse; and

(xvii)	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

5.2	Conduct of Business by Actavis

(a)	At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.2 of the Actavis Disclosure Schedule, or with the prior written consent of Warner Chilcott (such consent not to be unreasonably withheld, conditioned or delayed), Actavis shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects.

(b)	At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.2 of the Actavis Disclosure Schedule, or with the prior written consent of Warner Chilcott (such consent not to be unreasonably withheld, conditioned or delayed), Actavis:

(i)	shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorise or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Actavis or its Subsidiaries), except dividends and distributions paid or made on a pro rata basis by Subsidiaries in the ordinary course consistent with past practice;

(ii)

shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except (unless such transaction would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement) for any such transaction by a wholly owned Subsidiary of Actavis which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)	shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations or any acquisitions of equity or assets, mergers, consolidations or business combinations that would reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement (including the Acquisition);

(iv)	shall not amend the Actavis Articles of Incorporation, the Actavis Bylaws or the Holdco Memorandum and Articles of Association, and shall not permit any of the other Actavis Merger Parties to amend any of the Other Actavis Merger Party Organisational Documents, in each case in any manner that would adversely affect the consummation of the transactions contemplated by this Agreement;

(v)	shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of its capital stock, voting securities or other equity interest in Actavis or any Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares of capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Actavis Share Option under any existing Actavis Share Plans (except as otherwise provided by the express terms of any options outstanding on the date hereof), other than (A) issuances of Actavis Shares in respect of any exercise of Actavis Share Options or the vesting or settlement of Actavis Share Awards outstanding on the date hereof or as may be granted after the date hereof in accordance with this Clause 5.2(b), (B) grants of Actavis Share Options and Actavis Share Awards in the ordinary course of business consistent with past practice, (C) withholding of Actavis Shares to satisfy Tax obligations pertaining to the exercise of Actavis Share Options or the vesting or settlement of Actavis Share Awards or to satisfy the exercise price with respect to Actavis Share Options or to effectuate an optionee direction upon exercise; and (D) transactions among Actavis and its wholly owned Subsidiaries or among Actavis’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement); and

(vi)	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

5.3	Non-Solicitation Applicable to Warner Chilcott

(a)	Subject to any actions which Warner Chilcott is required to take so as to comply with the requirements of the Takeover Rules, Warner Chilcott agrees that neither it nor any Subsidiary of Warner Chilcott shall, and that it shall use all reasonable endeavours to cause its and their respective Representatives and any person Acting in Concert with Warner Chilcott not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any enquiry with respect to, or the making or submission of, any Warner Chilcott Alternative Proposal, (ii) participate in any discussions or negotiations regarding a Warner Chilcott Alternative Proposal with, or furnish any nonpublic information regarding a Warner Chilcott Alternative Proposal to, any person that has made or, to Warner Chilcott’s knowledge, is considering making a Warner Chilcott Alternative Proposal, except to notify such person as to the existence of the provisions of this Clause 5.3, or (iii) waive, terminate, modify or fail to use reasonable endeavours to enforce any provision of any “standstill” or similar obligation of any person with respect to Warner Chilcott or any of its Subsidiaries (provided that Warner Chilcott shall not be required to take, or be prohibited from taking, any action otherwise prohibited or required by this subclause (iii) if the Warner Chilcott Board determines in good faith (after consultation with Warner Chilcott’s legal advisors) that such action or inaction would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law). Warner Chilcott shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Warner Chilcott Alternative Proposal, or any enquiry or proposal that may reasonably be expected to lead to a Warner Chilcott Alternative Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such person or its Representatives.

(b)

Notwithstanding the limitations set forth in Clause 5.3(a), if Warner Chilcott receives a bona fide written Warner Chilcott Alternative Proposal or enquiry or proposal from a person who is intending on making a Warner Chilcott Alternative Proposal and the Warner Chilcott Board determines in good faith (after consultation with Warner Chilcott’s financial advisors and legal counsel) that the failure to take the actions described in clauses (x) and (y) below would be reasonably likely to be inconsistent with the director’s fiduciary duties under applicable Law, and which Warner Chilcott Alternative Proposal, enquiry or proposal was made after the date of this Agreement and did not otherwise result from a breach of this Clause 5.3, Warner Chilcott may take any or all of the following actions: (x) furnish nonpublic information to the third party (and any persons working in concert with such third party and to their respective potential financing sources and Representatives) making or intending to make such Warner Chilcott Alternative Proposal (provided that all such information has previously been provided to Actavis or is provided to Actavis substantially concurrently with the time it is provided to such person(s)), if, and only if, prior to so furnishing such information, Warner Chilcott receives from the third party an executed confidentiality agreement on terms no less restrictive of such person than the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to such Warner Chilcott Alternative Proposal. Warner Chilcott will promptly (and in any event within 24 hours of receipt) notify Actavis orally and in writing of the receipt of any Warner Chilcott Alternative Proposal or any communication or proposal that may reasonably be expected to lead to a Warner Chilcott Alternative Proposal and shall, in the case of any such notice to Actavis as to receipt of a Warner Chilcott Alternative Proposal, indicate the material terms and conditions of such Warner Chilcott Alternative Proposal or such communication or proposal (including any changes to such material terms and conditions) and the identity of the person making any such Warner Chilcott Alternative Proposal and thereafter shall promptly keep Actavis reasonably informed on a reasonably current basis of any material change to the terms and status of any such Warner Chilcott Alternative Proposal. Warner Chilcott shall provide to Actavis as soon as reasonably practicable after receipt or delivery thereof (and in any event within 24 hours of receipt or delivery) copies of all written correspondence and other written material exchanged between Warner Chilcott or any of its Subsidiaries and the person making a Warner Chilcott Alternative Proposal (or such person’s Representatives) that describes any of the material terms or conditions of such Warner Chilcott Alternative Proposal, including draft agreements or term sheets submitted by either party in connection therewith. Warner Chilcott shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement that prohibits Warner Chilcott from providing such information to Actavis.

(c)

Except as set forth in Clauses 5.3(d), (e) and (f) below, neither the Warner Chilcott Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Actavis), or propose publicly to withdraw (or modify in any manner adverse to Actavis), the Scheme Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Warner Chilcott Alternative Proposal (any action in this subclause (i) being referred to as a “Warner Chilcott Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act in and of itself shall constitute a Warner Chilcott Change of Recommendation and (y) for the avoidance of doubt, the provision by Warner Chilcott to Actavis of notice or information in connection with a Warner Chilcott Alternative Proposal or Warner Chilcott Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute a Warner Chilcott Change of

Recommendation) or (ii) cause or allow Warner Chilcott or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Warner Chilcott Alternative Proposal, or requiring, or reasonably expected to cause, Warner Chilcott to abandon, terminate, delay or fail to consummate the Acquisition (other than as contemplated by Clause 5.3(i)(i) and other than a confidentiality agreement referred to in Clause 5.3(b)).

(d)	Nothing in this Agreement shall prohibit or restrict the Warner Chilcott Board, at any time prior to obtaining the Warner Chilcott Shareholder Approval, from making a Warner Chilcott Change of Recommendation if the Warner Chilcott Board has concluded in good faith (after consultation with Warner Chilcott’s outside legal counsel and financial advisors) (i) that a Warner Chilcott Alternative Proposal constitutes a Warner Chilcott Superior Proposal and (ii) that the failure to make a Warner Chilcott Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Warner Chilcott shall have provided prior written notice to Actavis, at least three Business Days in advance, of the Warner Chilcott Board’s intention to make such Warner Chilcott Change of Recommendation, and provided, further, that the Warner Chilcott Board shall take into account any changes to the terms of this Agreement and the Scheme proposed by Actavis in response to such prior written notice or otherwise, and during such three Business Day period Warner Chilcott shall engage in good faith negotiations with Actavis regarding any changes to the terms of this Agreement proposed by Actavis.

(e)	Nothing in this Agreement shall prohibit or restrict the Warner Chilcott Board, in response to an Intervening Event, from making a Warner Chilcott Change of Recommendation at any time prior to obtaining the Warner Chilcott Shareholder Approval if the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Warner Chilcott shall have provided prior written notice to Actavis, at least three Business Days in advance, of the Warner Chilcott Board’s intention to make such Warner Chilcott Change of Recommendation, and provided, further, that the Warner Chilcott Board shall take into account any changes to the terms of this Agreement and the Scheme proposed by Actavis in response to such prior written notice or otherwise, and during such three Business Day period Warner Chilcott shall engage in good faith negotiations with Actavis regarding any changes to the terms of this Agreement proposed by Actavis. Notwithstanding any Warner Chilcott Change of Recommendation, unless this Agreement has been terminated in accordance with Clause 9, Warner Chilcott shall hold the Court Meeting and the EGM in accordance with Clause 3.1 for purposes of obtaining the approval of the Resolutions by the requisite majorities of Warner Chilcott Shareholders, and nothing contained herein shall be deemed to relieve Warner Chilcott of such obligation.

(f)	Nothing contained in this Agreement shall prohibit or restrict Warner Chilcott or the Warner Chilcott Board from (i) taking and disclosing to the Warner Chilcott Shareholders a position or making a statement contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, or (ii) making any disclosure to the Warner Chilcott Shareholders if in the good faith judgment of the Warner Chilcott Board (after consultation with Warner Chilcott’s outside legal advisors), failure to so disclose and/or take would be reasonably likely to give rise to a violation of applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act that relates to the approval, recommendation or declaration of advisability by the Warner Chilcott Board with respect to this Agreement or a Warner Chilcott Alternative Proposal shall be deemed to be a Warner Chilcott Change of Recommendation unless Warner Chilcott in connection with such disclosure publicly states that the Warner Chilcott Board expressly rejects the applicable Warner Chilcott Alternative Proposal, expressly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Warner Chilcott Board, without disclosing any Warner Chilcott Change of Recommendation.

(g)	As used in this Agreement, “Warner Chilcott Alternative Proposal” shall mean any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Actavis or any of its Associates or any person Acting in Concert with Actavis pursuant to Rule 2.5 of the Takeover Rules) for (i) the acquisition of Warner Chilcott by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 25% or more of the assets of Warner Chilcott and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Warner Chilcott’s Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 25% or more of the outstanding Warner Chilcott Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving Warner Chilcott as a result of which the holders of Warner Chilcott Shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof.

(h)	As used in this Agreement “Warner Chilcott Superior Proposal” shall mean a written bona fide Warner Chilcott Alternative Proposal made by any person that the Warner Chilcott Board determines in good faith (after consultation with Warner Chilcott’s financial advisors and legal counsel) is more favourable to the Warner Chilcott Shareholders than the transactions contemplated by this Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Warner Chilcott Board considers to be appropriate (it being understood that, for purposes of the definition of “Warner Chilcott Superior Proposal”, references to “25%” and “75%” in the definition of Warner Chilcott Alternative Proposal shall be deemed to refer to “50%”).

(i)	The Parties agree that:

(i)	Warner Chilcott may terminate this Agreement, at any time prior to obtaining the Warner Chilcott Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Warner Chilcott Superior Proposal, provided that (x) promptly upon the Warner Chilcott Board’s determination that a Warner Chilcott Superior Proposal exists (and in any event, within twenty-four (24) hours of such determination) Warner Chilcott has provided a written notice to Actavis (a “Warner Chilcott Superior Proposal Notice”) advising Actavis that Warner Chilcott has received a Warner Chilcott Alternative Proposal and specifying the information with respect thereto required by Clause 5.3(b) and including written notice of the determination of the Warner Chilcott Board that the Warner Chilcott Alternative Proposal constitutes a Warner Chilcott Superior Proposal, (y) Warner Chilcott has provided Actavis with an opportunity, for a period of three Business Days from the time of delivery to Actavis of the Warner Chilcott Superior Proposal Notice (as may be extended pursuant to the proviso below, the “Actavis Notice Period”), to propose to amend (the “Actavis Right to Match”) the terms and conditions of this Agreement and the Acquisition, including an increase in, or modification of, the Scheme Consideration (any such proposed transaction, a “Actavis Revised Acquisition”), such that the Warner Chilcott Superior Proposal no longer constitutes a Warner Chilcott Superior Proposal, and (z) at the end of such Actavis Notice Period, the Warner Chilcott Board has determined that the Warner Chilcott Superior Proposal continues to be a Warner Chilcott Superior Proposal notwithstanding the Actavis Revised Acquisition and taking into account all amendments and proposed changes made thereto during the Actavis Notice Period. In the event that during the Actavis Notice Period any material revision is made to the financial terms of the Warner Chilcott Superior Proposal, Warner Chilcott shall be required, upon each such revision, to deliver a new Warner Chilcott Superior Proposal Notice to Actavis and to comply with the requirements of this Clause 5.3(i)(i) with respect to such new Warner Chilcott Superior Proposal Notice, except that the Actavis Notice Period shall be the greater of 24 hours and the amount of time remaining in the initial Actavis Notice Period; and

(ii)	in the event that a competitive situation arises pursuant to Rule 31.4 of the Takeover Rules in relation to Actavis and a third party or parties, Warner Chilcott shall use reasonable endeavours to obtain permission from the Panel to provide that the auction procedure determined by the Panel shall give effect to and be consistent with Actavis’s rights and the obligations of Warner Chilcott and the Warner Chilcott Board pursuant to this Clause 5.3(i), and Warner Chilcott shall, to the extent reasonably practicable, keep Actavis reasonably informed of any discussions with the Panel in respect of the determination of such auction procedure.

5.4	Non-Solicitation Applicable to Actavis

(a)	Actavis agrees that neither it nor any Subsidiary of Actavis shall, and that it shall use all reasonable endeavours to cause its and their respective Representatives and any person Acting in Concert with Actavis not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any enquiry with respect to, or the making or submission of, any Actavis Alternative Proposal, (ii) participate in any discussions or negotiations regarding an Actavis Alternative Proposal with, or furnish any nonpublic information regarding an Actavis Alternative Proposal to, any person that has made or, to Actavis’s knowledge, is considering making an Actavis Alternative Proposal, except to notify such person as to the existence of the provisions of this Clause 5.4, or (iii) waive, terminate, modify or fail to use reasonable endeavours to enforce any provision of any “standstill” or similar obligation of any person with respect to Actavis or any of its Subsidiaries (provided that Actavis shall not be required to take, or be prohibited from taking, any action otherwise prohibited or required by this subclause (iii) if the Actavis Board determines in good faith (after consultation with Actavis’s legal advisors) that such action or inaction would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law). Actavis shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Actavis Alternative Proposal, or any enquiry or proposal that may reasonably be expected to lead to an Actavis Alternative Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such person or its Representatives.

(b)

Notwithstanding the limitations set forth in Clause 5.4(a), if Actavis receives a bona fide written Actavis Alternative Proposal or enquiry or proposal from a person who is intending on making an Actavis Alternative Proposal and the Actavis Board determines in good faith (after consultation with Actavis’s financial advisors and legal counsel) that the failure to take the actions described in clauses (x) and (y) below would be reasonably likely to be inconsistent with the director’s fiduciary duties under applicable Law, and which Actavis Alternative Proposal, enquiry or proposal was made after the date of this Agreement and did not otherwise result from a breach of this Clause 5.4, Actavis may take any or all of the following actions: (x) furnish nonpublic information to the third party (and any persons working in concert with such third party and to their respective potential financing sources and Representatives) making or intending to make such Actavis Alternative Proposal (provided that all such information has previously been provided to Warner Chilcott or is provided to Warner Chilcott substantially concurrently with the time it is provided to such person(s)), if, and only if, prior to so furnishing such information, Actavis receives from the third party an executed confidentiality agreement on terms no less restrictive of such person than the Confidentiality Agreement and (y) engage in discussions or negotiations with the third party with respect to such Actavis Alternative

Proposal. Actavis will promptly (and in any event within 24 hours of receipt) notify Warner Chilcott orally and in writing of the receipt of any Actavis Alternative Proposal or any communication or proposal that may reasonably be expected to lead to an Actavis Alternative Proposal and shall, in the case of any such notice to Warner Chilcott as to receipt of an Actavis Alternative Proposal, indicate the material terms and conditions of such Actavis Alternative Proposal or such communication or proposal (including any changes to such material terms and conditions) and the identity of the person making any such Actavis Alternative Proposal and thereafter shall promptly keep Warner Chilcott reasonably informed on a reasonably current basis of any material change to the terms and status of any such Actavis Alternative Proposal. Actavis shall provide to Warner Chilcott as soon as reasonably practicable after receipt or delivery thereof (and in any event within 24 hours of receipt or delivery) copies of all written correspondence and other written material exchanged between Actavis or any of its Subsidiaries and the person making an Actavis Alternative Proposal (or such person’s Representatives) that describes any of the material terms or conditions of such Actavis Alternative Proposal, including draft agreements or term sheets submitted by either party in connection therewith. Actavis shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement that prohibits Actavis from providing such information to Warner Chilcott.

(c)	Except as set forth in Clauses 5.4(d), (e) and (f) below, neither the Actavis Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Warner Chilcott), or propose publicly to withdraw (or modify in any manner adverse to Warner Chilcott), the Actavis Recommendation or (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Actavis Alternative Proposal (any action in this subclause (i) being referred to as an “Actavis Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication pursuant to Rule 14d-9(f) of the Exchange Act in and of itself shall constitute an Actavis Change of Recommendation and (y) for the avoidance of doubt, the provision by Actavis to Warner Chilcott of notice or information in connection with an Actavis Alternative Proposal or Actavis Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute an Actavis Change of Recommendation) or (ii) cause or allow Actavis or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Actavis Alternative Proposal, or requiring, or reasonably expected to cause, Actavis to abandon, terminate, delay or fail to consummate the Acquisition (other than a confidentiality agreement referred to in Clause 5.4(b)).

(d)	Nothing in this Agreement shall prohibit or restrict the Actavis Board, at any time prior to obtaining the Actavis Shareholder Approval, from making an Actavis

Change of Recommendation if the Actavis Board has concluded in good faith (after consultation with Actavis’s outside legal counsel and financial advisors) (i) that an Actavis Alternative Proposal constitutes an Actavis Superior Proposal and (ii) that the failure to make an Actavis Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Actavis shall have provided prior written notice to Warner Chilcott, at least three Business Days in advance, of the Actavis Board’s intention to make such Actavis Change of Recommendation, and provided, further, that the Actavis Board shall take into account any changes to the terms of this Agreement and the Scheme proposed by Warner Chilcott in response to such prior written notice or otherwise, and during such three Business Day period Actavis shall engage in good faith negotiations with Warner Chilcott regarding any changes to the terms of this Agreement proposed by Warner Chilcott.

(e)	Nothing in this Agreement shall prohibit or restrict the Actavis Board, in response to an Intervening Event, from making an Actavis Change of Recommendation at any time prior to obtaining the Actavis Shareholder Approval if the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Actavis shall have provided prior written notice to Warner Chilcott, at least three Business Days in advance, of the Actavis Board’s intention to make such Actavis Change of Recommendation, and provided, further, that the Actavis Board shall take into account any changes to the terms of this Agreement and the Scheme proposed by Warner Chilcott in response to such prior written notice or otherwise, and during such three Business Day period Actavis shall engage in good faith negotiations with Warner Chilcott regarding any changes to the terms of this Agreement proposed by Warner Chilcott. Notwithstanding any Actavis Change of Recommendation, unless this Agreement has been terminated in accordance with Clause 9, Actavis shall hold the Actavis Shareholders Meeting in accordance with Clause 3.7 for purposes of obtaining the Actavis Shareholder Approval, and nothing contained herein shall be deemed to relieve Actavis of such obligation.

(f)

Nothing contained in this Agreement shall prohibit or restrict Actavis or the Actavis Board from (i) taking and disclosing to the Actavis Shareholders a position or making a statement contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, or (ii) making any disclosure to the Actavis Shareholders if in the good faith judgment of the Actavis Board (after consultation with Actavis’s outside legal advisors), failure to so disclose and/or take would be reasonably likely to give rise to a violation of applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act that relates to the approval, recommendation or declaration of advisability by the Actavis Board with respect to this Agreement or an Actavis Alternative Proposal shall be deemed to be an Actavis Change of Recommendation unless Actavis in connection with such disclosure publicly states that the Actavis Board expressly rejects the applicable Actavis Alternative

Proposal, expressly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Actavis Board, without disclosing any Actavis Change of Recommendation.

(g)	As used in this Agreement, “Actavis Alternative Proposal” shall mean any bona fide proposal or bona fide offer made by any person for (i) the acquisition of Actavis by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 25% or more of the assets of Actavis and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Actavis’s Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 25% or more of the outstanding Actavis Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving Actavis as a result of which the holders of Actavis Shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof.

(h)	As used in this Agreement “Actavis Superior Proposal” shall mean a written bona fide Actavis Alternative Proposal made by any person that the Actavis Board determines in good faith (after consultation with Actavis’s financial advisors and legal counsel) is more favourable to the Actavis Shareholders than the transactions contemplated by this Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Actavis Board considers to be appropriate (it being understood that, for purposes of the definition of “Actavis Superior Proposal”, references to “25%” and “75%” in the definition of Actavis Alternative Proposal shall be deemed to refer to “50%”).

6.	REPRESENTATIONS AND WARRANTIES

6.1	Warner Chilcott Representations and Warranties

Except as disclosed in the Warner Chilcott SEC Documents filed or furnished with the SEC since January 1, 2011 and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable section of the disclosure schedule delivered by Warner Chilcott to Actavis immediately prior to the execution of this Agreement (the “Warner Chilcott Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Warner Chilcott Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Warner Chilcott represents and warrants to Actavis as follows:

(a)

Qualification, Organisation, Subsidiaries, etc. Each of Warner Chilcott and its Subsidiaries is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organised, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Warner Chilcott Material Adverse Effect. Warner Chilcott has filed with the SEC, prior to the date of this Agreement, a complete and accurate copy of the Memorandum and Articles of Association of Warner Chilcott (the “Warner Chilcott Memorandum and Articles of Association”) as amended to the date hereof. The Warner Chilcott Memorandum and Articles of Association are in full force and effect and Warner Chilcott is not in violation of the Warner Chilcott Memorandum and Articles of Association.

(i)	Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Warner Chilcott have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Warner Chilcott free and clear of all Liens, other than Warner Chilcott Permitted Liens.

(b)	Capital.

(i)	The authorised capital of Warner Chilcott consists of 40,000 ordinary shares, par value €1.00 per share (“Warner Chilcott Euro-Denominated Shares”), 500,000,000 Warner Chilcott Shares and 100,000,000 preference shares, par value $0.01 per share (“Warner Chilcott Preferred Shares”). As of May 15, 2013 (the “Warner Chilcott Capitalisation Date”), (A) (i) 250,922,431 Warner Chilcott Shares were issued and outstanding and (ii) no Warner Chilcott Euro-Denominated Shares were issued or outstanding, (B) (i) no Warner Chilcott Shares were held in treasury and (ii) no Warner Chilcott Shares were held by Subsidiaries of Warner Chilcott, (C) 16,511,077 Warner Chilcott Shares were reserved for issuance pursuant to the Warner Chilcott Share Plan and (D) no Warner Chilcott Preferred Shares were issued or outstanding. All the outstanding Warner Chilcott Shares are, and all Warner Chilcott Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(ii)

Except as set forth in sub-clause (i) above, as of the date hereof: (A) Warner Chilcott does not have any shares of capital in issue or outstanding other than Warner Chilcott Shares that have become outstanding after the Warner Chilcott Capitalisation Date, but were reserved for issuance as set forth in sub-clause (i) above, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of shares of capital to which Warner Chilcott or any of Warner Chilcott’s Subsidiaries is a party obligating Warner Chilcott or any of Warner Chilcott’s Subsidiaries to (I) issue, transfer or sell any shares in the capital or other equity interests of Warner Chilcott or any Subsidiary of Warner Chilcott or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Warner Chilcott or a wholly owned Subsidiary of Warner Chilcott); (II) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (III) redeem or otherwise acquire any such shares in its capital or other equity interests; or (IV) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned.

(iii)	Neither Warner Chilcott nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Warner Chilcott Shareholders on any matter.

(iv)	There are no voting trusts or other agreements or understandings to which Warner Chilcott or any of its Subsidiaries is a party with respect to the voting of the shares in the capital or other equity interest of Warner Chilcott or any of its Subsidiaries.

(c)	Corporate Authority Relative to this Agreement; No Violation.

(i)

Warner Chilcott has all requisite corporate power and authority to enter into this Agreement and the Expenses Reimbursement Agreement and, subject (in the case of this Agreement) to receipt of the Warner Chilcott Shareholder Approval (and, in the case of the Holdco Distributable Reserves Creation, to approval of the Warner Chilcott Distributable Reserves Resolution by the Warner Chilcott Shareholders and the Actavis Distributable Reserves Resolution by the Actavis Shareholders, to the adoption by the shareholders of Holdco of the resolution contemplated by Clause 7.11(c)(i) and to receipt of the required approval by the High Court), to consummate the transactions contemplated hereby and thereby, including the Acquisition. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the Warner Chilcott Board and, except for (A) the Warner Chilcott Shareholder Approval and (B) the filing of the required documents and other actions in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of Warner Chilcott are necessary to authorise the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Warner Chilcott Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of Warner Chilcott and the Warner Chilcott Shareholders and has

adopted a resolution to make, subject to Clause 5.3 and to the obligations of the Warner Chilcott Board under the Takeover Rules, the Scheme Recommendation. This Agreement has been duly and validly executed and delivered by Warner Chilcott and, assuming this Agreement constitutes the valid and binding agreement of the Actavis Parties, constitutes the valid and binding agreement of Warner Chilcott, enforceable against Warner Chilcott in accordance with its terms.

(ii)	Other than in connection with or in compliance with (A) the provisions of the Companies Acts, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, (F) any applicable requirements of other Antitrust Laws, (G) any applicable requirements of the NYSE and NASDAQ and (H) the Clearances set forth on Clause 6.1(c)(ii) of the Warner Chilcott Disclosure Schedule, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Warner Chilcott of the transactions contemplated by this Agreement, except for such authorisations, consents, approvals or filings (I) that, if not obtained or made, would not reasonably be expected to have individually or in the aggregate, a Warner Chilcott Material Adverse Effect or (II) as may arise as a result of facts or circumstances relating to Actavis or its Affiliates or Laws or contracts binding on Actavis or its Affiliates.

(iii)

The execution and delivery by Warner Chilcott of this Agreement and the Expenses Reimbursement Agreement do not, and, except as described in Clause 6.1(c)(ii), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Warner Chilcott or any of Warner Chilcott’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties, rights or assets of Warner Chilcott or any of Warner Chilcott’s Subsidiaries, other than Warner Chilcott Permitted Liens, (B) conflict with or result in any violation of any provision of the Organisational Documents of Warner Chilcott or any of Warner Chilcott’s Subsidiaries or (C) conflict with or violate any Laws applicable to Warner Chilcott or any of Warner Chilcott’s Subsidiaries or any of their respective properties or assets, other than, (I) in the case of sub-clauses (A), (B) (with respect to Subsidiaries that are not Significant Subsidiaries) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott

Material Adverse Effect, and (II) as may arise as a result of facts or circumstances relating to Actavis or its Affiliates or Laws or contracts binding on Actavis or its Affiliates.

(d)	Reports and Financial Statements.

(i)	From December 31, 2010 through the date of this Agreement, Warner Chilcott has filed or furnished all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished prior to the date hereof by it with the SEC (the “Warner Chilcott SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Warner Chilcott SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Warner Chilcott SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(ii)	The consolidated financial statements (including all related notes and schedules) of Warner Chilcott included in the Warner Chilcott SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Warner Chilcott and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with US GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)	Internal Controls and Procedures. Warner Chilcott has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Warner Chilcott’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Warner Chilcott in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Warner Chilcott’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(f)	No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in Warner Chilcott’s consolidated balance sheet (or the notes thereto) as of March 31, 2013 included in the Warner Chilcott SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since March 31, 2013, (iii) as expressly permitted or contemplated by this Agreement and (iv) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Warner Chilcott nor any Subsidiary of Warner Chilcott has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by US GAAP to be reflected on a consolidated balance sheet of Warner Chilcott and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have a Warner Chilcott Material Adverse Effect.

(g)	Compliance with Law; Permits.

(i)	Warner Chilcott and each of Warner Chilcott’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws applicable to Warner Chilcott, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(ii)	Warner Chilcott and Warner Chilcott’s Subsidiaries are in possession of all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Relevant Authority necessary for Warner Chilcott and Warner Chilcott’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Warner Chilcott Permits”), except where the failure to have any of the Warner Chilcott Permits would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect. All Warner Chilcott Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(iii)	Notwithstanding anything contained in this Clause 6.1(g), no representation or warranty shall be deemed to be made in this Clause 6.1(g) in respect of the matters referenced in Clause 6.1(d), 6.1(e) or 6.1(m), or in respect of environmental, Tax, employee benefits or labour Laws matters.

(h)	Environmental Laws and Regulations. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Warner Chilcott

Material Adverse Effect: (i) Warner Chilcott and its Subsidiaries are now and have been in compliance with all, and have not violated any, applicable Environmental Laws; (ii) no property currently or formerly owned, leased or operated by Warner Chilcott or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location used by Warner Chilcott or any of its Subsidiaries, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be Remediated or Removed (as such terms are defined below), that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (iii) neither Warner Chilcott nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that Warner Chilcott or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (iv) neither Warner Chilcott nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Relevant Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; and (v) Warner Chilcott has all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing. As used herein, the term “Environmental Laws” means all Laws (including any common law) relating to: (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, use, presence, disposal, Release or threatened Release of any Hazardous Substance or (C) noise, odour, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance. As used herein, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (A) related to the environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water); and (B) based upon (I) any provision of Environmental Laws or (II) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Relevant Authority and includes: fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defence and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for (x) clean-up costs and injunctive relief, including any Removal, Remedial or Response actions, and (y) compliance or remedial measures under other Environmental Laws. As used herein, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials

Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said Laws); and any pollutant, chemical or substance that is subject to regulation, control or remediation under any environmental Law, including any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mould, mould spores, and mycotoxins. As used herein, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material). As used herein, the term “Removal, Remedial or Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether such activities are those which might be taken by a Relevant Authority or those which a Relevant Authority or any other person might seek to require of waste generators, handlers, distributors, processors, users, storers, treaters, owners, operators, transporters, recyclers, reusers, disposers, or other persons under “removal,” “remedial,” or other “response” actions. As used herein, the term “Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

(i)	Employee Benefit Plans.

(i)

Except as would not, individually or in the aggregate, reasonably be expected to have a Warner Chilcott Material Adverse Effect, (A) each of the Warner Chilcott Benefit Plans has been operated and administered in material compliance in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) no Warner Chilcott Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (C) no Warner Chilcott Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Warner Chilcott or its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or comparable U.S. state law; (D) no liability under Title IV of ERISA has been incurred by Warner Chilcott, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause Warner Chilcott, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (E) no Warner Chilcott Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA;

(F) all contributions or other amounts payable by Warner Chilcott or its Subsidiaries as of the Effective Time pursuant to each Warner Chilcott Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with US GAAP or applicable international accounting standards; (G) neither Warner Chilcott nor any of its Subsidiaries has engaged in a transaction in connection with which Warner Chilcott or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (H) there are no pending, or to the knowledge of Warner Chilcott, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Warner Chilcott Benefit Plans or any trusts related thereto that would result in a material liability.

(ii)	Except as would not, individually or in the aggregate, reasonably be expected to have a Warner Chilcott Material Adverse Effect, each of the Warner Chilcott Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan and (B) has received a favourable determination letter or opinion letter as to its qualification. Each such favourable determination letter has been provided or made available to Actavis.

(iii)	Except as would not, individually or in the aggregate, reasonably be expected to have a Warner Chilcott Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Warner Chilcott Group under any Warner Chilcott Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Warner Chilcott Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(iv)	Since December 31, 2012, no Warner Chilcott Benefit Plan has been materially amended or otherwise materially modified to increase benefits (or the levels thereof) in a manner that would be material to the Warner Chilcott Group.

(v)

Section 6.1(i)(v) of the Warner Chilcott Disclosure Schedule sets forth with respect to each Warner Chilcott Share Plan (A) the aggregate number of Warner Chilcott Shares that are subject to Warner Chilcott Options, (B) the aggregate number of Warner Chilcott Shares that are subject to performance-based Warner Chilcott Share Awards, assuming target performance and assuming maximum performance and the aggregate amount of any corresponding dividend equivalents and (C) the aggregate number of Warner Chilcott Shares that are subject to Warner Chilcott Share Awards that do not include performance-based vesting criteria and the aggregate amount of any corresponding dividend equivalents (such schedule, the “Warner Chilcott Equity Schedule”), in each case as of May 15, 2013. Warner Chilcott shall provide Actavis with an updated Warner Chilcott Equity Schedule within three (3) business days prior to Completion to reflect any changes occurring between May 15, 2013 and the applicable date of delivery.

(j)	Absence of Certain Changes or Events. From December 31, 2012 through the date of this Agreement, other than the transactions contemplated by this Agreement, the businesses of Warner Chilcott and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practices. Since December 31, 2012, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect. From December 31, 2012 through the date of this Agreement, neither Warner Chilcott nor any of its Subsidiaries has taken any action that would constitute a breach of Clause 5.1(b)(xvi) had such action been taken after the execution of this Agreement.

(k)	Investigations; Litigation. As of the date hereof, (i) there is no investigation or review pending (or, to the knowledge of Warner Chilcott, threatened) by any Relevant Authority with respect to Warner Chilcott or any of Warner Chilcott’s Subsidiaries or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Warner Chilcott, threatened) against Warner Chilcott or any of Warner Chilcott’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority, which, in the case of sub-clause (i) or (ii), would reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(l)

Information Supplied. The information relating to Warner Chilcott and its Subsidiaries to be contained in the Joint Proxy Statement and the Form S-4 will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first posted to Warner Chilcott Shareholders and at the time the Form S-4 is declared effective or at the time of the Court Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement (other than the portions thereof relating solely to the Actavis Shareholders Meeting) will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The parts of the Scheme Document for which the Warner Chilcott Directors are responsible under the Takeover Rules and any related filings for which the Warner Chilcott Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Clause 6.1(l), no representation or warranty is made by Warner Chilcott with respect to information or statements made or incorporated by reference in the Joint Proxy Statement and the Form S-4 which were not supplied by or on behalf of Warner Chilcott.

(m)	Regulatory Matters.

(i)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect, (i) each of Warner Chilcott and the Warner Chilcott Subsidiaries holds all Warner Chilcott Permits and Clearances, including (x) all authorizations under the FDCA, the PHSA, and the regulations of the FDA promulgated thereunder, and (y) authorizations of any applicable Relevant Authority that are concerned with the quality, identity, strength, purity, safety, efficacy, manufacturing, marketing, distribution, sale, pricing, import or export of the Warner Chilcott Products (any such Relevant Authority, a “Warner Chilcott Regulatory Agency”) necessary for the lawful operating of the businesses of Warner Chilcott or any of the Warner Chilcott Subsidiaries (the “Warner Chilcott Regulatory Permits”); (ii) all such Warner Chilcott Regulatory Permits are valid and in full force and effect; and (iii) Warner Chilcott is in compliance with the terms of all Warner Chilcott Regulatory Permits. All Warner Chilcott Regulatory Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(ii)

Except as would not, individually or in the aggregate, reasonably be expected to have a Warner Chilcott Material Adverse Effect, the businesses of each of Warner Chilcott and the Warner Chilcott Subsidiaries are being conducted in compliance with all applicable Laws, including (i) the FDCA; (ii) the PHSA; (iii) federal Medicare and Medicaid statutes and related state or local statutes; (iv) provincial formulary and drug pricing statutes; (v) any comparable foreign Laws for any of the foregoing; (vi) federal, state or provincial criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state, provincial or local Laws); (vii) state or provincial licensing, disclosure and reporting requirements; and (viii) the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time (collectively, “Warner Chilcott Healthcare Laws”). Since January 1, 2011, neither Warner Chilcott nor any of the Warner Chilcott Subsidiaries has

received any written notification or communication from any Warner Chilcott Regulatory Agency, including without limitation the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services, of noncompliance by, or liability of Warner Chilcott or the Warner Chilcott Subsidiaries under, any Warner Chilcott Healthcare Laws, except where such noncompliance or liability would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(iii)	Warner Chilcott and the Warner Chilcott Subsidiaries are not party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Warner Chilcott Regulatory Agency.

(iv)	All pre-clinical and clinical investigations conducted or sponsored by each of Warner Chilcott and the Warner Chilcott Subsidiaries are being conducted in compliance with all applicable Laws administered or issued by the applicable Warner Chilcott Regulatory Agencies, including without limitation (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (iii) federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except, in each case, for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have a Warner Chilcott Material Adverse Effect.

(v)	Since January 1, 2011, neither Warner Chilcott nor any of the Warner Chilcott Subsidiaries has received any written notice from the FDA or the EMA or any foreign agency with jurisdiction over the marketing, sale, use handling and control, safety, efficacy, reliability, or manufacturing of drugs which would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA or such other Warner Chilcott Regulatory Agency.

(vi)

Since January 1, 2011, all reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Warner Chilcott Regulatory Agency by Warner Chilcott and the Warner Chilcott Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits or notices would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Neither Warner Chilcott nor any of the Warner Chilcott Subsidiaries, nor, to the Knowledge of Warner Chilcott, any officer, employee, agent or distributor of Warner Chilcott or any of the Warner Chilcott Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Warner Chilcott Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Warner Chilcott Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of Warner Chilcott or any of the Warner Chilcott Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Warner Chilcott Regulatory Agency to invoke any similar policy. Neither Warner Chilcott nor any of the Warner Chilcott Subsidiaries, nor, to the Knowledge of Warner Chilcott, any officer, employee, agent or distributor of Warner Chilcott or any of the Warner Chilcott Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Warner Chilcott nor any of the Warner Chilcott Subsidiaries, nor, to the Knowledge of Warner Chilcott, any officer, employee, agent or distributor of Warner Chilcott or any of the Warner Chilcott Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(vii)	As to each Warner Chilcott Product or Warner Chilcott Product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or similar Law in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Warner Chilcott or any of the Warner Chilcott Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Warner Chilcott Material Adverse Effect, each such Warner Chilcott Product or Warner Chilcott Product candidate is being or has been developed, manufactured, stored, distributed and marketed in compliance with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labeling, advertising, record keeping, reporting, and security. There is no action or proceeding pending or, to the Knowledge of Warner Chilcott, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Warner Chilcott Product or Warner Chilcott Product candidate by Warner Chilcott or any of the Warner Chilcott Subsidiaries of any Law, except as would not, individually or in the aggregate, reasonably be expected to have a Warner Chilcott Material Adverse Effect.

(viii)	Since January 1, 2011, each of Warner Chilcott and the Warner Chilcott Subsidiaries have neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Warner Chilcott Product. To the Knowledge of Warner Chilcott, there are no facts which are reasonably likely to cause, and Warner Chilcott has not received any written notice from the FDA or any other Warner Chilcott Regulatory Agency regarding (i) the recall, market withdrawal or replacement of any Warner Chilcott Product sold or intended to be sold by Warner Chilcott or the Warner Chilcott Subsidiaries, (ii) a change in the marketing classification or a material change in the labeling of any such Warner Chilcott Products, (iii) a termination or suspension of the manufacturing, marketing, or distribution of such Warner Chilcott Products, or (iv) a negative change in reimbursement status of a Warner Chilcott Product.

(ix)	Notwithstanding anything contained in this Clause 6.1(m), no representation or warranty shall be deemed to be made in this Clause 6.1(m) in respect of environmental, employee benefits or labour Law matters.

(n)	Tax Matters.

(i)	Except as would not, individually or in the aggregate, reasonably be expected to have a Warner Chilcott Material Adverse Effect:

(A)	all Tax Returns that are required to be filed by or with respect to Warner Chilcott or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true and complete;

(B)	Warner Chilcott and its Subsidiaries have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), except with respect to matters being contested in good faith through appropriate proceedings or for which adequate reserves have been established in accordance with US GAAP on the financial statements of Warner Chilcott and its Subsidiaries;

(C)	there is no audit, examination, deficiency, refund litigation, proposed adjustment, or matter in controversy with respect to any Taxes or Tax Return of Warner Chilcott or any of its Subsidiaries;

(D)	the income and other material Tax Returns of Warner Chilcott and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including 2007, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent Warner Chilcott annual financial statement;

(E)	neither Warner Chilcott nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(F)	all Taxes due and payable by Warner Chilcott or any of its Subsidiaries have been adequately provided for, in accordance with US GAAP, in the financial statements of Warner Chilcott and its Subsidiaries for all periods ending on or before the date hereof;

(G)	neither Warner Chilcott nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement;

(H)	none of Warner Chilcott or any of its Subsidiaries has any liability for Taxes of any Person (other than Warner Chilcott or any of its Subsidiaries) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as transferee or successor, by contract or otherwise;

(I)	there are no liens for Taxes upon any property or assets of Warner Chilcott or any of its Subsidiaries, except for Warner Chilcott Permitted Liens;

(J)	no private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Warner Chilcott or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired;

(K)	neither Warner Chilcott nor any of its Subsidiaries has knowledge of any fact, or has taken or agreed to take any action that would reasonably be expected to prevent or impede the receipt of the Scheme Consideration in exchange for the Warner Chilcott Shares pursuant to the Scheme from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

(L)	Warner Chilcott is in compliance with the 2006 and 2009 Tax Grants, as amended, issued from the Commonwealth of Puerto Rico Department of State Office of Industrial Tax Exemption.

(ii)	As used in this Agreement, (A) the term “Tax” (including the plural form “Taxes” and, with correlative meaning, the terms “Taxable” and “Taxation”) means all U.S. federal, state, local and non-U.S. income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, unclaimed property, escheat, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) the term “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with a Tax Authority relating to Taxes, and (C) the term “Tax Authority” means any Relevant Authority responsible for the assessment, collection or enforcement of laws relating to Taxes (including the Internal Revenue Service (the “IRS”) and the Revenue Commissioner and any similar state, local, or non-U.S. revenue agency).

(o)	Labour Matters.

(i)	As of the date hereof, no member of the Warner Chilcott Group is a party to, or bound by, any collective bargaining agreement, contract or other agreement or binding understanding with a labour union or labour organisation. No member of the Warner Chilcott Group is subject to a labour dispute, strike or work stoppage except as would not have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect. To the knowledge of Warner Chilcott, there are no organisational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Warner Chilcott Group, except for those the formation of which would not have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(ii)	Except as set forth in Section 6.1(o)(ii) of the Warner Chilcott Disclosure Schedule, the transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labour organisations with respect to employees of the Warner Chilcott Group, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(p)	Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect, either Warner Chilcott or a Subsidiary of Warner Chilcott owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Warner Chilcott, threatened claims against Warner Chilcott or its Subsidiaries by any person alleging infringement by Warner Chilcott or its Subsidiaries for their use of any material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations therefor (collectively, the “Intellectual Property”) in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect, to the knowledge of Warner Chilcott, the conduct of the businesses of Warner Chilcott and its Subsidiaries does not infringe upon any Intellectual Property rights or any other similar proprietary right of any person. As of the date hereof, neither Warner Chilcott nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(q)	Real Property.

(i)

With respect to the real property owned by Warner Chilcott or any Subsidiary as of the date hereof (such property collectively, the “Warner Chilcott Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect, either Warner Chilcott or a Subsidiary of Warner Chilcott has good and valid title to such Warner Chilcott Owned Real Property, free and clear of all Liens, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Warner Chilcott or notes thereto or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Warner Chilcott or (E) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of sub- clauses (A) through (E), a “Warner Chilcott Permitted Lien”). As of the date hereof, neither Warner Chilcott nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Warner Chilcott there is no threatened, condemnation proceeding with respect to any Warner Chilcott Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(ii)	Except as would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect, (A) each material lease, sublease and other agreement under which Warner Chilcott or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Warner Chilcott and its Subsidiaries are conducted as of the date hereof (the “Warner Chilcott Leased Real Property”), is valid, binding and in full force and effect and (B) no uncured default of a material nature on the part of Warner Chilcott or, if applicable, its Subsidiary or, to the knowledge of Warner Chilcott, the landlord thereunder exists with respect to any Warner Chilcott Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect, Warner Chilcott and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Warner Chilcott Leased Real Property, free and clear of all Liens, except for Warner Chilcott Permitted Liens. As of the date hereof, neither Warner Chilcott nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of Warner Chilcott, there is no threatened, condemnation proceeding with respect to any Warner Chilcott Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(r)	Opinion of Financial Advisor. The Warner Chilcott Board has received the opinion of Deutsche Bank Securities Inc., dated the date of this Agreement, as to the fairness, from a financial point of view, of the Exchange Ratio to the Warner Chilcott Shareholders.

(s)	Required Vote of Warner Chilcott Shareholders. The Warner Chilcott Shareholder Approval is the only vote of holders of securities of Warner Chilcott which is required to consummate the transactions contemplated hereby (other than, in the case of the Holdco Distributable Reserves Creation, the approval of the Warner Chilcott Distributable Reserves Resolution by the Warner Chilcott Shareholders).

(t)	Material Contracts.

(i)

Except for this Agreement or any contracts filed as exhibits to the Warner Chilcott SEC Documents, as of the date hereof, neither Warner Chilcott nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC)

(all contracts of the type described in this Clause 6.1(t)(i), other than Warner Chilcott Benefit Plans, being referred to herein as “Warner Chilcott Material Contracts”).

(ii)	Neither Warner Chilcott nor any Subsidiary of Warner Chilcott is in breach of or default under the terms of any Warner Chilcott Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect. To the knowledge of Warner Chilcott, as of the date hereof, no other party to any Warner Chilcott Material Contract is in breach of or default under the terms of any Warner Chilcott Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect, each Warner Chilcott Material Contract is a valid and binding obligation of Warner Chilcott or the Subsidiary of Warner Chilcott which is party thereto and, to the knowledge of Warner Chilcott, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

(u)	Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect, as of the date hereof, (i) all current, material insurance policies and contracts of Warner Chilcott and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Warner Chilcott nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Warner Chilcott Material Adverse Effect.

(v)	Finders or Brokers. Except for Deutsche Bank Securities Inc. and Goldman, Sachs & Co., neither Warner Chilcott nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition.

(w)	FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, would not reasonably be expected to have a Warner Chilcott Material Adverse Effect:

(i)	neither Warner Chilcott nor any Warner Chilcott Subsidiary, nor any director, manager or employee of Warner Chilcott or any Warner Chilcott Subsidiary has in the last five (5) years, in connection with the business of Warner Chilcott or any Warner Chilcott Subsidiary, itself or, to Warner Chilcott’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Warner Chilcott or any Warner Chilcott Subsidiary, taken any action in violation of the FCPA, since 1 July 2011 the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable);

(ii)	neither Warner Chilcott nor any Warner Chilcott Subsidiary, nor any director, manager or employee of Warner Chilcott or any Warner Chilcott Subsidiary, are, or in the past five (5) years have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Relevant Authority, involving Warner Chilcott or any Warner Chilcott Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA and since 1 July 2011 only the Bribery Act;

(iii)	Warner Chilcott and every Warner Chilcott Subsidiary have made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Warner Chilcott and every Warner Chilcott Subsidiary as required by the FCPA in all material respects;

(iv)	Warner Chilcott and every Warner Chilcott Subsidiary have instituted policies and procedures designed to ensure compliance with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force; and

(v)	no officer, director, or employee of Warner Chilcott or any Warner Chilcott Subsidiary is a Government Official.

(x)	No Other Representations. Except for the representations and warranties contained in this Clause 6.1 or in any certificates delivered by Warner Chilcott in connection with the Completion pursuant to Condition 4(c), Actavis acknowledges that neither Warner Chilcott nor any Representative of Warner Chilcott makes any other express or implied representation or warranty with respect to Warner Chilcott or any of its Subsidiaries or with respect to any other information provided or made available to Actavis in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Actavis or to Actavis’s Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

6.2	Actavis Representations and Warranties

Except as disclosed in the Actavis SEC Documents filed or furnished with the SEC since January 1, 2011 and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable section of the disclosure schedule delivered by Actavis to Warner Chilcott immediately prior to the execution of this Agreement (the “Actavis Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Actavis Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Actavis and Holdco jointly and severally represent and warrant to Warner Chilcott as follows:

(a)	Qualification, Organisation, Subsidiaries, etc. Each of Actavis and its Subsidiaries and each of the Actavis Merger Parties is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organised, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have an Actavis Material Adverse Effect. Actavis has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the Amended and Restated Articles of Incorporation of Actavis (the “Actavis Articles of Incorporation”) as amended to the date hereof. The Actavis Articles of Incorporation are in full force and effect and Actavis is not in violation of the Actavis Articles of Incorporation.

(i)	Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Actavis have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Actavis free and clear of all Liens, other than Actavis Permitted Liens.

(ii)	Actavis Merger Parties.

(A)	Since their respective dates of formation, none of the Actavis Merger Parties have carried on any business or conducted any operations other than the execution of this Agreement, the performance of their obligations hereunder and thereunder and matters ancillary thereto.

(B)	As of the date hereof, the authorised share capital of Holdco consists of 10,000,000,000,000 ordinary shares, par value US$0.0001 per share, and 40,000 deferred shares, par value €1.00 each, of which 7 ordinary shares, par value US$0.0001 per share, are currently issued. All of the issued shares in Holdco have been validly issued, are fully paid and nonassessable and, except to the extent contemplated by Exhibit 8.1(b)(ii), are owned directly by Matsack Trust Limited, Matsack Nominees Limited, Matsack UK Limited, Matsack Nominees UK Limited, George Brady, Pat English and Patrick Spicer (1 share each), free and clear of any Lien. As of the date of the sanction by the High Court of the Scheme, the authorised share capital of Holdco will consist of 10,000,000,000,000 ordinary shares, par value US$0.0001 per share, 2,500,000 preferred shares, par value US$0.0001 each, and 40,000 deferred shares, par value €1.00 each. The authorised share capital of IrSub consists of 10,000,000,000,000 ordinary shares, par value US$0.0001 per share, of which one ordinary share is currently issued. The authorised membership interests of U.S. Holdco consists of 100 units, of which 100 units are currently issued to Holdco. All of the issued units in U.S. Holdco have been validly issued, are fully paid and nonassessable and are owned directly by Holdco free and clear of any Lien. All of the membership interests of MergerSub are owned directly by Holdco free and clear of any Lien and have been validly issued and are fully paid and nonassessable. All of the Share Consideration, when issued pursuant to the Acquisition and the Merger and this Agreement and delivered pursuant hereto will, at such time, be duly authorised, validly issued, fully paid and non-assessable and free of all Liens and pre-emptive rights.

(C)	Actavis has made available to Warner Chilcott, prior to the date of this Agreement, complete and accurate copies of the Memorandum and Articles of Association of Holdco (the “Holdco Memorandum and Articles of Association”) and the Organisational Documents of each of the other Actavis Merger Parties (the “Other Actavis Merger Party Organisational Documents”) as amended to the date hereof. The Actavis Articles of Incorporation, the Actavis Bylaws, the Holdco Memorandum and Articles of Association and the Other Actavis Merger Party Organisational Documents are in full force and effect, Holdco is not in violation of the Holdco Memorandum and Articles of Association and the other Actavis Merger Parties are not in violation of the Other Actavis Merger Party Organisational Documents.

(b)	Capital Stock.

(i)	The authorised capital stock of Actavis consists of 500,000,000 Actavis Shares and 2,500,000 preferred shares, no par value (“Actavis Preferred Shares”). As of the May 10, 2013 (the “Actavis Capitalisation Date”), (A) 133,305,212 Actavis Shares were issued and outstanding, (B) 10,506,332 Actavis Shares were held in treasury and (C) no Actavis Preferred Shares were issued or outstanding. As of December 31, 2012 (the “Actavis Reserve Capitalisation Date”), 7.7 million Actavis Shares were reserved for issuance pursuant to the Actavis Share Plans All the outstanding Actavis Shares are, and all Actavis Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(ii)	Except as set forth in sub-clause (i) above, as of the date hereof: (A) Actavis does not have any shares of capital stock issued or outstanding other than Actavis Shares that have become outstanding after the Actavis Capitalisation Date or Actavis Reserve Capitalisation Date, as applicable, but were reserved for issuance as set forth in sub-clause (i) above, and (B) other than as issued or reserved for in the ordinary course pursuant to the Actavis Share Plans since the Actavis Reserve Capitalisation Date, there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which Actavis or any of Actavis’s Subsidiaries is a party obligating Actavis or any of Actavis’s Subsidiaries to (I) issue, transfer or sell any shares of capital stock or other equity interests of Actavis or any Subsidiary of Actavis or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Actavis or a wholly owned Subsidiary of Actavis); (II) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (III) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (IV) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned.

(iii)	None of Actavis nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Actavis Shareholders on any matter.

(iv)	There are no voting trusts or other agreements or understandings to which Actavis or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Actavis or any of its Subsidiaries.

(c)	Corporate Authority Relative to this Agreement; No Violation.

(i)	Actavis and each Actavis Merger Party has all requisite corporate power and authority to enter into this Agreement and, with respect to Actavis, the Expenses Reimbursement Agreement and, subject (in the case of this Agreement) to receipt of the Actavis Shareholder Approval (and, in the case of the Holdco Distributable Reserves Creation, to approval of the Warner Chilcott Distributable Reserves Resolution by the Warner Chilcott Shareholders and the Actavis Distributable Reserves Resolution by the Actavis Shareholders and to receipt of the required approval by the High Court), to consummate the transactions contemplated hereby and thereby, including the Acquisition and the Merger, as applicable. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the Actavis Board and (in the case of this Agreement) the board of directors of each Actavis Merger Party and, except for (A) the Actavis Shareholder Approval, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada and (C) the filing of the required documents in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of Actavis or any Actavis Merger Party are necessary to authorise the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Actavis Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of Actavis and the Actavis Shareholders and has adopted a resolution to make the Actavis Recommendation. This Agreement has been duly and validly executed and delivered by Actavis and each Actavis Merger Party and, assuming this Agreement constitutes the valid and binding agreement of Warner Chilcott, constitutes the valid and binding agreement of Actavis and each Actavis Merger Party, enforceable against Actavis and each Actavis Merger Party in accordance with its terms.

(ii)	Other than in connection with or in compliance with (A) the provisions of the Companies Acts, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, (F) any applicable requirements of the Antitrust Laws, (G) the requirement to file a certificate of merger with the Secretary of State of the State of Nevada, (H) any applicable requirements of the NYSE and the NASDAQ and (I) the Clearances forth on Clause 6.2(c)(ii) of the Actavis Disclosure Schedule, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Actavis and each Actavis Merger Party of the transactions contemplated by this Agreement, except for such authorisations, consents, approvals or filings (I) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect or (II) as may arise as a result of facts or circumstances relating to Warner Chilcott or its Affiliates or Laws or contracts binding on Warner Chilcott or its Affiliates.

(iii)	The execution and delivery by Actavis and each Actavis Merger Party of this Agreement and (in the case of Actavis) the Expenses Reimbursement Agreement do not, and, except as described in Clause 6.2(c)(ii), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Actavis or any of Actavis’s Subsidiaries or result in the creation of any Liens upon any of the properties, rights or assets of Actavis or any of Actavis’s Subsidiaries, other than Actavis Permitted Liens, (B) conflict with or result in any violation of any provision of the Organisational Documents of Actavis or any of Actavis’s Subsidiaries or the Actavis Merger Parties or (C) conflict with or violate any Laws applicable to Actavis or any of Actavis’s Subsidiaries or any of their respective properties or assets, other than, (I) in the case of sub-clauses (A), (B) (with respect to Subsidiaries that are not Significant Subsidiaries or Actavis Merger Parties) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect and (II) as may arise as a result of facts or circumstances relating to Warner Chilcott or its Affiliates or Laws or contracts binding on Warner Chilcott or its Affiliates.

(d)	Reports and Financial Statements.

(i)	From December 31, 2010 through the date of this Agreement, Actavis has filed or furnished all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished prior to the date hereof by it with the SEC (the “Actavis SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Actavis SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Actavis SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(ii)

The consolidated financial statements (including all related notes and schedules) of Actavis included in the Actavis SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Actavis and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with US GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)	Internal Controls and Procedures. Actavis has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13-a 15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Actavis’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Actavis in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Actavis’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(f)	No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in Actavis’s consolidated balance sheet (or the notes thereto) as of March 31, 2013 included in the Actavis SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since March 31, 2013, (iii) as expressly permitted or contemplated by this Agreement and (iv) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Actavis nor any Subsidiary of Actavis has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by US GAAP to be reflected on a consolidated balance sheet of Actavis and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have an Actavis Material Adverse Effect.

(g)	Compliance with Law; Permits.

(i)	Actavis and each of Actavis’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws, applicable to Actavis, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(ii)	Actavis and Actavis’s Subsidiaries are in possession of all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Relevant Authority necessary for Actavis and Actavis’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Actavis Permits”), except where the failure to have any of the Actavis Permits would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect. All Actavis Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(iii)	Notwithstanding anything contained in this Clause 6.2(g), no representation or warranty shall be deemed to be made in this Clause 6.2(g) in respect of the matters referenced in Clause 6.2(d), 6.2(e) or 6.2(m), or in respect of environmental, Tax, employee benefits or labour Laws matters.

(h)	Environmental Laws and Regulations. Except for such matters as would not, individually or in the aggregate, reasonably be expected to have an Actavis Material Adverse Effect: (i) Actavis and its Subsidiaries are now and have been in compliance with all, and have not violated any, applicable Environmental Laws; (ii) no property currently or formerly owned, leased or operated by Actavis or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures), or any other location, is contaminated with any Hazardous Substance in a manner that is or is reasonably likely to be required to be Remediated or Removed (as such terms are defined below), that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (iii) neither Actavis nor any of its Subsidiaries has received any notice, demand letter, claim or request for information alleging that Actavis or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law or are allegedly subject to any Removal, Remedial or Response actions; (iv) neither Actavis nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Relevant Authority, or any indemnity or other agreement with any third party, concerning liability or obligations relating to any Environmental Law or otherwise relating to any Hazardous Substance; and (v) Actavis has all of the Environmental Permits necessary for the conduct and operation of its business as now being conducted, and all such Environmental Permits are in good standing.

(i)	Employee Benefit Plans.

(i)

Except as would not, individually or in the aggregate, reasonably be expected to have an Actavis Material Adverse Effect, (A) each of the Actavis Benefit Plans has been operated and administered in material compliance in accordance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (B) no

Actavis Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (C) no Actavis Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Actavis or its Subsidiaries beyond their retirement or other termination of service, other than under COBRA or comparable U.S. state law; (D) no liability under Title IV of ERISA has been incurred by Actavis, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that is likely to cause Actavis, its Subsidiaries or any of their ERISA Affiliates to incur a liability thereunder; (E) no Actavis Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (F) all contributions or other amounts payable by Actavis or its Subsidiaries as of the Effective Time pursuant to each Actavis Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with US GAAP; (G) neither Actavis nor any of its Subsidiaries has engaged in a transaction in connection with which Actavis or its Subsidiaries could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code; and (H) there are no pending, or to the knowledge of Actavis, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Actavis Benefit Plans or any trusts related thereto that would result in a material liability.

(ii)	Except as would not, individually or in the aggregate, reasonably be expected to have an Actavis Material Adverse Effect, each of the Actavis Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code, (A) is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, and (B) has received a favourable determination letter or opinion letter as to its qualification. Each such favourable determination letter has been provided or made available to Warner Chilcott.

(iii)	Except as would not, individually or in the aggregate, reasonably be expected to have an Actavis Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Actavis Group under any Actavis Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Actavis Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(iv)	Since December 31, 2012, no Actavis Benefit Plan has been materially amended or otherwise materially modified to increase benefits (or the levels thereof) in a manner that would be material to the Actavis Group.

(j)	Absence of Certain Changes or Events. From December 31, 2012 through the date of this Agreement, other than the transactions contemplated by this Agreement, the businesses of Actavis and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business. Since December 31, 2012, there has not been any event, development, occurrence, state of facts or change that has had, or would reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(k)	Investigations; Litigation. As of the date hereof, (i) there is no investigation or review pending (or, to the knowledge of Actavis, threatened) by any Relevant Authority with respect to Actavis or any of Actavis’s Subsidiaries or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Actavis, threatened) against Actavis or any of Actavis’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority, which, in the case of sub-clause (i) or (ii), would reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(l)	Information Supplied. The information relating to Actavis, its Subsidiaries and the Actavis Merger Parties to be contained in the Joint Proxy Statement and the Form S-4 will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first mailed to Actavis Shareholders and at the time the Form S-4 is declared effective (and any amendment or supplement thereto) or at the time of the Actavis Shareholders Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement and the Form S-4 (other than the portions thereof relating solely to the Court Meeting or the EGM) will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. The parts of the Scheme Document for which the Actavis Directors are responsible under the Takeover Rules and any related filings for which the Actavis Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Clause 6.2(l), no representation or warranty is made by Actavis with respect to information or statements made or incorporated by reference in the Joint Proxy Statement and the Form S-4 which were not supplied by or on behalf of Actavis.

(m)	Regulatory Matters.

(i)	Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect, (i) each of Actavis and the Actavis Subsidiaries holds all Actavis Permits and Clearances, including (x) all authorizations under the FDCA, the PHSA, and the regulations of the FDA promulgated thereunder, and (y) authorizations of any applicable Relevant Authority that are concerned with the quality, identity, strength, purity, safety, efficacy, manufacturing, marketing, distribution, sale, pricing, import or export of the Actavis Products (any such Relevant Authority, a “Actavis Regulatory Agency”) necessary for the lawful operating of the businesses of Actavis or any of the Actavis Subsidiaries (the “Actavis Regulatory Permits”); (ii) all such Actavis Regulatory Permits are valid and in full force and effect; and (iii) Actavis is in compliance with the terms of all Actavis Regulatory Permits. All Actavis Regulatory Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(ii)	Except as would not, individually or in the aggregate, reasonably be expected to have an Actavis Material Adverse Effect, the businesses of each of Actavis and the Actavis Subsidiaries are being conducted in compliance with all applicable Laws, including (i) the FDCA; (ii) the PHSA; (iii) federal Medicare and Medicaid statutes; (iv) provincial formulary and drug pricing statutes; (v) any comparable foreign Laws for any of the foregoing; (vi) federal, state or provincial criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)), Stark Law (42 U.S.C. §1395nn), False Claims Act (42 U.S.C. §1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal, state, provincial or local Laws); (vii) state or provincial licensing, disclosure and reporting requirements; and (viii) the rules and regulations promulgated pursuant to all such applicable Laws, each as amended from time to time (collectively, “Actavis Healthcare Laws”). Since January 1, 2011, neither Actavis nor any of the Actavis Subsidiaries has received any written notification or communication from any Actavis Regulatory Agency, including without limitation the FDA, the Centers for Medicare and Medicaid Services, and the Department of Health and Human Services, of noncompliance by, or liability of Actavis or the Actavis Subsidiaries under, any Actavis Healthcare Laws, except where such noncompliance or liability would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(iii)	Actavis and the Actavis Subsidiaries are not party to any material corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Actavis Regulatory Agency.

(iv)	All pre-clinical and clinical investigations conducted or sponsored by each of Actavis and the Actavis Subsidiaries are being conducted in compliance with all applicable Laws administered or issued by the applicable Warner Chilcott Regulatory Agencies, including without limitation (i) FDA standards for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) FDA standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, 56, 312, 314 and 320 of the Code of Federal Regulations, (iii) federal, state and provincial Laws restricting the collection, use and disclosure of individually identifiable health information and personal information, except, in each case, for such noncompliance that, individually or in the aggregate, has not had and would not reasonably be expected to have an Actavis Material Adverse Effect.

(v)	Since January 1, 2011, neither Actavis nor any of the Actavis Subsidiaries has received any written notice from the FDA or the EMA or any foreign agency with jurisdiction over the marketing, sale, use handling and control, safety, efficacy, reliability, or manufacturing of drugs which would reasonably be expected to lead to the denial of any application for marketing approval currently pending before the FDA or such other Actavis Regulatory Agency.

(vi)

Since January 1, 2011, all reports, documents, claims, permits and notices required to be filed, maintained or furnished to the FDA or any other Actavis Regulatory Agency by Actavis and the Actavis Subsidiaries have been so filed, maintained or furnished, except where failure to file, maintain or furnish such reports, documents, claims, permits and notices would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect. All such reports, documents, claims, permits and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing). Neither Actavis nor any of the Actavis Subsidiaries, nor, to the Knowledge of Actavis, any officer, employee, agent or distributor of Actavis or any of the Actavis Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Actavis Regulatory Agency, failed to disclose a material fact required to be disclosed to the FDA or any other Actavis Regulatory Agency, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of Actavis or any of the Actavis Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Actavis Regulatory Agency to invoke any similar policy. Neither Actavis nor any of the Actavis Subsidiaries, nor, to the Knowledge of Actavis, any officer, employee, agent or distributor of Actavis or any of the Actavis Subsidiaries, has been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Actavis nor any of the Actavis Subsidiaries, nor, to the Knowledge of Actavis, any officer, employee, agent or distributor of Actavis or any of the Actavis Subsidiaries, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program.

(vii)	As to each Actavis Product or Actavis Product candidate subject to the FDCA and the regulations of the FDA promulgated thereunder or similar Law in any foreign jurisdiction that is or has been developed, manufactured, tested, distributed or marketed by or on behalf of Actavis or any of the Actavis Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have an Actavis Material Adverse Effect, each such Actavis Product or Actavis Product candidate is being or has been developed, manufactured, stored, distributed and marketed in compliance with all applicable Laws, including those relating to investigational use, marketing approval, current good manufacturing practices, packaging, labeling, advertising, record keeping, reporting, and security. There is no action or proceeding pending or, to the Knowledge of Actavis, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Actavis Product or Actavis Product candidate by Actavis or any of the Actavis Subsidiaries of any Law, except as would not, individually or in the aggregate, reasonably be expected to have an Actavis Material Adverse Effect.

(viii)

Since January 1, 2011, each of Actavis and the Actavis Subsidiaries have neither voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field corrections, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Actavis Product. To the Knowledge of Actavis, there are no facts which are reasonably likely to cause, and Actavis has not received any written notice from the FDA or any other Actavis Regulatory Agency regarding (i) the recall, market withdrawal or replacement of any Warner Chilcott Product sold or intended to be sold by Actavis or the Actavis Subsidiaries, (ii) a change in the marketing classification or a material change in the labeling of any such Actavis Products, (iii) a termination or suspension of the manufacturing, marketing, or distribution of such Actavis Products, or (iv) a negative change in reimbursement status of an Actavis Product.

(ix)	Notwithstanding anything contained in this Clause 6.2(m), no representation or warranty shall be deemed to be made in this Clause 6.2(m) in respect of environmental, employee benefits or labour Law matters.

(n)	Tax Matters.

Except as would not, individually or in the aggregate, reasonably be expected to have an Actavis Material Adverse Effect:

(i)	all Tax Returns that are required to be filed by or with respect to Actavis or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true and complete;

(ii)	Actavis and its Subsidiaries have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party (in each case, whether or not shown on any Tax Return), except with respect to matters being contested in good faith through appropriate proceedings or for which adequate reserves have been established in accordance with US GAAP on the financial statements of Actavis and its Subsidiaries;

(iii)	there is no audit, examination, deficiency, refund litigation, proposed adjustment, or matter in controversy with respect to any Taxes or Tax Return of Actavis or any of its Subsidiaries;

(iv)	the income and other material Tax Returns of Actavis and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including 2007, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent Actavis annual financial statement;

(v)	neither Actavis nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(vi)	all Taxes due and payable by Actavis or any of its Subsidiaries have been adequately provided for, in accordance with US GAAP, in the financial statements of Actavis and its Subsidiaries for all periods ending on or before the date hereof;

(vii)	neither Actavis nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement;

(viii)	none of Actavis or any of its Subsidiaries has any liability for Taxes of any Person (other than Actavis or any of its Subsidiaries) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non- U.S. law), as transferee or successor, by contract or otherwise;

(ix)	there are no liens for Taxes upon any property or assets of Actavis or any of its Subsidiaries, except for Actavis Permitted Liens;

(x)	no private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Actavis or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired; and

(xi)	neither Actavis nor any of its Subsidiaries has knowledge of any fact, or has taken or agreed to take any action that would reasonably be expected to prevent or impede the receipt of the Scheme Consideration in exchange for the Warner Chilcott Shares pursuant to the Scheme from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(o)	Labour Matters.

(i)	As of the date hereof, no member of the Actavis Group is a party to, or bound by, any collective bargaining agreement, contract or other agreement or binding understanding with a labour union or labour organisation. No member of the Actavis Group is subject to a labour dispute, strike or work stoppage except as would not have, individually or in the aggregate, an Actavis Material Adverse Effect. To the knowledge of Actavis, there are no organisational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Actavis Group, except for those the formation of which would not have, individually or in the aggregate, an Actavis Material Adverse Effect.

(ii)	Except as set forth in Section 6.2(o)(ii) of the Actavis Disclosure Schedule, the transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labour organisations with respect to employees of the Actavis Group, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(p)	Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect, either Actavis or a Subsidiary of Actavis owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Actavis, threatened claims against Actavis or its Subsidiaries by any person alleging infringement by Actavis or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect, to the knowledge of Actavis, the conduct of the businesses of Actavis and its Subsidiaries does not infringe upon any Intellectual Property rights or any other similar proprietary right of any person. As of the date hereof, neither Actavis nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(q)	Real Property.

(i)	With respect to the real property owned by Actavis or any Subsidiary as of the date hereof (such property collectively, the “Actavis Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect, either Actavis or a Subsidiary of Actavis has good and valid title to such Actavis Owned Real Property, free and clear of all Liens, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Actavis or notes thereto or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of Actavis or (E) which would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of sub-clauses (A) through (E), “Actavis Permitted Lien”). As of the date hereof, neither Actavis nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Actavis there is no threatened, condemnation proceeding with respect to any Actavis Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(ii)	Except as would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect, (A) each material lease, sublease and other agreement under which Actavis or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property at which the material operations of Actavis and its Subsidiaries are conducted as of the date hereof (the “Actavis Leased Real Property”), is valid, binding and in full force and effect and (B) no uncured default of a material nature on the part of Actavis or, if applicable, its Subsidiary or, to the knowledge of Actavis, the landlord thereunder exists with respect to any Actavis Leased Real Property. Except as would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect, Actavis and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Actavis Leased Real Property, free and clear of all Liens, except for Actavis Permitted Liens. As of the date hereof, neither Actavis nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of Actavis, there is no threatened, condemnation proceeding with respect to any Actavis Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(r)	Opinion of Financial Advisors. The Actavis Board has received an opinion from each of Bank of America Merrill Lynch and Greenhill & Co., dated the date of this Agreement, as to the fairness, from a financial point of view, of the Merger Consideration (taking into account the Acquisition) to the Actavis Shareholders.

(s)	Required Vote of Actavis Shareholders. The Actavis Shareholder Approval is the only vote of holders of securities of Actavis which is required to consummate the transactions contemplated hereby (other than, in the case of the Holdco Distributable Reserves Creation, the approval of the Actavis Distributable Reserves Resolution by the Actavis Shareholders).

(t)	Material Contracts.

(i)	Except for this Agreement or any contracts filed as exhibits to the Actavis SEC Documents, as of the date hereof, neither Actavis nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Clause 6.2(t)(i), other than Actavis Benefit Plans, being referred to herein as “Actavis Material Contracts”).

(ii)

Neither Actavis nor any Subsidiary of Actavis is in breach of or default under the terms of any Actavis Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect. To the knowledge of Actavis, as of the date hereof, no other party to any Actavis Material

Contract is in breach of or default under the terms of any Actavis Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect, each Actavis Material Contract is a valid and binding obligation of Actavis or the Subsidiary of Actavis which is party thereto and, to the knowledge of Actavis, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought.

(u)	Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect, as of the date hereof, (i) all current, material insurance policies and contracts of Actavis and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Actavis nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, an Actavis Material Adverse Effect.

(v)	Finders or Brokers. Except for Bank of America Merrill Lynch and Greenhill & Co., neither Actavis nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Acquisition or the Merger.

(w)	Financing. At the date of the Effective Time, Holdco will have sufficient cash, available lines of credit or other sources of immediately available and cleared funds to enable Holdco to make all required payments payable in connection with the transactions contemplated under this Agreement, including (x) the refinancing of any indebtedness in connection therewith and (y) those payments required under the Warner Chilcott Equity Award Holder Proposal.

(x)	FCPA and Anti-Corruption. Except for those matters which, individually or in the aggregate, would not reasonably be expected to have an Actavis Material Adverse Effect:

(i)	neither Actavis nor any Actavis Subsidiary, nor any director, manager or employee of Actavis or any Actavis Subsidiary has in the last five (5)

years, in connection with the business of Actavis or any Actavis Subsidiary, itself or, to Actavis’s knowledge, any of its agents, representatives, sales intermediaries, or any other third party, in each case, acting on behalf of Actavis or any Actavis Subsidiary, taken any action in violation of the FCPA, since 1 July 2011 the Bribery Act, or other applicable Bribery Legislation (in each case to the extent applicable);

(ii)	neither Actavis nor any Actavis Subsidiary, nor any director, manager or employee of Actavis or any Actavis Subsidiary, are, or in the past five (5) years have been, subject to any actual, pending, or threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Relevant Authority, involving Actavis or any Actavis Subsidiary in any way relating to applicable Bribery Legislation, including the FCPA and since 1 July 2011 only the Bribery Act;

(iii)	Actavis and every Actavis Subsidiary have made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Actavis and every Actavis Subsidiary as required by the FCPA in all material respects; and

(iv)	no officer, director, or employee of Actavis or any Actavis Subsidiary is a Government Official.

(y)	No Other Representations. Except for the representations and warranties contained in this Clause 6.2 or in any certificates delivered by Actavis in connection with the Completion pursuant to Condition 5(c), Warner Chilcott acknowledges that neither Actavis nor any Representative of Actavis makes any other express or implied representation or warranty with respect to Actavis or with respect to any other information provided or made available to Warner Chilcott in connection with the transactions contemplated hereby, including any information, documents, projections, forecasts or other material made available to Warner Chilcott or to Warner Chilcott’s Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

7.	ADDITIONAL AGREEMENTS

7.1	Investigation

(a)

Each of Warner Chilcott and Actavis shall afford the other Party and such other Party’s Representatives reasonable access during normal business hours, throughout the period from the release of the Rule 2.5 Announcement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, to its and its Subsidiaries’ properties, employees, contracts, commitments, books and records, financial and operating data, any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws for purposes of integration planning. Notwithstanding the foregoing, neither Warner Chilcott nor Actavis shall be required to afford such access if it would unreasonably disrupt the operations of such Party or any of its Subsidiaries, would cause a violation of any agreement to which such Party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such Party or any of its Subsidiaries or would constitute a violation of any applicable Law (provided that the withholding Party shall use its reasonable endeavours to cause such information to be provided in a manner that would not result in such violation or loss of privilege). If any material is withheld by a Party pursuant to the preceding sentence, such Party shall (subject to the preceding sentence) inform the other Party as to the general nature of what is being withheld.

(b)	The Parties hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Material, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

(c)	The Parties agree that, prior to Completion:

(i) Warner Chilcott shall, and shall cause its Subsidiaries and shall direct its Representatives to, promptly, and in any event within three (3) Business Days, remit to the General Counsel of Actavis all significant mail, correspondence, notices, filings, records, documentation or other written (or descriptions of material oral) communications received by them relating to the Specified Matters;

(ii) Warner Chilcott shall keep Actavis reasonably informed of all material changes or developments with respect to the Specified Matters, including without limitation any settlement related discussions, and to promptly provide any information reasonably requested by Actavis in relation to the Specified Matters;

(iii) to the extent permissible, Actavis shall be entitled, at its sole cost and expense, to participate in and consult in good faith with respect to all significant actions, decisions (including the bringing of claims or counter-claims and the entry into settlements) and negotiations relating to the Specified Matters and the defense thereof, including in connection with sending notices or executing documentation (including dispute or objection notices, settlements, pleadings or other documentation), and otherwise in defending the Specified Matters, and Warner Chilcott shall, and shall cause its Subsidiaries and shall direct its Representatives to, reasonably cooperate and consult with Actavis in connection with the foregoing, provided that to the extent (and solely to such extent) it is not practicable to comply with the foregoing due to exigent circumstances Warner Chilcott shall instead promptly inform Actavis of any such actions, decisions or negotiations;

(iv) Actavis shall have the right to review, consent to and approve (which approval shall not be unreasonably withheld, conditioned or delayed) any significant decisions with respect to the defense of the Specified Matter and any Actions related thereto, including, without limitation, any discussions relating to the settlement of the Specified Matters; and

(v) in furtherance of and not in limitation of the foregoing, in no event will Warner Chilcott consent to the entry of any judgment or enter into any settlement with respect to the Specified Matters without the prior written consent of Actavis which consent shall not be unreasonably withheld, conditioned or delayed (it being agreed that any refusal to provide consent due to material restrictions upon the businesses of Holdco from and after Completion shall not be deemed unreasonable);

provided, that nothing in this Section 7.1(c) shall require Warner Chilcott or any of its Subsidiaries or Representatives to share any information or take any action to the extent (but solely to such extent) in the opinion of outside counsel to Warner Chilcott (following consultation with outside counsel for Actavis) (1) the joint defense privilege is not reasonably likely to apply, and (2) such action is reasonably likely to cause a risk of a loss of the protections of the attorney client privilege, work-product doctrine or other similar privilege or could constitute a violation of any applicable Law.

7.2	Consents and Regulatory Approvals

(a)	The terms of the Acquisition at the date of publication of the Scheme Document shall be set out in the Rule 2.5 Announcement and the Scheme Document, to the extent required by applicable Law.

(b)	Subject to the terms and conditions hereof, the Parties each agree to use all reasonable endeavours to achieve satisfaction of the Conditions as promptly as reasonably practicable following the publication of the Scheme Document and in any event no later than the End Date.

(c)	Subject to the terms and conditions hereof, Warner Chilcott, Actavis and each Actavis Merger Party shall use all reasonable endeavours to:

(i)	take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (including the Acquisition) as promptly as practicable;

(ii)	as promptly as reasonably practicable, obtain from, make with or provide to any Relevant Authority any Clearances required to be obtained, made or provided by Warner Chilcott or Actavis or any of their respective Subsidiaries in connection with the consummation of the transactions contemplated hereby (including the Acquisition);

(iii)	as promptly as reasonably practicable, make all filings, and thereafter make any other required or appropriate submissions, that are required or reasonably necessary to consummate the transactions contemplated by this Agreement (including the Acquisition), including (A) under the HSR Act no later than 15 Business Days after the date hereof (or later if mutually agreed by the Parties), (B) under any other Antitrust Laws or foreign investment Laws, (C) under the Takeover Rules and the Act or (D) as required by the High Court; and

(iv)	as promptly as reasonably practicable, take reasonable actions to obtain from, make with or provide to any third party any Clearances required to be obtained, made or provided by Warner Chilcott or Actavis or any of their respective Subsidiaries in connection with the consummation of the transactions contemplated hereby (including the Acquisition); provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Warner Chilcott or Actavis or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party for any Clearance required in connection with the consummation of the transactions contemplated by this Agreement (including the Acquisition) under any contract or agreement.

(d)

Subject to the terms and conditions hereof, including Clause 7.2(h), each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use all reasonable endeavours to (i) obtain any Clearances required in connection with the consummation of the transactions contemplated hereby (including the Acquisition) under the HSR Act and any other federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolisation or restraint of trade (collectively, “Antitrust Laws”), and (ii) respond to any requests of any Relevant Authority for information or documentary material under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Acquisition or the Merger or any other transactions contemplated by this Agreement under any Antitrust Law (an “Antitrust Order”), provided that, notwithstanding anything to the contrary contained in this Agreement, Actavis shall, on behalf of the Parties, control and lead all communications and strategy relating to the Antitrust Laws (provided that Warner Chilcott is not constrained from complying with applicable Law), provided, further, that the Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission.

(e)	Subject to the provisos in Clause 7.2(d), Actavis and Warner Chilcott shall (i) promptly advise each other of (and Actavis or Warner Chilcott shall so advise with respect to communications received by any Subsidiary of Actavis or Warner Chilcott, as the case may be) any written or oral communication from any Relevant Authority or third party whose Clearance is required or reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement (including the Acquisition); (ii) not participate in any meeting or discussion with any Relevant Authority in respect of any filing, investigation, or enquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by such Relevant Authority, gives the other Party the opportunity to attend; and (iii) promptly furnish the other Party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Relevant Authority or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of Warner Chilcott or Actavis or their respective Affiliates, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Actavis shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Relevant Authority without considering in good faith the views of Warner Chilcott and Warner Chilcott shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Relevant Authority without the consent of Actavis, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any notice, documentation or other communication required to be given by either Party to the other Party pursuant to this Clause 7.2(e), such first Party may give such notice, documentation or other communication to such second Party’s outside counsel, instead of directly to such second Party, if such first Party reasonably believes that doing so is required by, or advisable pursuant to, applicable Law.

(f)	Each Party will provide as promptly as practicable such information and documentary material as may be requested by a Relevant Authority following any such filing or notification and shall negotiate with any Relevant Authority in relation to any undertakings, orders, agreements or commitments which any such Relevant Authority requires to facilitate the Acquisition and the Merger.

(g)	In the event that the latest date on which the High Court and/or the Panel would permit Completion to occur is prior to the date that is one year after the date of this Agreement, the Parties shall use all reasonable endeavours to obtain consent of the High Court and/or the Panel, as applicable, to an extension of such latest date (but not beyond the date that is one year after the date of this Agreement). If (i) the High Court and/or the Panel require the lapsing of the Scheme prior to the date that is one year after the date of this Agreement, (ii) the Scheme lapses pursuant to Rule 12(b)(i) of the Takeover Rules, (iii) Condition 1 fails to be satisfied or (iv) the Scheme lapses pursuant to paragraph 7 of Annex I to the Rule 2.5 Announcement as a result of the Scheme failing to have become effective on or prior to the date that is one year after the date of this Agreement, the Parties shall (unless and until this Agreement is terminated pursuant to Clause 9) take all actions required in order to re-initiate the Scheme process as promptly as reasonably practicable (it being understood that no such lapsing described in sub-clause (i), (ii), (iii) or (iv) shall, in and of itself, result in a termination of, or otherwise affect any rights or obligations of any Party under, this Agreement).

(h)

In furtherance and not in limitation of the other covenants contained in this Clause 7.2, Actavis and Warner Chilcott agree to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve such objections, if any, that a Relevant Authority may assert under any Antitrust Law with respect to the Acquisition or the Merger, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Relevant Authority with respect to the Acquisition or the Merger, in each case, so as to enable the Completion to occur as promptly as practicable, including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of Actavis or Warner Chilcott (or any of their respective Subsidiaries) or any equity interest in any joint venture held by Actavis or Warner Chilcott (or any of their respective Subsidiaries), (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of Actavis or Warner Chilcott or their respective Subsidiaries and (z) otherwise taking or committing to take any action that would limit Actavis’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Actavis or Warner Chilcott (including any of their respective Subsidiaries) or any equity interest in any joint venture held by Actavis or Warner Chilcott (or any of their respective Subsidiaries), in each case as may be required in order to obtain all Clearances required directly or indirectly under any Antitrust Law or to avoid the commencement of any action to prohibit the Acquisition or the Merger under any Antitrust Law, or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Acquisition or the Merger or delay Completion beyond the End Date. To assist Actavis in complying with its obligations set forth in this Clause 7.2, Warner Chilcott shall, and shall cause its Subsidiaries to, enter into one or more agreements requested by Actavis to be entered into by any of them prior to the Completion with respect to any transaction to divest, hold separate or otherwise take any action that limits Warner Chilcott’s or its Subsidiaries’ freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests, product lines or properties of Warner Chilcott or any of its Subsidiaries or any equity interest in any joint venture held by Warner Chilcott or any of its Subsidiaries (each, a “Divestiture Action”); provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action shall be conditioned upon the Completion. Notwithstanding anything in this Agreement to the contrary, nothing in this Clause 7.2 shall require, or be deemed to require, Actavis or Warner Chilcott (or any of their respective Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Subsidiaries) or, following consummation of the Acquisition and the Merger, Holdco’s, business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, operations or financial condition of Holdco (following consummation of the Acquisition and the Merger).

7.3	Directors’ and Officers’ Indemnification and Insurance

(a)

Holdco agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favour of each present and former director, officer or employee of Warner Chilcott or any of its Subsidiaries provided for in their respective Organisational Documents or in any agreement to which Warner Chilcott or any of its Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement) shall survive the consummation of the Scheme and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, Holdco shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organisational Documents of Warner Chilcott and its Subsidiaries or in any agreement to which Warner Chilcott or any of its Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors, officers or employees of Warner Chilcott or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement); provided, however, that in the event any claim, action, suit proceeding or investigation is pending, asserted or made either prior to the Effective Time or within such six year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3(a) in respect thereof shall continue until disposition thereof. From and after the Effective Time, Holdco shall assume, be jointly and severally liable for, and honour and guaranty, and shall cause Warner Chilcott and its Subsidiaries to honour, in accordance with their respective terms, each of the covenants contained in this Clause 7.3 without limit as to time.

(b)	Holdco agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favour of each present and former director, officer or employee of Actavis or any of its Subsidiaries provided for in their respective Organisational Documents or in any agreement to which Actavis or any of its Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement) shall survive the consummation of the Scheme and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Merger Effective Time, Holdco shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organisational Documents of Actavis and its Subsidiaries or in any agreement to which Actavis or any of its Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Merger Effective Time were directors, officers or employees of Actavis or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the transactions contemplated by this Agreement); provided, however, that in the event any claim, action, suit, proceeding or investigation is pending, asserted or made either prior to the Merger Effective Time or within such six year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3(b) in respect thereof shall continue until disposition thereof. From and after the Effective Time, Holdco shall assume, be jointly and severally liable for, and honour and guaranty, and shall cause Actavis and its Subsidiaries to honour, in accordance with their respective terms, each of the covenants contained in this Clause 7.3 without limit as to time.

(c)

At and after the Effective Time, each of Holdco and Warner Chilcott shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Warner Chilcott or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Warner Chilcott or any of its Subsidiaries (each, together with his or her respective heirs and representatives, a “Warner Chilcott Indemnified Party” and, collectively, the “Warner Chilcott Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Warner Chilcott Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Warner Chilcott or any of its Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Warner Chilcott or any of its Subsidiaries, in each case occurring or alleged to have occurred at or before the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement).

(d)	At and after the Merger Effective Time, each of Holdco and Actavis shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Actavis or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Actavis or any of its Subsidiaries (each, together with his or her respective heirs and representatives, a “Actavis Indemnified Party” and, collectively, the “Actavis Indemnified Parties” and, collectively with the Warner Chilcott Indemnified Parties, the “Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Actavis Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Merger Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Actavis or any of its Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Actavis or any of its Subsidiaries, in each case occurring or alleged to have occurred at or before the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the transactions contemplated by this Agreement).

(e)

For a period of six years from the Effective Time, Holdco shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Completion Date maintained by Warner Chilcott and its Subsidiaries with respect to matters arising on or before the Effective Time (provided that Holdco may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured) or (ii) a “tail” policy (which Warner Chilcott may purchase at its option prior to the Effective Time, and, in such case, Holdco shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honoured by Warner Chilcott) under Warner Chilcott’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Warner Chilcott’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Effective Time, is from a carrier with comparable credit ratings to Warner Chilcott’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favourable to the insured than those of Warner Chilcott’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Effective Time, Holdco shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Warner Chilcott prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(f)	For a period of six years from the Merger Effective Time, Holdco shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Completion Date maintained by Actavis and its Subsidiaries with respect to matters arising on or before the Merger Effective Time (provided that Holdco may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured) or (ii) a “tail” policy (which Actavis may purchase at its option prior to the Merger Effective Time, and, in such case, Holdco shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honoured by Actavis) under Actavis’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Actavis’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Merger Effective Time, is from a carrier with comparable credit ratings to Actavis’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favourable to the insured than those of Actavis’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Merger Effective Time, Holdco shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Actavis prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(g)

The rights of each Indemnified Party under this Clause 7.3 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organisational Documents of Warner Chilcott or any of its Subsidiaries or the Organisational Documents of Actavis or any of its Subsidiaries, as applicable, any agreement, any insurance policy, the Act (or any other applicable Law) or otherwise. The provisions of this Clause 7.3 shall survive the consummation of the Acquisition and the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Clause 7.3 and shall be entitled to enforce the covenants contained in this Clause 7.3). Holdco shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Clause 7.3.

(h)	In the event Holdco or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys more than 50% of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Holdco assume the obligations set forth in this Clause 7.3.

7.4	Employment and Benefit Matters

(a)	For a period of one year following the Effective Time, Holdco shall provide, or shall cause to be provided, to each Warner Chilcott Employee (i) base compensation that is no less favourable to such Warner Chilcott Employee than the base compensation provided to such Warner Chilcott Employee prior to the Effective Time; (ii) a cash bonus opportunity in accordance with the Bonus Opportunity set forth in Section 7.4(a) of the Warner Chilcott Disclosure Schedule; and (iii) other compensation opportunities and benefits (excluding severance benefits) that are substantially comparable, in the aggregate, either (A) to those generally made available to similarly situated Actavis employees under Holdco’s and Actavis’s compensation and benefit plans and programs, or (B) to those provided to such Warner Chilcott Employee immediately prior to the Effective Time. Further, and notwithstanding any other provision of this Agreement to the contrary, Holdco shall provide, or shall cause to be provided, during the 18-month period following the Effective Time, severance benefits in accordance with the Severance Benefits Formula set forth in Section 7.4(a) of the Warner Chilcott Disclosure Schedule, giving full credit for each Warner Chilcott Employee’s length of all service with the Warner Chilcott Group and its predecessors prior to the Effective Time and all service with Holdco and its Affiliates following the Effective Time.

(b)

For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Holdco and Actavis providing benefits to any Warner Chilcott Employee after the Effective Time (the “New Plans”), each Warner Chilcott Employee shall be credited with his or her years of service with the Warner Chilcott Group and its predecessors before the Effective Time, to the same extent as such Warner Chilcott Employee was entitled, before the Effective Time, to credit for such service under any similar Warner Chilcott Benefit Plan in which such Warner Chilcott Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to any benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Warner Chilcott Employee shall be immediately eligible to participate, without any waiting time, in any and all New

Plans to the extent coverage under such New Plan is replacing comparable coverage under a Warner Chilcott Benefit Plan in which such Warner Chilcott Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits (but not including any disability benefits) to any Warner Chilcott Employee, Holdco shall use reasonable endeavours to cause (1) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless and to the extent the individual, immediately prior to entry in the New Plans, was subject to such conditions under the comparable Old Plans, and (2) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)	Holdco and Actavis hereby acknowledge that a “change of control” (or similar phrase) for the purpose of each Warner Chilcott Benefit Plan set forth on Schedule 7.4(c) will occur at or immediately prior to the Effective Time.

(d)	Actavis and Warner Chilcott shall cooperate in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of Warner Chilcott or any Subsidiary of Warner Chilcott in accordance with all applicable Laws and bargaining agreements, if any.

(e)	Nothing in this Agreement shall confer upon any Warner Chilcott Employee any right to continue in the employ or service of Holdco or Actavis or any Affiliate of Actavis, or shall interfere with or restrict in any way the rights of Holdco or Actavis or any Affiliate of Actavis, which rights are hereby expressly reserved, to discharge or terminate the services of any Warner Chilcott Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any provision in this Agreement to the contrary, and without narrowing the provisions of Clause 10.14, nothing in this Clause 7.4 shall (x) be deemed or construed to be an amendment or other modification of any Warner Chilcott Benefit Plan or employee benefit plan of Holdco, Actavis, or (y) create any third party rights in any current or former service provider or employee of Holdco, Actavis, Warner Chilcott or any of their respective Affiliates (or any beneficiaries or dependents thereof).

7.5	Tax Matters

(a)

Prior to the Effective Time, and, if the tax opinion of Davis Polk & Wardwell LLP referred to in Clause 7.5(b) below is obtained, following the Effective Time, none of Actavis, Holdco, Warner Chilcott or any of their Subsidiaries shall with knowledge take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the receipt of the Scheme Consideration in exchange for the Warner Chilcott Shares pursuant to the Scheme from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Prior to the Effective Time, Actavis, Holdco, Warner Chilcott and their respective Subsidiaries shall use all reasonable endeavours to take or cause to be taken any action necessary for the receipt of the Scheme Consideration in exchange for the Warner Chilcott Shares pursuant to the Scheme to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the tax opinion of Davis Polk & Wardwell LLP referred to in Clause 7.5(b) below is obtained, then each of Holdco and Warner Chilcott will report the receipt of the Scheme Consideration in exchange for the Warner Chilcott Shares pursuant to the Scheme as a “reorganization” within the meaning of Section 368(a) of the Code for all Tax purposes except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b)	Warner Chilcott shall use reasonable endeavours to obtain a tax opinion of Davis Polk & Wardwell LLP, counsel to Warner Chilcott, dated the Effective Date, and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the receipt of the Scheme Consideration in exchange for the Warner Chilcott Shares pursuant to the Scheme will qualify for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. Such counsel shall be entitled to rely upon, and Warner Chilcott and Holdco shall use reasonable endeavours to provide, customary representation letters from each of Holdco and Warner Chilcott, in each case, in form and substance reasonably satisfactory to such counsel and to Actavis, dated as of the Effective Date.

7.6	Stock Exchange Listing

Holdco and Actavis shall use all reasonable endeavours to cause (i) the Holdco Shares to be delivered pursuant to the Merger and (ii) all of the Share Consideration to be issued in the Acquisition to be approved for listing on the NYSE, subject only to official notice of issuance, prior to the Completion Date.

7.7	Holdco Board of Directors

Actavis and the Actavis Board and Holdco and the Holdco Board shall take all actions necessary so that, as of the Effective Time, the number of directors that comprise the full Holdco Board shall be no more than twelve, and such board of directors shall upon the Effective Time consist of (i) no more than seven individuals of the Actavis Board as of immediately prior to the Effective Time and (ii) five individuals who shall be members of the Warner Chilcott Board as of the date of this Agreement, to be selected by the Governance Committee of the Actavis Board pursuant to the director nomination process set forth in Actavis’s proxy statement on Schedule 14A filed with the SEC on March 29, 2013; provided, however, that upon written notice from Actavis to Warner Chilcott, only four individuals who shall be members of the Warner Chilcott Board as of the date of this Agreement shall be designated to the Holdco Board, and the remaining position on the Holdco Board shall be filled by a new independent director to be selected by the Governance Committee of the Actavis Board. In the event that, prior to the Effective Time, any designee of Warner Chilcott to the Holdco Board is unable to serve on such board of directors, a replacement shall be similarly selected by the Governance Committee of the Actavis Board from the existing members of the Warner Chilcott Board as designated by Warner Chilcott.

7.8	Financing

(a)	From and after the date hereof, in a timely manner so as not to delay the Completion, the Actavis Parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate, no later than the date the Completion is required to occur pursuant to this Agreement, the Financing. The Actavis Parties shall keep Warner Chilcott informed on a reasonably current basis of the status of their efforts to arrange the Financing, including providing copies of all executed credit agreements; provided that in no event will the Actavis Parties be under any obligation to disclose any information that is subject to attorney-client or similar privilege if the Actavis Parties shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege.

(b)	Notwithstanding anything contained in this Agreement to the contrary, the Actavis Parties expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Completion, are not conditioned in any manner upon the Actavis Parties obtaining the Financing or any other financing.

7.9	Rule 16b-3 Actions

Prior to the Effective Time, Holdco, Warner Chilcott and Actavis shall take all such steps as may be required to cause (a) any disposition of Warner Chilcott Shares or Actavis Shares (including derivative securities with respect to Warner Chilcott Shares or Actavis Shares) resulting from the Acquisition or the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Warner Chilcott or Actavis immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Holdco Shares, Actavis Shares or Warner Chilcott Shares (including derivative securities with respect to Holdco Shares, Actavis Shares or Warner Chilcott Shares) resulting from the Acquisition or the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Holdco to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.10	Financing Cooperation

(a)	Until the Completion, Warner Chilcott shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, and shall cause its and their respective officers, employees and advisors and other Representatives, including legal and accounting, of Warner Chilcott and its Subsidiaries to use their reasonable best efforts, to provide to Actavis and its Subsidiaries such assistance as may be reasonably requested by Actavis that is customary in connection with the arranging, obtaining and syndication of the

Financing, including (i) participating in and assisting with the syndication or other marketing of the Financing, including, but not limited to, (A) the direct participation by the senior management of Warner Chilcott in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective lenders, investors and rating agencies, (B) assisting with the preparation of materials for offering documents, private placement memoranda, bank information memoranda, prospectuses(collectively, “Marketing Material”) and due diligence sessions related thereto and (C) the delivery of customary authorization letters, confirmations, and undertakings in connection with the Marketing Material; (ii) timely furnishing Actavis and its Financing Sources with financial and other information that is reasonably available to or readily obtainable by the Company (collectively, the “Financing Information”) with respect to business, operations, financial condition, projections and prospects regarding Warner Chilcott and its Subsidiaries as may be reasonably requested by Actavis or its Financing Sources and are customary to assist in preparation of Marketing Material, including all financial statements and financial and other data in respect of Warner Chilcott and its Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act if the Financing were registered on Form S-3 under the Securities Act (excluding information required by Rules 3-10 and 3-16 under Regulation S-X), including audits thereof to the extent so required (which audits shall be unqualified; provided that Actavis acknowledges that no audits other than those set forth in the Scheme Document, the Joint Proxy Statement or the Form S-4 are required); (iii) providing to legal counsel and its independent auditors such documents and other information relating to Warner Chilcott and its Subsidiaries as may be reasonably required to enable the delivery of any customary negative assurance opinion and customary comfort letters relating to the Financing; (iv) causing its independent auditors to cooperate with the Financing and using reasonable best efforts to obtain the consents of its independent auditors for use of their reports on the audited financial statements of Warner Chilcott and to references to such independent auditors as experts in any Marketing Material and registration statements and related government filings filed or used in connection with the Financing; (v) using reasonable best efforts to obtain Warner Chilcott’s independent auditors’ customary comfort letters and assistance with the due diligence activities of the Financing Sources; (vi) using reasonable best efforts to ensure that the Financing benefits from the existing lender relationships of Warner Chilcott and its Subsidiaries; (vii) participation by senior management of Warner Chilcott in the execution and delivery of the definitive documentation in connection with the Financing to which any member of the Warner Chilcott Group is a party; (viii) taking such actions that are reasonably requested by Actavis or its Financing Sources to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Financing; (ix) providing documents reasonably requested by Actavis or the Financing Sources relating to the repayment, refinancing or amendment of any indebtedness or other obligations of Warner Chilcott or any of its Subsidiaries to be repaid, refinanced or otherwise amended on the Completion Date and the release of related liens and/or guarantees effected thereby, including customary payoff letters and (to the extent required) evidence that notice of any such repayment has been timely delivered to the holders of such indebtedness, in each case in accordance with the terms of the definitive documents governing such indebtedness; (x) procuring consents to the reasonable use of all of Warner Chilcott’s logos in connection with the Financing; and (xi) providing such documentation and other information about Warner Chilcott and its Subsidiaries as is reasonably requested in writing by Actavis reasonably in advance of the Completion Date in connection with the Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT ACT; provided that (A) none of Warner Chilcott nor any of its Subsidiaries shall be required to pay any commitment or other fee or incur any liability (other than third-party costs and expenses that are to be promptly reimbursed by Actavis upon request by Warner Chilcott under Clause 7.10(b)) in connection with the Financing prior to the Completion Date (or, without limitation of the foregoing, execute any definitive financing documents (except customary secretary and officer certificates or similar customary certificates, which will not be effective prior to the Completion Date, and the authorization letter delivered pursuant to the foregoing clause (i)(C)) prior to the Completion Date or any other agreement, certificate, document or instrument that would be effective prior to the Completion), (B) the Warner Chilcott Board and officers of Warner Chilcott and the directors and officers of the Subsidiaries of Warner Chilcott shall not be required prior to the Completion Date to (i) adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained or (ii) take any corporate actions to permit the consummation of the Financing, and (C) nothing in this Clause 7.10(a) shall (I) require cooperation to the extent that it would interfere unreasonably with the business or operations of Warner Chilcott or its Subsidiaries or (II) require Warner Chilcott or any of its Subsidiaries or Representatives to take any action that would cause a risk of loss of privilege, if Warner Chilcott shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege. Actavis shall cause all non-public or other confidential information provided by or on behalf of Warner Chilcott or any of its Subsidiaries or Representatives pursuant to this Clause 7.10 to be kept confidential in accordance with the Confidentiality Agreement.

(b)	Actavis shall, promptly upon request by Warner Chilcott, reimburse Warner Chilcott for all reasonable documented third-party out-of-pocket costs and expenses (including attorneys’ fees) incurred by Warner Chilcott in connection with such cooperation and shall indemnify and hold harmless Warner Chilcott, its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, expenses (including attorneys’ fees), interest, judgments and penalties suffered or incurred by them in connection with this Clause 7.10 (other than to the extent resulting from (x) information provided by Warner Chilcott or its Subsidiaries in accordance with the terms hereof or (y) Warner Chilcott’s or its Subsidiaries’ or Representatives’ willful misconduct or gross negligence).

7.11	Creation of Distributable Reserves

(a)	Unless Actavis and Warner Chilcott otherwise agree, (i) Actavis shall use all reasonable endeavours to submit to the vote of the Actavis Shareholders at the Actavis Shareholders Meeting a resolution (the “Actavis Distributable Reserves Resolution”) to approve the reduction of the share premium of Holdco to allow the creation of distributable reserves of Holdco (the “Holdco Distributable Reserves Creation”) and (ii) Warner Chilcott shall use all reasonable endeavours to submit to the vote of the Warner Chilcott Shareholders at the EGM a resolution to approve the reduction of share premium of Holdco to allow the Holdco Distributable Reserves Creation (the “Warner Chilcott Distributable Reserves Resolution”).

(b)	The Parties agree that none of the approval of the Actavis Distributable Reserves Resolution, the approval of the Warner Chilcott Distributable Reserves Resolution or the implementation of the Holdco Distributable Reserves Creation shall be a condition to the Parties’ obligation to effect the Acquisition or the Merger.

(c)	Subject to approval of the Warner Chilcott Distributable Reserves Resolution by the Warner Chilcott Shareholders and the Actavis Distributable Reserves Resolution by the Actavis Shareholders, Actavis and Holdco shall:

(i)	prior to Completion, procure the passing of a resolution of the shareholders of Holdco providing for the reduction of share capital of Holdco in order to allow an application to be made under Section 72 of the Act to the High Court to allow for the Holdco Distributable Reserves Creation; and

(ii)	as promptly as reasonably practicable following Completion, prepare and file an application to the High Court for an order pursuant to the Act approving the Holdco Distributable Reserves Creation.

7.12	Certain Holdco Shareholder Resolutions

Prior to Completion, Actavis and Holdco shall procure the passing of resolutions of the shareholders of Holdco providing for:

(a)	the reregistration of Holdco as a public limited company;

(b)	the acquisition of ordinary shares of Holdco denominated in euro; and

(c)	the purchase of its own shares and reissue of treasury shares.

7.13	Holdco’s Obligations

Actavis agrees that it will (i) cause Holdco to perform its obligations under this Agreement in accordance with the terms hereof and (ii) be responsible for any liability of Holdco under this Agreement.

7.14	Transaction Litigation

Subject to any fiduciary duties of the board of directors of Warner Chilcott or any of its Subsidiaries, Warner Chilcott shall consult and cooperate with Actavis in Warner Chilcott’s defence or settlement of any shareholder litigation (other than any litigation or settlement where the interests of Warner Chilcott or any of its Affiliates are adverse to those of Actavis, any Actavis Merger Party or any of their respective Affiliates) against Warner Chilcott or its directors or executive officers relating to the transactions contemplated by this Agreement or the Expenses Reimbursement Agreement, and Warner Chilcott agrees that it will not settle or compromise any such litigation without the written consent of Actavis, such consent not to be unreasonably withheld or delayed.

8.	COMPLETION OF ACQUISITION AND MERGER

8.1	Completion

(a)	Completion Date:

(i)	Completion shall take place at 9:00 a.m., New York City time, on a date to be agreed by the Parties, being not more than three (3) Business Days (or such shorter period of time as remains before 11:59 p.m., New York City time, on the End Date) after the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of all of the Conditions (“Completion Date”) with the exception of Condition 2(d) (delivery and registration of the Court Order and a copy of the minute required by Section 75 of the Act) (but subject to the satisfaction of such Condition).

(ii)	Completion shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022.

(b)	On or prior to Completion:

(i)	Warner Chilcott shall procure that a meeting of the Warner Chilcott Board (or a duly authorised committee thereof) is held at which resolutions are passed (conditional on registration of the Court Order with the Registrar of Companies occurring and effective as of the Effective Time) approving:

(A)	the allotment and issue to Holdco (and/or its nominees) in accordance with the Scheme of the number of new shares in the capital of Warner Chilcott provided for in the Scheme;

(B)	the removal of the directors of Warner Chilcott as Holdco shall determine; and

(C)	the appointment of such persons as Holdco may nominate as the directors of Warner Chilcott.

(ii)

Actavis shall procure the consummation of the steps set out on Exhibit 8.1(b)(ii) in accordance therewith; provided, however, that Actavis shall have the right to implement reasonable modifications to the steps set forth in such exhibit, subject to the consent of Warner Chilcott which consent shall not be unreasonably delayed, conditioned or withheld; and provided, further, that the procedures set forth on Exhibit 8.1(b)(ii) regarding review and approval of the instruments in Steps 9 and 11 shall control for purposes of such instruments.

(c)	On Completion:

(i)	Holdco shall, in respect of each Warner Chilcott Share subject to the Scheme, issue 0.160 (the “Exchange Ratio”) of a Holdco Share (the “Share Consideration” and, together with any cash in lieu of Fractional Entitlements due to a Warner Chilcott Shareholder, the “Scheme Consideration”) to the applicable Warner Chilcott Shareholder (and/or their nominees), which Share Consideration shall be duly authorised, validly issued, fully paid and non-assessable and free of Liens and pre-emptive rights; provided, however, that no fractions of Holdco Shares (the “Fractional Entitlements”) shall be issued by Holdco to the Warner Chilcott Shareholders under this Clause 8.1(c)(i), and all Fractional Entitlements that would otherwise have been due to any Warner Chilcott Shareholders shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed pro-rata to such Warner Chilcott Shareholders in accordance with the Fractional Entitlements to which they would otherwise have been entitled; in each case, in accordance with the Scheme; and

(ii)	Warner Chilcott shall deliver to Holdco:

(A)	a certified copy of the resolutions referred to in Clause 8.1(b)(i);

(B)	letters of resignation from the directors that are removed from Warner Chilcott in accordance with Clause 8.1(b)(i)(B) (each such letter containing an acknowledgement that such resignation is without any claim or right of action of any nature whatsoever outstanding against Warner Chilcott or the Warner Chilcott Group or any of their officers or employees for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever in respect of the removal); and

(C)	share certificates in respect of the aggregate number of shares in the capital of Warner Chilcott to be issued to Holdco (and/or its nominees) in accordance with the Scheme.

(iii)	Warner Chilcott shall cause an office copy of the Court Order and a copy of the minute required by Section 75 of the Act to be filed with the Companies Registration Office and obtain from the Registrar of Companies a Certificate of Registration in relation to the reduction of share capital involved in the Scheme.

(iv)	Actavis and Holdco shall cause the Holdco Memorandum and Articles of Association to be amended and restated in their entirety in such form as the Parties, acting reasonably, mutually agree (including passing appropriate resolutions for this purpose).

(d)	Exchange of Warner Chilcott Shares

(i)	Exchange Agent. On or immediately after the Completion, Holdco shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Warner Chilcott Shareholders, (i) evidence of shares in book entry form representing the aggregate Share Consideration and (ii) cash in lieu of Fractional Entitlements due to a Warner Chilcott Shareholder. All shares and cash deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Warner Chilcott Exchange Fund”.

(ii)	Exchange Procedures. As soon as reasonably practicable after the Effective Time, and in any event within four (4) Business Days after the Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of record of a Warner Chilcott Share, entitled at the Effective Time to a right to receive the Scheme Consideration pursuant to Clause 8.1(c)(i), (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Warner Chilcott Shares shall pass, only upon adherence to the procedures set forth in the letter of transmittal), and (ii) instructions for use in effecting the surrender of the Warner Chilcott Shares in exchange for payment of the Scheme Consideration therefor. Upon surrender of Warner Chilcott Shares, which at the Effective Time were cancelled and converted into the right to receive the Scheme Consideration, to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Warner Chilcott Shares shall be entitled to receive in exchange therefor: (a) the amount of any cash payable in lieu of any Fractional Entitlements that such holder has the right to receive pursuant to Clause 8.1(c)(i) and (b) that number of Holdco Shares into which such holder’s properly surrendered Warner Chilcott Shares were converted pursuant to Clause 8.1(c)(i). No interest shall be paid or shall accrue for the benefit of holders of the Warner Chilcott Shares on the Scheme Consideration payable in respect of the Warner Chilcott Shares.

(iii)

Termination of Warner Chilcott Exchange Fund. Any portion of the Warner Chilcott Exchange Fund which has not been transferred to the holders of Warner Chilcott Shares as of the one-year anniversary of the Effective Time shall be delivered to Holdco or its designee, upon demand. Any holder of Warner Chilcott Shares who has not complied with this Clause 8.1(d) prior to the one-year anniversary of the Effective Time shall thereafter look only to Holdco for payment of such holder’s claim for the Scheme Consideration (subject to abandoned property, escheat or other similar applicable Laws).

(iv)	No Liability. None of the Actavis Merger Parties, Actavis or Warner Chilcott or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Scheme Consideration (or dividends or distributions with respect thereto) from the Warner Chilcott Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(v)	Withholding. Holdco and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of a Warner Chilcott Share subject to the Scheme such amounts as Holdco or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax Law. To the extent that amounts are so withheld by Holdco or the Exchange Agent with respect to any Person, Holdco shall be treated as having satisfied its obligation to deliver the Scheme Consideration in full to such Person by delivering the Scheme Consideration net of such withheld amounts and such Person shall not have any claim or entitlement with respect to the Scheme Consideration attributable to such withheld amounts.

8.2	Merger

(a)	Completion of Merger. The Merger shall be conditioned only upon the concurrent consummation and implementation of the Scheme and the Acquisition. On Completion, and in accordance with the NGCL, MergerSub shall be merged with and into Actavis at the Merger Effective Time (as defined in Clause 8.2(b)). Following the Merger, the separate corporate existence of MergerSub shall cease and Actavis shall continue as the surviving corporation (the “Surviving Corporation”). As a result of the Merger, each outstanding share of the Surviving Corporation shall be owned by U.S. Holdco and the Surviving Corporation shall become an indirect, wholly owned subsidiary of Holdco.

(b)	Merger Effective Time. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the NGCL shall be duly executed by Actavis and MergerSub and as soon as practicable following the Completion shall be filed on the Completion Date with the Secretary of State of the State of Nevada (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Nevada or at such later time as may be designated jointly by Actavis and Warner Chilcott and specified in such Certificate of Merger; provided that the Merger shall become effective substantially concurrently with the effectiveness of the Scheme, to the extent possible (the time the Merger becomes effective being the “Merger Effective Time”).

(c)	Effects of the Merger. At and after the Merger Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the NGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, the separate corporate existence of MergerSub shall cease and all the property, rights, privileges, powers and franchises of Actavis and MergerSub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Actavis and MergerSub shall become the debts, liabilities and duties of the Surviving Corporation.

(d)	Governing Documents. The Articles of Incorporation and Regulations of the Surviving Corporation shall be amended as of the Merger Effective Time so as to read in their entirety as the Articles of Incorporation and Regulations of MergerSub as in effect immediately prior to the Merger Effective Time, except for the incorporator and except that the Surviving Corporation shall retain Actavis’s name.

(e)	Officers and Directors. From and after the Merger Effective Time, the officers of Actavis immediately before the Merger Effective Time shall be the officers of the Surviving Corporation immediately after the Merger Effective Time.

(f)	Effect on Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders:

(i)	Conversion of Actavis Common Stock. Each Actavis Share issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive one Holdco Share from U.S. Holdco and any cash in lieu of Fractional Entitlements due to an Actavis Shareholder (the “Merger Consideration”); provided, however, that no Fractional Entitlements shall be due from U.S. Holdco to any Actavis Shareholders under this Clause 8.2(f)(i), and all Fractional Entitlements that would otherwise have been due to any Actavis Shareholders shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed pro-rata to such Actavis Shareholders in accordance with the Fractional Entitlements to which they would otherwise have been entitled. As a result of the Merger, at the Merger Effective Time, each holder of record of a certificate or certificates which immediately prior to the Merger Effective Time represented outstanding Actavis Shares (the “Actavis Certificates”) and each holder of record of a non-certificated outstanding Actavis Share represented by book entry (“Actavis Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the consideration payable in respect of the Actavis Shares represented by such Actavis Certificate or Actavis Book Entry Share (as applicable) immediately prior to the Merger Effective Time to be delivered in accordance with Clause 8.2(g).

(ii)	MergerSub Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each share of common stock of MergerSub issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall forthwith be cancelled and cease to exist and be converted into one hundred (100) fully paid and nonassessable shares of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation and all of which shall be held by U.S. Holdco.

(iii)	Cancellation of Holdco Shares. Each Holdco Subscriber Share in existence immediately prior to the Merger Effective Time shall immediately following the Effective Time be acquired by Holdco for nil consideration under the Companies (Amendment) Act 1983.

(iv)	Actavis-Owned Shares. Each Actavis Share held by Actavis as treasury stock or owned by Actavis immediately prior to the Merger Effective Time, shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto.

(g)	Exchange of Certificates and Book Entry Shares.

(i)	Exchange Agent. At the Merger Effective Time, U.S. Holdco shall deposit with the Exchange Agent, certificates or, at Holdco’s option, evidence of shares in book entry form, representing all of the Holdco Shares in issue immediately prior to the Merger Effective Time (other than the Holdco Subscriber Shares). All certificates representing Holdco Shares deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Actavis Exchange Fund”.

(ii)

Exchange Procedures. As soon as reasonably practicable after the Merger Effective Time, and in any event within four (4) Business Days after the Merger Effective Time, Holdco shall cause the Exchange Agent to mail to each holder of record of an Actavis Certificate and to each holder of record of an Actavis Book Entry Share, which at the Merger Effective Time were converted into the right to receive the Merger Consideration pursuant to Clause 8.2(f)(i), (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Actavis Certificates shall pass, only upon delivery of the Actavis Certificates to the Exchange Agent or, in the case of Actavis Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and (ii) instructions for use in effecting the surrender of the Actavis Certificates and Actavis Book Entry Shares, as applicable, in exchange for payment of the Merger Consideration therefor. Upon surrender of Actavis Certificates or Actavis Book Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Actavis Certificates or Actavis Book Entry Shares (as applicable) shall be entitled to receive in exchange therefor: (a) that number of Holdco Shares into which such holder’s Actavis Shares represented by such holder’s properly surrendered Actavis Certificates or Actavis Book Entry Shares (as applicable) were converted pursuant to Clause 8.2(f)(i), and the Actavis Certificates or Actavis Book Entry Shares (as applicable) so surrendered shall forthwith be cancelled, and (b) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Clause 8.2(g)(viii)) equal to any cash dividends or other distributions that such holder has the right to receive pursuant to Clause 8.2(g)(iii) and the amount of any cash payable in lieu of any Fractional Entitlements that such holder has the right to receive pursuant to Clause 8.2(f)(i). No interest shall be paid or shall accrue for the benefit of holders of the Actavis Certificates or Actavis Book Entry Shares on the Merger Consideration payable in respect of the Actavis Certificates or Actavis Book Entry Shares.

(iii)	Transferred Certificates; Lost, Stolen or Destroyed Certificates. If payment or issuance of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Actavis Certificate is registered, it shall be a condition of payment or issuance that the Actavis Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Merger Consideration to a person other than the registered holder of the Actavis Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Actavis Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Actavis Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Actavis Certificate the applicable Merger Consideration payable in respect of the Actavis Shares represented by the Actavis Certificate pursuant to this Clause 8.2.

(iv)

Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Holdco Shares with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Actavis Certificate or Actavis Book Entry Shares (as applicable) with respect to the Actavis Shares represented thereby until such Actavis Certificate or Actavis Book Entry Shares (as applicable) has been surrendered in accordance with this Clause 8.2. Subject to applicable Law and the provisions of this Clause 8.2, following surrender of any such Actavis Certificate or Actavis Book Entry Shares (as applicable), there shall be paid to the record holder thereof by the Exchange Agent, without interest promptly after such surrender, (a) the number of Holdco Shares to which such record holder was entitled pursuant to this Clause 8.2 and the amount of any cash payable in lieu of any Fractional Entitlements that such holder has the right to receive pursuant to Clause 8.2(f)(i), (b) at the time of surrender, the amount of dividends or other distributions with a record date on or after the date of the Merger Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (c) at the appropriate payment date, the dividends or other distributions payable with respect to those Holdco Shares with a record date on or after the date of the Merger Effective Time but on or prior to the date of this surrender and with a payment date subsequent to surrender.

(v)	No Further Ownership Rights in Actavis Shares. Until surrendered as contemplated hereby, each Actavis Certificate or Actavis Book Entry Share shall, after the Merger Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Clause 8.2, the issuance or payment of which shall be deemed to be the satisfaction in full of all rights pertaining to Actavis converted in the Merger. At the Merger Effective Time, the stock transfer books of Actavis shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Actavis Shares which were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Actavis Certificates or Actavis Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Clause 8.2.

(vi)	Termination of Actavis Exchange Fund. Any portion of the Actavis Exchange Fund which has not been transferred to the holders of Actavis Certificates or Actavis Book Entry Shares (as applicable) as of the one-year anniversary of the Merger Effective Time shall be delivered to Holdco or its designee, upon demand, and the Holdco Shares included therein shall be sold at the best price reasonably obtainable at that time. Any holder of Actavis Certificates or Actavis Book Entry Shares (as applicable) who has not complied with this Clause 8.2 prior to the one-year anniversary of the Merger Effective Time shall thereafter look only to Holdco for payment of such holder’s claim for the Merger Consideration (subject to abandoned property, escheat or other similar applicable Laws).

(vii)

No Liability. None of the Actavis Merger Parties, Actavis or Warner Chilcott or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Holdco Shares (or dividends or distributions with respect thereto) from the Actavis Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(viii)	Withholding. U.S. Holdco and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of Actavis Shares immediately prior to the Merger Effective Time such amounts as U.S. Holdco or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld by U.S. Holdco or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

8.3	Actavis Share Awards

(a)	The Actavis Board or the appropriate committee thereof shall take all action necessary so that:

(i)	Each option or other right to acquire Actavis Shares granted under any Actavis Share Plan (an “Actavis Share Option”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent an option or other right to acquire Actavis Shares and shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Actavis Share Option (but taking into account any changes thereto provided for in the applicable Actavis Share Plan, in any applicable award agreement or in such option), that number of Holdco Shares equal to the number of Actavis Shares subject to such Actavis Share Option immediately prior to the Effective Time, at a price per share equal to the per share exercise price specified in such Actavis Share Option immediately prior to the Effective Time;

(ii)	Each issued and outstanding Actavis Share subject to vesting or other lapse of restrictions pursuant to the Actavis Share Plans immediately prior to the Effective Time (a “Restricted Actavis Share”) shall, as of the Effective Time, cease to represent a right to acquire an Actavis Share and shall be converted into the right to receive a Holdco Share, subject to the same terms and conditions (including vesting and other lapse restrictions) as were applicable to the Restricted Actavis Share in respect of which it was issued; and

(iii)

Each stock-based award, other than an Actavis Share Option or Restricted Actavis Share (“Other Actavis Share-Based Awards”), granted under any Actavis Share Plan and outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent an award based on Actavis Shares and shall be converted into an award based on a number of

Holdco Shares equal to the number of Actavis Shares covered by such Other Actavis Share-Based Award, provided that such a converted stock-based right or award shall be subject to the same terms and conditions (including the vesting terms) as were applicable to such Other Actavis Share-Based Award in respect of which it was issued.

(b)	As soon as practicable after the Effective Time, Holdco shall deliver to the holders of Actavis Share Options, Restricted Actavis Shares and Other Actavis Share-Based Awards appropriate notices setting forth such holders’ rights pursuant to the Actavis Share Plans, and the agreements evidencing the grants of such Actavis Share Options, Restricted Actavis Shares and Other Actavis Share-Based Awards, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Clause 8.3 after giving effect to the Merger and the assumption by Holdco as set forth above).

(c)	Holdco shall take all corporate action necessary to reserve for issuance a sufficient number of Holdco Shares for delivery with respect to Actavis Share Options, Restricted Actavis Shares and Other Actavis Share-Based Awards assumed by it in accordance with this Clause 8.3. As of the Effective Time, if requested by Actavis prior to the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Holdco Shares subject to such Actavis equity awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Actavis equity awards remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, Holdco shall administer the Actavis Share Plans assumed pursuant to this Clause 8.3 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable Actavis Share Plan complied with such rule prior to the Merger.

9.	TERMINATION

9.1	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Time:

(i)	by either Warner Chilcott or Actavis if:

(A)	the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities; or

(B)	the Actavis Shareholders Meeting shall have been completed and the Actavis Shareholder Approval shall not have been obtained;

(ii)	by either Warner Chilcott or Actavis if the Effective Time shall not have occurred by 11:59 p.m., New York City time, on the End Date, provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(ii) shall not be available to a Party whose breach of any provision of this Agreement shall have caused the failure of the Effective Time to have occurred by such time;

(iii)	by either Warner Chilcott or Actavis if the High Court declines or refuses to sanction the Scheme, unless both Parties agree that the decision of the High Court shall be appealed;

(iv)	by either Warner Chilcott or Actavis if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Acquisition or the Merger and such injunction shall have become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(iv) shall not be available to a Party whose breach of any provision of this Agreement shall have caused such injunction;

(v)	by Warner Chilcott, if any Actavis Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of Conditions 1, 2, 3 or 5 and (2) is not reasonably capable of being cured by the date that is nine months after the date of this Agreement, provided that, Warner Chilcott shall have given Actavis written notice, delivered at least 30 days prior to such termination, stating Warner Chilcott’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(v) and the basis for such termination and such breach or failure shall not have been remedied as of 30 days following the delivery of such written notice;

(vi)	by Actavis, if Warner Chilcott shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a Condition set forth in Conditions 1, 2, 3 or 4 and (2) is not reasonably capable of being cured by the date that is nine months after the date of this Agreement, provided that, Actavis shall have given Warner Chilcott written notice, delivered at least 30 days prior to such termination, stating Actavis’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(vi) and the basis for such termination and such breach or failure shall not have been remedied as of 30 days following the delivery of such written notice;

(vii)	by Actavis, in the event that a Warner Chilcott Change of Recommendation shall have occurred;

(viii)	by Warner Chilcott, in the event that an Actavis Change of Recommendation shall have occurred;

(ix)	by Warner Chilcott, pursuant to Clause 5.3(i)(i); and

(x)	by mutual written consent of Warner Chilcott and Actavis.

(b)	Termination of this Agreement in accordance with Clause 9.1(a) shall not give rise to any liability of the Parties except as provided in the Expenses Reimbursement Agreement or Clause 9.2. Clause 10 (other than Clauses 10.1 and 10.11) of this Agreement shall survive, and continue in full force and effect, notwithstanding its termination.

(c)	Upon:

(i)	Actavis becoming entitled to an Actavis Reimbursement Payment, neither Warner Chilcott nor any of its Representatives or shareholders shall have any further liability in connection with the termination of this Agreement (for the avoidance of doubt, other than the obligation to pay Actavis Reimbursement Payments pursuant to the Expenses Reimbursement Agreement), whether under the Expenses Reimbursement Agreement or this Agreement or otherwise, to Actavis, its Representatives or its shareholders; or

(ii)	Warner Chilcott becoming entitled to the Reverse Termination Payment, none of the Actavis Parties nor any of their Representatives or shareholders shall have any further liability in connection with the termination of this Agreement (for the avoidance of doubt, other than the obligation to pay the Reverse Termination Payment), whether under the Expenses Reimbursement Agreement or this Agreement or otherwise, to any of the Warner Chilcott Parties or their Representatives or shareholders. Notwithstanding anything to the contrary contained herein, none of the Warner Chilcott Parties or their Representatives or shareholders (other than the Actavis Parties) shall have any rights or claims against any Financing Source in connection with this Agreement, the Acquisition, the Financing or the transactions contemplated hereby or thereby, and no Financing Source shall have any rights or claims against any of the Warner Chilcott Parties or their Representatives or shareholders (other than the Actavis Parties) in connection with this Agreement, the Acquisition, the Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided that, following consummation of the Acquisition, the foregoing will not limit the rights of the parties to the Financing under any commitment letter related thereto. In addition, in no event will any Financing Source be liable for consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortuous nature (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 9.1(c)(ii) and shall be entitled to the protections of the provisions contained in this Clause 9.1(c)(ii) as if they were a party to this Agreement);

provided, however, that nothing herein shall release any Party from liability for intentional breach, for fraud or as provided for in the Confidentiality Agreement.

(d)	For the avoidance of doubt, termination of this Agreement shall be without prejudice to the provisions of the Expenses Reimbursement Agreement.

9.2	Certain Effects of Termination

In the event of a Specified Termination, then Actavis shall pay to Warner Chilcott one hundred sixty million dollars ($160,000,000) (the “Reverse Termination Payment”) in cleared, immediately available funds as promptly as possible (but in any event within three Business Days) thereafter; provided, that in the event that an Actavis Change of Recommendation shall have occurred and Warner Chilcott shall not have terminated this Agreement within five Business Days thereafter in accordance with Clause 9.1(a)(viii), the amount of the Reverse Termination Payment shall be reduced by the amount of the documented, specific and quantifiable third party costs and expenses incurred by Actavis, or on its behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including, but not limited to, arranging financing, in each case solely to the extent incurred from and after the date of the Actavis Change of Recommendation, up to a maximum reduction of the Reverse Termination Payment of fifty-one million dollars ($51,000,000).

“Specified Termination” means:

(a)	this Agreement is terminated: by Warner Chilcott for the reason that the Actavis Board or any committee thereof (A) withdraws (or modifies in any manner adverse to Warner Chilcott), or proposes publicly to withdraw (or modify in any manner adverse to Warner Chilcott), the Actavis Recommendation or (B) approves, recommends or declares advisable, or proposes publicly to approve, recommend or declare advisable, any Actavis Alternative Proposal (it being understood, for the avoidance of doubt, that the provision by Actavis to Warner Chilcott of notice or information in connection with an Actavis Alternative Proposal or Actavis Superior Proposal as required or expressly permitted by the Transaction Agreement shall not, in and of itself, satisfy this Clause 9.2(a)).

(b)	all of the following occur:

(i)	prior to the Actavis Shareholders Meeting, an Actavis Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make an Actavis Alternative Proposal and, in each case, not publicly withdrawn at the time this Agreement is terminated under the circumstances specified in Clause 9.2(b)(ii) (it being understood that, for purposes of this Clause 9.2(b)(i) and Clause 9.2(b)(iii) below, references to “25%” and “75%” in the definition of Actavis Alternative Proposal shall be deemed to refer to “50%”); and

(ii)	this Agreement is terminated by either Warner Chilcott or Actavis for the reason that the Actavis Shareholders Meeting shall have been completed and the Actavis Shareholder Approval shall not have been obtained; and

(iii)	a definitive agreement providing for an Actavis Alternative Proposal is entered into within nine months after such termination (regardless of whether such Actavis Alternative Proposal is the same Actavis Alternative Proposal referred to in Clause 9.2(b)(i)) and such Actavis Alternative Proposal is consummated; or

(c)	all of the following occur:

(i)	prior to the Actavis Shareholders Meeting, an Actavis Alternative Proposal is publicly disclosed or any person shall have publicly announced an intention (whether or not conditional) to make an Actavis Alternative Proposal and, in each case, not publicly withdrawn at the time this Agreement is terminated under the circumstances specified in Clause 9.2(c)(ii) (it being understood that, for purposes of this Clause 9.2(c)(i) and Clause 9.2(c)(iii) below, references to “25%” and “75%” in the definition of Actavis Alternative Proposal shall be deemed to refer to “50%”); and

(ii)	this Agreement is terminated by Actavis for the reason that Warner Chilcott shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of any of the conditions to the Scheme or of the other conditions to Warner Chilcott’s obligation to effect the Acquisition and (B) is not reasonably capable of being cured by the date that is one year after the date of this Agreement, provided that, Warner Chilcott shall have given Actavis written notice, delivered at least 30 days prior to such termination, stating Warner Chilcott’s intention to terminate this Agreement for such reason and the basis for such termination (provided that this Clause 9.2(c)(ii) shall not be deemed satisfied unless such breach or failure to perform was intentional); and

(iii)	an Actavis Alternative Proposal is consummated, or a definitive agreement providing for an Actavis Alternative Proposal is entered into, within nine months after such termination (regardless of whether such Actavis Alternative Proposal is the same Actavis Alternative Proposal referred to in Clause 9.2(c)(i)).

10.	GENERAL

10.1	Announcements

Subject to the requirements of applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC or any Relevant Authority (including, without limitation, the Panel), the Parties shall consult together as to the terms of, the timing of and the manner of publication of any formal public announcement which either Party may make primarily regarding the Acquisition, the Scheme, the Merger or this Agreement. Actavis and Warner Chilcott shall give each other a reasonable opportunity to review and comment upon any such public announcement and shall not issue any such public announcement prior to such consultation, except as may be required by applicable Law, the Takeover Rules, a court order, the Securities

Act, the Exchange Act, the SEC or any Relevant Authority (including, without limitation, the Panel). The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form of the Rule 2.5 Announcement. For the avoidance of doubt, the provisions of this Clause 10.1 do not apply to any announcement, document or publication in connection with a Warner Chilcott Alternative Proposal or Warner Chilcott Superior Proposal or a change in the Scheme Recommendation or any amendment to the terms of the Scheme proposed by Actavis that would effect an increase in the Scheme Consideration whether before or after a withdrawal or adverse modification of the Scheme Recommendation.

10.2	Notices

(a)	Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent by facsimile process, to the Party to be served as follows:

(i)	if to Actavis, to:

Actavis, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Fax:          +1 (862) 261-8043

Attention: Chief Legal Officer - Global

with copy to:

Latham & Watkins LLP

650 Town Center Drive, 20th Floor

Costa Mesa, CA 92626

Fax:          +1 (714) 540-1235

Attention: Charles Ruck

                  R. Scott Shean

                  Stephen B. Amdur

and

Matheson

70 Sir John Rogerson’s Quay

Dublin 2

Ireland

Fax:          +353 1 232 320

Attention: Patrick Spicer

                 George Brady

(ii)	if to Warner Chilcott, to:

Warner Chilcott

100 Enterprise Drive

Rockaway, New Jersey 07866

Fax:           +1 (973) 442-3310

Attention: General Counsel

with copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Fax:          (212) 701-3800

Attention: Michael Davis

                 H. Oliver Smith

and

Arthur Cox

Earlsfort Centre

Earlsfort Terrace

Dublin 2, Ireland

Fax:           +353 (0) 1 618 0618

Attention: Geoff Moore

                  Maura McLaughlin

or such other postal address or fax number as it may have notified to the other Party in writing in accordance with the provisions of this Clause 10.2.

(b)	Any notice or document shall be deemed to have been served:

(i)	if delivered by overnight delivery or by hand, at the time of delivery; or

(ii)	if sent by fax, at the time of termination of the fax transmission (provided that any notice received by facsimile transmission at the addressee’s location on any day that is not a Business Day, or on any Business Day after 5:00 pm (addressee’s local time), shall be deemed to have been received at 9:00 am (addressee’s local time) on the next Business Day).

10.3	Assignment

Neither Party shall assign all or any part of the benefit of, or rights or benefits under, this Agreement without the prior written consent of the other Party, provided that Actavis may assign any or all of its rights and interests hereunder to one or more of its Subsidiaries, provided the prior consent in writing has been obtained from the Panel in respect of such assignment, but no such assignment shall relieve Actavis of its obligations hereunder.

10.4	Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

10.5	Amendment

No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each of the Parties, except that following approval by the Warner Chilcott Shareholders or the Actavis Shareholders there shall be no amendment to the provisions hereof which by Law requires further approval by the Warner Chilcott Shareholders or the Actavis Shareholders without such further approval nor shall there be any amendment or change not permitted under applicable Law. Notwithstanding anything to the contrary herein, this Clause 10.5 and Clauses 9.1(c)(ii), 10.13(c) and 10.13(d) (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Clauses) and the definition of “Warner Chilcott Material Adverse Effect” may not be amended, supplemented, waived or otherwise modified without the prior written consent of the Financing Sources (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 10.5 and shall be entitled to the protections of the provisions contained in this Clause 10.5 as if they were a party to this Agreement).

10.6	Entire Agreement

This Agreement, together with the Confidentiality Agreement, the Expenses Reimbursement Agreement and any documents delivered by Actavis and Warner Chilcott in connection herewith, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between Actavis and Warner Chilcott with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall survive the execution and delivery of this Agreement.

10.7	Inadequacy of Damages

Each Party agrees that damages would not be an adequate remedy for any breach by it of this Agreement and accordingly each Party shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement.

10.8	Remedies and Waivers

No delay or omission by either Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.9	Severability

(a)	If any term, provision, covenant or condition of this Agreement or the Acquisition (including any such term, provision, covenant or condition that is expressly subject to the consent of a Relevant Authority) is held by a court of competent jurisdiction or other Relevant Authority to be invalid, void or unenforceable, the parties shall negotiate in good faith to modify this Agreement or, as appropriate, the terms and conditions of the Acquisition, so as to effect the original intent of the parties as closely as possible in an equitable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible in accordance with applicable law.

(b)	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(i)	The legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(ii)	The legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

10.10	No Partnership and No Agency

(a)	Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other co-operative entity between any of the Parties.

(b)	Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, either Party the agent of the other Party for any purpose. No Party has, pursuant to this Agreement, any authority or power to bind or to contract in the name of the other Party to this Agreement.

10.11	Further Assurance

Without limitation to the provisions of this Agreement, the Parties will, and will procure that each member of their respective Groups will, issue, execute or despatch such documentation in a timely fashion or take other actions as is necessary or desirable to facilitate the implementation of the Acquisition or the Merger or carry out the purposes of this Agreement.

10.12	Costs and Expenses

Save for:

(a)	the Panel’s document review fees (which shall be borne and discharged one half by Actavis, on behalf of Holdco, and one half by Warner Chilcott),

(b)	the costs of, and associated with, the filing, printing, publication and posting of the Joint Proxy Statement and the Form S-4 and any other materials required to be posted to Warner Chilcott Shareholders or Actavis Shareholders pursuant SEC rules or the Takeover Rules (which shall be borne and discharged one half by Actavis, on behalf of Holdco, and one-half by Warner Chilcott); and

(c)	the filing fees incurred in connection with notifications with any Relevant Authorities under any Antitrust Laws (which shall be borne and discharged one half by Actavis, on behalf of Holdco, and one half by Warner Chilcott);

each Party shall pay its own costs and expenses of and incidental to this Agreement, the Acquisition, the Merger and all other transactions contemplated hereby, except as otherwise provided in this Agreement.

10.13	Governing Law and Jurisdiction

(a)	This Agreement shall be governed by, and construed in accordance with, the Laws of Ireland; provided, however, that the Merger and matters related thereto shall, to the extent required by the Laws of the State of Nevada, be governed by, and construed in accordance with, the Laws of the State of Nevada.

(b)	Each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement shall therefore be brought in the courts of Ireland.

(c)	Notwithstanding the foregoing, each of the Parties hereto acknowledges and irrevocably agrees (i) that any Action (whether at law, in equity, in contract, in tort or otherwise) arising out of, or in any way relating to, this Agreement, any of the transactions contemplated by this Agreement, the Financing or the performance of services thereunder or related thereto against any Financing Source in its capacity as such shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defence of an inconvenient forum to the maintenance of, any such Action in any such court, (iv) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (v) that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such state that would result in the application of the laws of any other state or jurisdiction (other than sections 5-1401 and 5-1402 of the New York General Obligations Law) (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 10.13(c) and shall be entitled to enforce the provisions contained in this Clause 10.13(c) as if they were a party to this Agreement).

(d)	Each Party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated by this Agreement, the Financing, or the performance of services thereunder or related thereto (including any action, proceeding or counterclaim) against any Financing Source in its capacity as such, including but not limited to any Action described in Clause 10.13(c)(i) in any such court described in Clause 10.13(c)(i) (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 10.13(d) and shall be entitled to enforce the provisions contained in this Clause 10.13(d) as if they were a party to this Agreement).

10.14	Third Party Beneficiaries

Except:

(a)	as provided in Clause 7.3;

(b)	as provided in Clause 7.10;

(c)	as provided in Clause 9.1(c)(ii);

(d)	as provided in Clause 10.5;

(e)	as provided in Clause 10.13(c); and

(f)	as provided in Clause 10.13(d);

this Agreement is not intended to confer upon any person other than Warner Chilcott and the Actavis Parties any rights or remedies under or by reason of this Agreement.

10.15	Non survival of Representations and Warranties

None of the representations and warranties in this Agreement shall survive the Effective Time or the termination of this Agreement.

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

GIVEN under the common seal

of Warner Chilcott

Name:
Title:

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of

Actavis by its authorised signatory:

Name:
Title:

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of

[ ● ] by its authorised signatory:

Name:
Title: